As filed with the Securities and Exchange Commission on February 25, 2008
File No. 333-129830

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2
to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
GENERAL FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	6770	32-0163571
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

39 East Union Street
Pasadena, California 91103
(626) 584-9722
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ronald F. Valenta,
Chief Executive Officer
39 East Union Street
Pasadena, California 91103
(626) 584-9722
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher A. Wilson, Esq. General Counsel, Vice President & Secretary 39 East Union Street Pasadena, California 91103 (626) 584-9722 (626) 795-8090 — Facsimile	Alan B. Spatz, Esq. Troy Gould P.C. 1801 Century Park East, Suite 1600 Los Angeles, California 90067 (310) 553-4441 (310) 201-4746 — Facsimile

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.     ☑

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

     This Post-Effective Amendment No. 2 on Form S-1 contains an updated prospectus relating to shares of common stock issuable upon exercise of warrants included as part of the units sold to investors in the registrant’s initial public offering. This Post-Effective Amendment No. 2 on Form S-1 is being filed in compliance with Section 10(a)(3) of the Securities Act of 1933, as amended, which we refer to as the “Securities Act.” The prospectus included in this Post-Effective Amendment No. 2 supersedes and replaces in its entirety the prospectus dated April 5, 2006 that was filed pursuant to Rule 424(b)(3) with the SEC on April 5, 2006. All filing fees payable in connection with the registration of all of the foregoing securities were previously paid in connection with the filing of the original registration statement.

The information in this preliminary prospectus is not complete and may be changed. Warrant holders may not exercise their warrants until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is a post-effective amendment to our initial public offering pursuant to a prospectus dated April 5, 2006 and is not an offer to sell securities and is not soliciting an offer to buy these securities.

PROSPECTUS

Subject to Completion, dated February 25, 2008

GENERAL FINANCE CORPORATION

8,625,000 Shares of Common Stock

This prospectus relates to 8,625,000 shares of common stock issuable upon exercise of our warrants included as part of the units issued in our initial public offering pursuant to a prospectus dated April 5, 2006.

     Our units, warrants and common stock are listed on the American Stock Exchange or “AMEX” under the symbols “GFN.U,” “GFN.WS” and “GFN,” respectively. On February 22, 2008 on the American Stock Exchange, the closing price of the units was $11.20 per unit, the closing price of the warrants was $2.85 per warrant and the closing price of the common stock was $8.50 per share.

The purchase of our common stock, warrants and units involves a high degree of risk. You are urged to carefully read the “Risk Factors” section beginning on page 10 of this prospectus which describes specific risks and certain other information associated with an investment in our securities that you should consider before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 25, 2008.

PRELIMINARY NOTES

You should rely only on the information contained in or incorporated by reference into this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

References to “we”, “us,” “General Finance,” “GFN” or the “Company” are to General Finance Corporation and its consolidated subsidiaries. These subsidiaries include: GFN U.S. Australasia Holdings, Inc., a Delaware corporation which we refer to as “GFN U.S.;” GFN Australasia Holdings Pty Ltd., an Australian corporation which we refer to as “GFN Holdings;” GFN Australasia Finance Pty Ltd, an Australian corporation which we refer to as “GFN Finance;” and, RWA Holdings Pty Limited, an Australian corporation which we refer to as “RWA.” We refer to RWA and its subsidiaries collectively as “Royal Wolf.”

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference into this prospectus, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to in this prospectus as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, referred to in this prospectus as the Exchange Act. Forward-looking statements involve risks and uncertainties that could cause results or outcomes to differ materially from those expressed in the forward-looking statements. Forward-looking statements may include, without limitation, statements relating to our plans, strategies, objectives, expectations and intentions and are intended to be made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seek,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. The risks and uncertainties discussed in “Risk Factors” should be considered in evaluating General Finance’s forward-looking statements. You should not place undue reliance on our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. References to “we”, “us,” “General Finance,” “GFN” or the “Company” are to General Finance Corporation and its consolidated subsidiaries. These subsidiaries include: GFN U.S. Australasia Holdings, Inc., a Delaware corporation which we refer to as “GFN U.S.;” GFN Australasia Holdings Pty Ltd., an Australian corporation which we refer to as “GFN Holdings;” GFN Australasia Finance Pty Ltd, an Australian corporation which we refer to as “GFN Finance;” and RWA Holdings Pty Limited, an Australian corporation which we refer to as “RWA.” We refer to RWA and its subsidiaries collectively as “Royal Wolf.”

Company Overview

We are a holding company whose strategy and business plan is to acquire and operate specialty finance and equipment leasing businesses in the U.S., Europe, Australia and Asia. We plan to acquire growing businesses with strong management teams that earn attractive returns on equity. We will assist these managers by providing operational and acquisitions advice and access to capital.

We were incorporated in Delaware on October 2005 to serve as a vehicle to effect a business combination with one or more operating businesses. From inception through September 13, 2007, we were a development stage company. During that period we did not have any business or operations. Our activities were limited to raising capital in our initial public offering, which we refer to as our “IPO.” We focused on identifying and acquiring an operating business.

To date our only operating subsidiary is Royal Wolf.

Royal Wolf

On September 13, 2007, we acquired Royal Wolf. We paid $64.3 million to acquire Royal Wolf. The purchase price consisted of $44.7 million of cash and shares of common stock of GFN U.S., constituting 13.8% of the outstanding capital stock of GFN U.S. following the issuance. We issued the shares of common stock of GFN U.S. to Bison Capital Australia, L.P., which we refer to as “Bison Capital,” as one of the sellers of Royal Wolf. Following the acquisition, we own 86.2% of the outstanding capital stock of GFN U.S., and Bison Capital owns the remaining 13.8% of the outstanding capital stock of GFN U.S. Through its indirect subsidiary GFN Finance, GFN U.S. owns all of the outstanding capital stock of Royal Wolf.

Royal Wolf is the leading provider in Australia of portable storage containers, portable container buildings and freight containers, which we refer to collectively as “storage container products.” Royal Wolf leases and sells storage container products through its 17 customer service centers, which we refer to as “CSCs,” located in every state in Australia. We believe Royal Wolf has the largest lease fleet of storage container products in Australia. Royal Wolf is the only portable container lease and sales company with CSCs in all major business centers in Australia and, as such, is the only storage container products company in Australia with a national infrastructure and work force.

Royal Wolf’s storage container products are used by a broad range of industries. Our storage container products provide secure, accessible temporary storage for a diverse client base of over 12,000 large and small customers who conduct business in industries that include mining, road and rail, construction, moving and storage, manufacturing, transportation and defense. Our customers use our products for a wide variety of storage applications, including retail and manufacturing inventory, construction materials and equipment, documents and records and household goods.

We are pursuing a strategy focused on growing our leasing operations. Historically, Royal Wolf’s revenue mix has been over 67% sales and under 33% leasing. We believe a leasing business with a fleet of storage container products has the following advantages:

•	recurring revenues from leases with an average duration of more than 12 months;

•	monthly lease rates that recoup our unit investment within an average of 30 months;

•	long useful asset lives exceeding 25 years with low maintenance and high residual values;

•	the ability to leverage the relatively fixed costs of our CSCs to service a large fleet of storage container products; and

•	incremental leasing operating margins in excess of 50%.

Industry Overview

The storage industry includes two principal segments, fixed self-storage and portable storage. The fixed self-storage segment consists of permanent structures located away from customer locations used primarily by consumers to temporarily store excess household goods. We do not participate in the fixed self-storage segment.

The portable storage segment, in which we operate, differs from the fixed self-storage segment in that it brings the storage solution to the customer’s location and addresses the need for secure, temporary storage with immediate access to the storage unit. Many of our customers are businesses. The advantages of portable storage include convenience, immediate accessibility, better security and low costs. In contrast to fixed self-storage, the portable storage segment is primarily used by businesses.

We believe the domestic storage container industry in Australia has developed into a stable market analogous to the marine container business 20 or 25 years ago. Marine containerization displaced less efficient and more expensive specialized equipment. We believe portable storage containers are achieving increased market share in Australia compared to the other options because of an increasing awareness that containers provide ground level access, durable protection against damage caused by wind or water and custom modifications tailored to customers’ specific uses.

Business Strengths of Royal Wolf

Royal Wolf is the leading provider of storage container products in Australia. We believe this leading position is based upon the following strengths:

• Market Leader. With a lease fleet of approximately 21,000 storage container products, a sales inventory of approximately 2,000 storage container products and 17 CSCs located in every state in Australia, we believe Royal Wolf is the market leader in Australia for storage container products.

• Diverse Customer Base. Our portable units provide secure, accessible temporary storage for a diverse client base of over 12,000 customers that include large and small mining companies, road and rail businesses, construction companies, moving and storage providers, manufacturers, transportation businesses and the Australian military.

• Experienced Management Team. Royal Wolf has an experienced senior management team. Robert Allan, the chief executive officer of Royal Wolf, has 23 years of experience in the equipment leasing industry. The ten members of the senior management team of Royal Wolf have an average of over 13 years of experience in the equipment leasing industry. We believe the experience of this management team will be critical to growing Royal Wolf’s business.

Business Strategy

Royal Wolf’s business strategy consists of the following:

   Focus on Portable Storage Leasing Business.   We focus on growing our core leasing business because it provides predictable, recurring revenue and high margins. We believe that we can generate substantial demand for our storage container products throughout Australia. Our leasing revenues grew from $12.4 million in the year ended December 31, 2004 to $21.5 million in the year ended June 30, 2007, reflecting a compound annual growth rate of over 20%. The container storage and portable building industry is relatively undeveloped in Australia. We believe the undeveloped nature of the market presents significant growth opportunities for Royal Wolf. Although use of our storage container products is increasing, we believe there are many more uses for our storage container products still to be developed. Royal Wolf’s market opportunity is to fully develop and service these applications.

Generate Strong Internal Growth.   We define internal growth as increases in lease revenues on a year-over-year basis at our branch locations in operation for at least one year, without inclusion of leasing revenue attributed to same-market acquisitions. We continue to focus on increasing the number of storage container units we lease from our existing branches to both new and repeat customers as well as adopting the billing methodologies that are represented in the U.S. and U.K. markets, such as billing in advance, a 28-day billing cycle and a damage waiver program. Historically, we have been able to generate strong internal growth within our existing markets through sales and marketing programs designed to increase brand recognition, expand market awareness of the uses of portable storage and differentiate our products from our competitors.

Launch Enhanced and Innovative Products.   We continue to enhance our existing products to meet our customers’ needs and requirements. We have introduced new products and features that expand the applications and overall market for our storage products. For example, in 2005 we introduced a 10-foot purpose built storage unit that has proven to be a popular product with our customers. We also introduced in 2005 a new accommodation unit used in mining camps.

Leverage our Infrastructure through Acquisitions.   Our branch network infrastructure, with its broad geographic coverage, is capable of taking on additional volume at minimal levels of additional fixed cost. Our objective is to increase our business by organically growing the lease fleet in these locations as well as adding volume through acquisitions. “Tuck in” acquisitions which add lease fleet to existing branches or adding newly acquired fleets with branch locations in better locations can be a very effective way of leveraging our infrastructure. In addition, the corporate infrastructure of Royal Wolf is capable of managing existing fleets and locations in geographies outside of Australia, but within Asia-Pacific.

We began to implement this strategy on November 15, 2007 when we announced the acquisition of GE SeaCo Australia Pty Ltd., which we refer to as “GE Seaco,” in which we paid $17.9 million to acquire substantially all of the assets of GE SeaCo. The acquisition added more than 6,300 containers to Royal Wolf’s fleet, of which 4,600 units are leased by approximately 200 mid-sized businesses and approximately 20 national accounts serving such industries as road and rail, moving and storage and logistics. GE SeaCo exited the domestic container leasing market in Australia after 25 years through this transaction and the simultaneous sale of its tank container business. Royal Wolf assumed agreements in connection with the acquisition, including several depot and agency contracts and an agreement to purchase storage containers from affiliates of GE Seaco.

Additional Information

Our principal executive offices are located at 39 East Union Street, Pasadena, California 91103 and our telephone number is (626) 584-9722.

THE OFFERING

Securities offered	8,625,000 shares of common stock issuable upon exercise of our warrants included as part of the units issued in our initial public offering pursuant to a prospectus dated April 5, 2006.

Common stock:

Number of shares outstanding before this offering:	1,875,000 shares

Number of shares to be outstanding after this offering:	9,690,099 shares

Warrants:

Number outstanding before the offering and the private placement:	0 warrants

Number to be outstanding after the offering and the private placement:
10,458,333 warrants, including 583,333 warrants which Ronald F. Valenta and John O. Johnson purchased in a private placement on April 10, 2006 and 500,000 warrants issued to Bison Capital on September 13, 2007 in connection with the acquisition of Royal Wolf.

Exercisability	Each warrant is exercisable for one share of common stock.

Exercise price	$6.00

Exercise period	The warrants will become exercisable upon the effective date of this post-effective amendment.

The warrants will expire at 5:00 p.m., Los Angeles time, on April 5, 2010 or earlier upon redemption.

Use of Proceeds
We will receive $6.00 for each warrant exercised into a share of common stock. These proceeds will fund our working capital and other general corporate purposes, including possible acquisitions of businesses.

Redemption
We may redeem the outstanding warrants (including any warrants issued upon exercise of the unit purchase option) at any time after the warrants become exercisable and with the prior consent of the representative:

• in whole and not in part;

• at a price of $.01 per warrant;

• upon a minimum of 30 days’ prior written notice of redemption; and

• if, and only if, the last sales price of our common stock equals or exceeds $11.50 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption.

We have established the above conditions to our exercise of redemption rights to provide (i) warrant holders with adequate notice of exercise only after the then-prevailing common stock price is substantially above the warrant exercise price and (ii) a sufficient differential between the then-prevailing common stock price and the warrant exercise price so there is a buffer to absorb the market reaction, if any, to our redemption of the warrants. If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder can exercise his or her warrant prior to the scheduled redemption date.

Since we may redeem the warrants only with the prior written consent of the representative and the representative may hold warrants subject to redemption, the representative may have a conflict of interest in determining whether or not to consent to such redemption. We cannot assure you that the representative will consent to such redemption if it is not in its best interest, even if it is in our best interest.

AMEX symbols for our:

Common stock	GFN

Risks
You should carefully consider the information set forth in the section entitled “Risk Factors” beginning on page 10 of this prospectus so that you can understand the risks associated with an investment in our securities.

SELECTED FINANCIAL DATA

The summary historical consolidated financial data set forth below are derived from the audited consolidated financial statements of Royal Wolf (as our Predecessor) for the years ended June 30, 2007 and 2006, the six months ended June 30, 2005 and the year ended December 31, 2004; and from our unaudited condensed consolidated financial statements for the six months ended December 31, 2006 (Predecessor), the period from July 1, to September 13, 2007 (Predecessor) and the six months ended December 31, 2007 (Successor). The summary historical financial data for the periods ended December 31, 2007 and 2006 are derived from our unaudited consolidated financial statements, have been prepared on the same basis as the audited consolidated financial statements referred to above and, in the opinion of management, include all significant normal, recurring adjustments necessary to state fairly the data included therein in accordance with generally accepted accounting principles in the United States (“GAAP”) for interim financial information. Interim results are not necessarily indicative of the results to be expected for any other interim period or any fiscal year. The financial information set forth below should be read in conjunction with the audited consolidated financial statements and related notes, the unaudited condensed consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” all included elsewhere in this registration statement.

The information as of and for the year ended December 31, 2003 was derived from the audited financial statements of Royal Wolf Trading Australia Pty Limited, or RWT, Royal Wolf’s principal operating subsidiary.

Consolidated Statement of Operations Information:

	Predecessor					Predecessor		Successor
			Six Months			Six Months	Period from	Six Months
	Year Ended		Ended	Year Ended		Ended	July 1, to	Ended
	December 31,		June 30,			December 31,	September 13,	December 31,
	2003	2004	2005	2006	2007	2006	2007	2007
	(In thousands of dollars)
Sale of containers	$16,947	$26,141	$13,563	$34,473	$52,929	$23,308	$10,944	$25,476
Leasing of containers	8,540	12,351	7,224	15,921	21,483	10,234	4,915	8,775
	25,487	38,492	20,787	50,394	74,412	33,542	15,859	34,251
Operating income	1,447	2,926	560	2,412	4,672	197	1,530	3,145
Other income (expense), net	1,596	(2,242)	(662)	(2,626)	(3,870)	(1,729)	(1,062)	1,249
Income (loss) before provision for income taxes and minority interest	3,043	684	(102)	(214)	802	(1,532)	468	4,394
Net income (loss)	2,244	284	(177)	(428)	312	(2,149)	288	2,719

Consolidated Balance Sheet Information:

	Predecessor					Successor
	December 31,		June 30,			December 31,
	2003	2004	2005	2006	2007	2007
						(Unaudited)
	(In thousands of dollars)
Trade and other receivables, net	$3,901	$5,479	$6,002	$7,451	$13,322	$18,649
Inventories	2,908	1,669	3,066	5,460	5,472	16,795
Container for lease fleet, net	13,080	17,511	19,644	27,773	40,928	66,469
Total assets	24,953	30,728	35,930	47,903	68,788	165,210
Total current liabilities	9,009	11,070	8,997	16,580	20,859	25,264
Long-term debt and obligations, net	11,432	16,081	22,993	27,155	33,811	65,085
Net assets	4,322	3,165	3,586	3,018	13,040	64,783

MARKET PRICES

Our units, common stock and warrants are listed on the American Stock Exchange under the symbols “GFN.U,” “GFN” and “GFN.WS,” respectively. The following table sets forth for the periods indicated the range of high and low sales prices for the units, since the units commenced trading on April 10, 2006, and for the common stock and warrants, since the common stock and warrants commenced public trading separately on June 13, 2006:

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low
FY 2008:

Third Quarter (through February 22, 2008)	$12.15	$11.20	$9.05	$8.25	$3.24	$2.70

Second Quarter	$13.70	$10.00	$9.89	$7.90	$4.05	$2.20

First Quarter	$10.05	$8.80	$8.00	$7.43	$2.20	$1.60

FY 2007:

Fourth Quarter	$9.75	$9.00	$7.95	$7.56	$1.96	$1.45

Third Quarter	$9.60	$8.50	$7.95	$7.46	$1.80	$1.10

Second Quarter	$8.00	$7.81	$7.70	$7.22	$1.15	$0.62

First Quarter	$8.45	$7.75	$7.36	$7.22	$0.85	$0.63

FY 2006:

Fourth Quarter	$8.06	$7.75	$7.35	$7.24	$0.80	$0.63

Record Holders

As of February 22, 2008, there were eight stockholders of record of our common stock. We believe that there are hundreds of beneficial owners of our common stock, units and warrants.

Dividend Policy

We have not paid any dividends on our common stock to date. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our board of directors. It is the present intention of our Board of Directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should consider carefully all of the risks described below, together with the other information contained in this prospectus, before making a decision to invest in our units.

          Risks Related to Our Business

GFN’s overall financial results will be affected by the relative value of the Australian dollar to the U.S. dollar and may be affected by other currencies with future acquisitions

While the past two years have seen gains in the Australian dollar relative to the U.S. dollar there is a likelihood that that trend will reverse. If the Australian dollar loses value against the U.S. dollar then the value of the operating results and the value of the investment in Australia will decline for financial reporting purposes and our overall financial results will be diminished. Future acquisitions in other countries will further impact the currency exchange impact on our financial results and may not be offset by the blending of U.S. dollar-based acquisitions.

Sales of storage container units constitute a significant portion of Royal Wolf’s revenues. Failure to continue to sell units at historic levels could adversely affect our financial results and our ability to grow.

Sales of storage units and related modification revenues constituted approximately 71% of Royal Wolf total revenues for the year ended June 30, 2007. Revenues from sales of storage units have a material impact on our financial results and our ability to service our debt. Further, the funding of the growth of the lease fleet is dependent upon the sales of storage container units to take advantage of business and growth opportunities available to it.

The failure of Royal Wolf to achieve its business strategy of increasing its leasing revenue could adversely affect the predictability of our quarterly earnings results and adversely affect our results of operations.

Historically, sales generated over 67% of Royal Wolf’s revenue and leasing generated under 33% of Royal Wolf’s revenue. We are pursuing a strategy of increasing revenue generated from leasing operations. Revenues generated from sales can vary greatly from quarter to quarter, while revenue from leasing operations is more predictable. If we are not successful in increasing the percentage of our revenues generated by our leasing operations, our results of operations may vary greatly quarter to quarter, and would therefore be less predictable. In addition, if we are not successful in increasing the percentage of our revenues from our leasing operations, our results of operations may be adversely affected.

General or localized economic downturns or weakness may adversely affect Royal Wolf’s customers, in particular those in the mining and moving and storage industries, which may reduce demand for Royal Wolf’s products and services which would negatively impact our future revenues and results of operations.

A significant portion of Royal Wolf’s revenues is derived from customers in industries and businesses that are cyclical in nature and subject to changes in general economic conditions, including the mining and moving and storage industries, which constituted approximately 10% and 8%, respectively, of Royal Wolf’s revenues in the fiscal year ended June 30, 2007. Although we believe the variety of Royal Wolf’s products, the breadth of its customer base and its geographic diversity throughout Australia reduces its exposure to economic downturns, general economic downturns or localized downturns in markets where its operates could reduce demand for Royal Wolf’s products and negatively impact our future revenues and results of operations.

Royal Wolf faces significant competition in the portable buildings industry and regional competition in the portable storage market. Royal Wolf also faces potentially significant competition from modular industry companies who have portable storage offerings, especially from several national competitors in Australia who have greater financial resources and pricing flexibility than Royal Wolf does. If Royal Wolf is unable to compete successfully in these industries, it could lose customers and our future revenues could decline.

Although Royal Wolf’s competition varies significantly by market, the portable buildings market in which Royal Wolf competes is dominated by three or four large participants and is highly competitive. In addition, Royal Wolf competes with a number of large to mid-sized regional competitors, as well as many smaller, full and part-time operators in many local regions. The modular space industry is highly competitive and almost all of the competitors have portable storage product offerings. The primary modular national competitors with portable storage offerings are less leveraged than Royal Wolf, and have greater financial resources and pricing flexibility than Royal Wolf does. If they focus on portable storage, Royal Wolf could lose customers and our future revenues could decline. If Royal Wolf is unable to compete successfully in these markets, it could lose customers and our future revenues could decline.

Our customers lease our storage container products on a month-to-month basis, and our results of operations could be adversely affected by a downturn in economic activity.

Should a significant number of Royal Wolf’s storage container products be returned by customers during a short period of time, Royal Wolf would have to lease to new customers a large supply of units at similar rates in order to maintain historic revenues from these operations. Royal Wolf’s failure to effectively lease to new customers a large influx of units returned by customers from leases could have a material adverse effect on our results of operations.

Our ability to be successful may depend on the efforts of Ronald F. Valenta and John O. Johnson.

Mr. Valenta has significant experience and contacts in owning, operating and acquiring companies in the business of equipment sales and leasing, our present business. Mr. Johnson has significant experience in acquisitions, and part of our strategy is to acquire additional businesses engaged in equipment sales and leasing. Neither Mr. Valenta nor Mr. Johnson has an employment agreement with us, and they are not currently compensated for their services, although Mr. Valenta and Mr. Johnson beneficially own approximately 24.1% and 6.7%, respectively, of our outstanding common stock. They have also advised our Board of Directors that they would serve in their current capacities without compensation until the earlier of June 30, 2008 or such time as Royal Wolf achieves annualized earnings before interest, income taxes, depreciation and amortization, which we refer to as “EBITDA,” of $20 million or we achieve a company-wide total annualized EBITDA of $40 million.

The supply and cost of used ocean-going containers fluctuates, which fluctuation could affect Royal Wolf’s pricing and our ability to grow.

Royal Wolf currently purchases, refurbishes and modifies used ocean-going containers in order to replenish and expand its lease fleet. Various freight transportation companies, freight forwarders and commercial and retail storage companies also purchase used ocean-going containers. Many of these other companies have greater financial resources than Royal Wolf does. As a result, if the number of available containers for sale decreases, these competitors may be better able to absorb an increase in the cost of containers. If used ocean-going container prices increase substantially, Royal Wolf may not be able to purchase enough new units to maintain or increase the size of its fleet. These price increases also could increase Royal Wolf’s acquisition costs and operating expenses and adversely affect our results of operations and reduce our earnings. Conversely, an oversupply of used ocean-going containers may cause container prices to fall, which may result in competitors then lowering the lease rates on their storage units. As a result, Royal Wolf may need to lower its lease rates to remain competitive, which would cause our future revenues to decline.

Because our customers lease our storage container products on a month-to-month basis, we could be adversely affected by an economic downturn. Should a significant number of Royal Wolf’s lease units be returned during any short period of time, Royal Wolf would have to lease to new customers a large supply of units at similar rates in order to maintain historic revenues from these operations. Royal Wolf’s failure to effectively remarket a large influx of units returning from leases could have a material adverse effect on our results of operations.

Governmental regulations could impose substantial costs and restrictions on Royal Wolf’s operations that could harm our future results of operations.

Royal Wolf is subject to various Australian federal, state and local environmental, transportation, health and safety laws and regulations in connection with its operations. Any failure to comply with these laws or regulations could result in capital or operating expenditures or the imposition of severe penalties or restrictions on its operations. In addition, these laws and regulations could change in a manner that materially and adversely affects Royal Wolf’s ability to conduct its business. More burdensome regulatory requirements in these or other areas may increase our general and administrative costs. If Royal Wolf is unable to pass these increased costs on to its customers, our future operating results could be negatively impacted.

Royal Wolf may not be able to facilitate its growth strategy by identifying or completing transactions with attractive acquisition candidates, which could impair the growth and profitability of its business.

Since December 2005, Royal Wolf has completed five acquisitions. An important element of our growth strategy for Royal Wolf is to continue to seek additional acquisitions in order to add new leasing customers within existing geographic markets and branch locations, and to expand Royal Wolf’s operations into new markets. Any future growth through acquisitions will be partially dependent upon the continued availability of suitable acquisition candidates at favorable prices, upon advantageous terms and conditions and upon successful integration of the acquired businesses. However, future acquisitions may not be available at advantageous prices or upon favorable terms and conditions. In addition, acquisitions involve risks that the businesses acquired will not perform in accordance with expectations, that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect, that the acquired businesses may not be integrated successfully and that the acquisitions may strain Royal Wolf’s management resources. Future acquisitions and any necessary related financings also may involve significant transaction-related expenses. If Royal Wolf is unable to complete additional acquisitions or successfully integrate any businesses that it does acquire, our future growth and operating results would be adversely impacted. There is no assurance that we or Royal Wolf will be able to identify, negotiate or complete any future acquisitions, or, if completed that any such acquisitions will be successful.

Failure to retain key personnel could adversely affect Royal Wolf’s operations and could impede our ability to execute our business plan and growth strategy.

Royal Wolf is managed largely by its existing officers, including Robert Allan, its Chief Executive Officer, and Peter McCann, its Chief Financial Officer. The continued success of Royal Wolf will depend largely on the efforts and abilities of these executive officers and certain other key employees. The ten members of the senior management team of Royal Wolf have an average of over 13 years of experience in the equipment leasing industry. These officers and employees have knowledge and an understanding of Royal Wolf and its industry that cannot be readily duplicated. Each of Messrs. Allan and McCann has an employment agreement which is terminable under certain circumstances upon notice to him. The loss of any member of Royal Wolf’s senior management team could impair our ability to execute our business plan and growth strategy, cause a loss of customers, reduce revenues and adversely affect employee morale.

Any failure of Royal Wolf’s management information systems could disrupt our business and result in decreased lease or sale revenues and increased overhead costs, which could negatively impact our results of operations.

Royal Wolf depends on its management information systems to actively manage its lease fleet, control new unit capital spending and provide fleet information, including leasing history, condition and availability of our units. These functions enhance Royal Wolf’s ability to optimize fleet utilization, lease fleet condition and redeployment. The failure of Royal Wolf’s management information systems to perform as we anticipate could disrupt its business and could result in, among other things, decreased leases or sales and increased overhead costs, which could negatively impact our results of operations.

A write-off of all or a part of our goodwill and intangibles would hurt our operating results and reduce our stockholders’ equity.

As a result of our acquisition of Royal Wolf, we recorded significant intangible assets related to goodwill and customer lists, which represent the excess of the total purchase price of the acquisitions over the fair value of the net assets acquired. We are not permitted to amortize goodwill under the U.S. accounting standards and instead are required to review goodwill and other intangibles at least annually for impairment. In the event impairment is identified, a charge to earnings would be recorded. Although it does not affect our cash flow, a write off in future periods of all or a part of our goodwill or intangibles would hurt our operating results and stockholders’ equity. We are unable to currently estimate if and when it may become necessary to write off goodwill or intangibles or the effect such a write off may have on our financial results or the market prices of our securities.

Significant increases in raw material costs could increase our operating costs significantly and harm our stockholders’ equity.

Royal Wolf purchases raw materials, including metals, lumber, siding and roofing and other products, to perform periodic refurbishment of its units and to modify containers to its customers’ requirements. During periods of rising prices for raw materials, and in particular when the prices increase rapidly or to levels significantly higher than normal, we may incur significant increases in our operating costs and may not be able to pass price increases through to our customers in a timely manner, which could harm our future results of operations.

Failure by Chinese manufacturers to sell and deliver products to Royal Wolf in timely fashion may harm Royal Wolf’s reputation and our financial condition.

Royal Wolf currently purchases new storage container products directly from container manufacturers in China. Although Royal Wolf is not dependent on any one manufacturer and is able to purchase products from a variety of suppliers, the failure of one or more of its suppliers to timely manufacture and deliver containers to Royal Wolf could adversely affect its operations. Royal Wolf purchases new storage container products under purchase orders issued to container manufacturers, which the manufacturers may or may not accept or be able to fill. Royal Wolf has no contracts with any supplier. If these suppliers do not timely fill Royal Wolf’s purchase orders, or do not properly manufacture the ordered products, our reputation and financial condition also could be harmed.

We may need additional debt or equity to sustain our growth, but we do not have commitments for such funds.

We finance our growth through a combination of borrowings, cash flow from operations, and equity financing. Our ability to continue growing at the pace we have historically grown will depend in part on our ability to obtain either additional debt or equity financing. The terms on which debt and equity financing is available to us varies from time to time and is influenced by our performance and by external factors, such as the general economy and developments in the market, that are beyond our control. Also, additional debt financing or the sale of additional equity securities may cause the market price of our common stock to decline. If we are unable to obtain additional debt or equity financing on acceptable terms, we may have to curtail our growth by delaying new branch openings, or, under certain circumstances, lease fleet expansion.

Some zoning laws restrict the use of Royal Wolf’s storage container units and therefore limit its ability to offer its products in all markets.

Most of Royal Wolf’s customers use Royal Wolf’s storage container units to store goods on their own properties. Local zoning laws in some of Royal Wolf’s geographic markets prohibit customers from maintaining portable storage units on their properties or require that portable storage units be located out of sight from the street. If local zoning laws in one or more of Royal Wolf’s geographic markets were to ban or restrict portable storage units stored on customers’ sites, Royal Wolf’s business in that market will suffer.

Unionization by some or all of Royal Wolf’s employees could cause increases in operating costs.

Royal Wolf’s employees are not presently covered by collective bargaining agreements. However, from time to time various unions have attempted to organize some of Royal Wolf’s employees. We are unable to predict the outcome of any continuing or future efforts to organize Royal Wolf’s employees, the terms of any future labor agreements, or the effect, if any, those agreements might have on our operations or financial performance

We may not take certain actions with respect to Royal Wolf without the written consent of Bison Capital, as the holder of 13.8% of the outstanding capital stock of GFN U.S., which indirectly owns Royal Wolf.

We have entered into a shareholders agreement with Bison Capital with respect to our 86.2% and Bison Capital’s 13.8% ownership interest in GFN U.S., which indirectly owns Royal Wolf. Under the shareholders agreement, neither GFN U.S. nor Royal Wolf may take certain actions without the written consent of Bison Capital, including, without limitation, selling material assets outside the ordinary course of business, entering into transactions with GFN, issuing capital stock to GFN without offering a pro rata share to Bison Capital, issuing capital stock to a third party, issuing subordinated debt to any person without offering Bison its pro rata share, paying dividends or make other payments to GFN (other than up to AUS $1 million per year for administration and overhead expenses), changing the nature of the business, merging with any person that results in a change of control, or acquiring any business if the purchase price and assumed debt exceeds $10 million.

Under our shareholders agreement with Bison Capital, we have agreed to acquire businesses in competition with Royal Wolf in certain geographic territory solely through Royal Wolf.

Under our shareholders agreement with Bison Capital, we have agreed to acquire businesses engaged in the sale and lease of portable storage containers, portable container buildings and freight containers in certain geographic territory solely through Royal Wolf. The geographic territory is that part of the world south of Guam, west of Hawaii and east of Viet Nam.

Covenants in our debt instruments restrict or prohibit our ability to engage in or enter into a variety of transactions.

The agreements governing our secured senior subordinated note with Bison Capital and our secured credit facility with Australian and New Zealand Banking Group Limited contain various covenants that may limit our discretion in operating our business. In particular, we are limited in our ability to merge, consolidate or transfer substantially all of our assets, issue preferred stock of subsidiaries and create liens on our assets to secure debt. In addition, if there is default, and we do not maintain certain financial covenants or we do not maintain borrowing availability in excess of certain pre-determined levels, we may be unable to incur additional indebtedness, make restricted payments (including paying cash dividends on our capital stock) and redeem or repurchase our capital stock.

Our secured credit facility requires us, under certain limited circumstances, to maintain certain financial ratios and limits our ability to make capital expenditures. These covenants and ratios could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations. Breach of a covenant in our debt instruments could cause acceleration of a significant portion of our outstanding indebtedness. Any future debt could also contain financial and other covenants more restrictive than those imposed under the agreements governing the secured senior subordinated note, and the secured credit facility.

A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under that instrument and, due to cross-default and cross-acceleration provisions, could result in a default under our other debt instruments. Upon the occurrence of an event of default under the secured credit facility or any other debt instrument, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them, if any, to secure the indebtedness. If the lenders under our current or future indebtedness accelerate the payment of the indebtedness, we cannot assure you that our assets or cash flow would be sufficient to repay in full our outstanding indebtedness.

The amount we can borrow under our secured credit facility depends in part on the value of the portable storage units in our lease fleet. If the value of our lease fleet declines, the amount we are able to borrow may decline. We are required to satisfy several covenants with our lenders that are affected by changes in the value of our lease fleet. We would breach some of these covenants if the value of our lease fleet drops below specified levels. If this happens, we may not be able to borrow the amounts we need to expand our business, and we may be forced to liquidate a portion of our existing fleet.

GFN or its subsidiaries’ operations may not be able to generate sufficient cash flows to its meet debt service obligations.

GFN or its subsidiaries’ ability to make payments on its indebtedness will depend on its ability to generate cash from operations. The business may not generate sufficient cash flow from operations to enable it to repay GFN or its subsidiaries’ indebtedness and to fund other liquidity needs, including capital expenditure requirements. The indebtedness to be incurred by GFN or its subsidiaries under the secured credit facility will bear interest at variable rates, and therefore if interest rates increase, GFN or its subsidiaries’ debt service requirements will increase. In such case, GFN or its subsidiaries may need to refinance or restructure all or a portion of its indebtedness on or before maturity. GFN or its subsidiaries may not be able to refinance any of its indebtedness, including the new credit facility, on commercially reasonable terms, or at all. If GFN or its subsidiaries cannot service or refinance its indebtedness, it may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, any of which could have a material adverse effect on our operations and financial condition.

If we fail to maintain effective systems for disclosure controls and internal controls over financing reporting as a result of the RWA acquisition, we may be unable to comply with the requirements of Section 404 of the Sarbanes Oxley Act of 2002 in a timely manner.

When we acquired Royal Wolf we acquired the stock of a foreign private company that had not previously provided public reporting on basis of United States generally accepted accounting principles. We therefore face the risk that deficiencies and weaknesses in internal controls over financial reporting may be identified during the transition phase to a public reporting business.

Section 404 of the Sarbanes-Oxley Act of 2002 will require us to document and test the effectiveness of our internal controls over financial reporting in accordance with an established internal control framework and to report on its conclusion as to the effectiveness of its internal controls. An independent registered public accounting firm will also be required to test, evaluate and report on the completeness of our assessment. We may incur significant costs to comply with these controls and procedure related requirements. If we discover areas of its internal controls that need improvement, we cannot be certain that any remedial measures taken will ensure that we implement and maintain adequate internal controls over financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could harm our operating results or cause us to fail to meet our reporting obligations.

Ronald F. Valenta and John O. Johnson allocate some portion of their time to other businesses, which could cause conflicts of interest in their allocation of time to our affairs. These conflicts of interest could have a negative impact on our ability to function as an operating company and consummate future acquisitions.

Neither Ronald F. Valenta, our Chief Executive Officer, nor John O. Johnson, our Chief Operating Officer, devotes or is required to devote his full time to our affairs. This could create a conflict of interest when allocating their time between our operations and their other commitments. These executive officers are engaged in several other business endeavors and are not obligated to devote any specific number of hours to our affairs. If these executive officers’ other business affairs require them to devote substantially more time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to function as an operating company and consummate future business combinations.

Ronald F. Valenta is affiliated with two companies in the specialty finance business, which could create a conflict of interest in decisions affecting our business.

Ronald F. Valenta, a director and our Chief Executive Officer, is also affiliated with two companies in the specialty finance industry. He is a director of Mobile Services Group, Inc., a portable storage company he founded in 1988, and the Chairman of the Board of Directors of Mobile Office Acquisition Corporation, the parent company of Pac-Van, Inc., a U.S. office modular and portable storage company.

Risks Associated with Future Acquisitions

To complete future business combinations, we may issue shares of our capital stock that would reduce the equity interest of our stockholders and could cause a change in control of our ownership, or incur debt, which could adversely affect our financial condition.

Our certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock and up to 1,000,000 shares of preferred stock. At December 31, 2007, there were 78,651,568 authorized shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and options that may be issued under our 2006 Stock Option Plan).

If we seek to consummate future business combinations, we may be required to issue a substantial number of additional shares of our common or preferred stock, or a combination of common and preferred stock, to complete the other business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

•	may significantly reduce the equity interest of investors;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to our common stock;

•
will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

In addition, we may incur substantial debt to complete another business combination. The incurrence of debt could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to repay our debt obligations;

•
acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if certain covenants that require the maintenance of certain financial ratios or reserves are breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain necessary additional financing if the debt security instrument covenants restricting our ability to obtain such financing while the debt instrument is outstanding.

While part of our business strategy is to acquire additional businesses, there is no assurance that we will be able to identify businesses that we can acquire upon terms we believe acceptable, or if such acquisitions require additional financing, that we could obtain such additional financing.

If we do seek to complete other acquisitions, we cannot ascertain the capital requirements for other future transactions. We cannot assure you that, if required, additional financing will be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular acquisition, we would be compelled to either restructure the transaction or abandon that particular acquisition. In addition, if we consummate a future acquisition, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing may impact the continued development or growth of the target business.

Our growth plan includes the expansion of Royal Wolf’s operations into markets outside of Australia, including Asia/Pacific markets. Such international expansion may not prove successful, and may divert significant capital, resources and management’s time and attention and adversely affect Royal Wolf’s on-going operations in Australia.

To date, Royal Wolf has conducted all of its business within Australia. However, Royal Wolf has plans to enter international markets, including the Asia/Pacific market, in the future, which will require substantial amounts of management time and attention. Royal Wolf’s products and its overall marketing approach may not be accepted in other markets to the extent needed to make its international expansion profitable. In addition, the additional demands on its management from these activities may detract from Royal Wolf’s efforts in the Australian market and adversely affect its operating results in its principal market. Any international expansion will expose Royal Wolf to the risks normally associated with conducting international business operations, including unexpected changes in regulatory requirements, changes in foreign legislation, possible foreign currency controls, currency exchange rate fluctuations or devaluations, tariffs, difficulties in staffing and managing foreign operations, difficulties in obtaining and managing vendors and distributors, potential negative tax consequences and difficulties collecting accounts receivable.

Royal Wolf’s planned growth could strain our management resources, which could disrupt our development of new Royal Wolf CSCs.

  Our future performance will depend in large part on our ability to manage Royal Wolf’s planned growth. Royal Wolf’s growth could strain our existing management, human and other resources. To successfully manage this growth, we must continue to add managers and employees and improve Royal Wolf’s operating, financial and other internal procedures and controls. We also must effectively motivate, train and manage Royal Wolf’s employees. If we do not manage Royal Wolf’s growth effectively, some of its new CSCs and acquisitions may lose money or fail, and we may have to close unprofitable locations. Closing a CSC would likely result in additional expenses that would adversely affect our future operating results.

Future acquisitions of businesses could subject us to additional business, operating and industry risks, the impact of which cannot presently be evaluated, and could adversely impact our capital structure.

We intend to pursue additional acquisition opportunities in an effort to diversify our investments and/or grow our business. Any business we acquire may cause us to be affected by numerous risks inherent in the acquired business’s operations. If we acquire a business in an industry characterized by a high level of risk, we may be affected by the currently unascertainable risks of that industry. Although our management will endeavor to evaluate the risks inherent in a particular industry or target business, we cannot assure you that we will be able to properly ascertain or assess all of the significant risk factors.

In addition, the financing of any acquisition we complete could adversely impact our capital structure as any such financing would likely include the issuance of additional equity securities and/or the borrowing of additional funds. The issuance of additional equity securities may significantly reduce the equity interest of our stockholders and/or adversely affect prevailing market prices for our common stock. Increasing our indebtedness could increase the risk of a default that would entitle the holder to declare all of such indebtedness due and payable and/or to seize any collateral securing the indebtedness. In addition, default under one debt instrument could in turn permit lenders under other debt instruments to declare borrowings outstanding under those other instruments to be due and payable pursuant to cross default clauses. Accordingly, the financing of future acquisitions could adversely impact our capital structure and your equity interest in our company.

Except as required by law or the rules of any securities exchange on which our securities might be listed at the time we seek to consummate a subsequent acquisition, you will not be asked to vote on any such proposed acquisition and no redemption rights in connection with any such acquisition will exist.

Risks Associated with Our Warrants

Our outstanding options and warrants may have an adverse effect on the market price of common stock and increase the difficulty of effecting future business combination.

At December 31, 2007, we had outstanding options and warrants to purchase 11,658,333 shares of common stock. The potential for the issuance of substantial numbers of additional shares of common stock upon exercise of these warrants and option could make us a less attractive acquisition vehicle in the eyes of a target business. Such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and options could have an adverse effect on the market price for our securities or on our ability to obtain future financing.

We may choose to redeem outstanding warrants at a time that is disadvantageous to our warrant holders.

  Subject to there being a current prospectus under the Securities Act of 1933, as amended, with respect to the shares of common stock issuable upon exercise of the warrants issued as a part of the units in our initial public offering, we may redeem the warrants at any time after the warrants become exercisable, in whole and not in part, at a price of $.01 per warrant, upon a minimum of 30 days prior written notice of redemption, if and only if, the last sales price of our common stock equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending three business days before the notice of redemption is sent. We may also elect to reduce the warrant price in our sole discretion to encourage warrant holders to exercise their warrants to purchase our common stock. Redemption of the warrants could force the warrant holders (i) to exercise the warrants and pay the exercise price therefore at a time when it may be disadvantageous for the holders to do so, (ii) to sell the warrants at the then current market price when they might otherwise wish to hold the warrants, or (iii) to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Although we are required to (and intend to) use our best efforts to have an effective registration statement covering the issuance of the shares underlying the warrants issued in our initial public offering at the time that the warrant holders exercise their warrants, we cannot guarantee that a registration statement will be effective, in which case the warrant holders may not be able to exercise their warrants.

Holders of the warrants issued in our initial public offering will be able to receive shares upon exercise of the warrants only if (i) a current registration statement under the Securities Act of 1933 relating to the shares of common stock underlying the warrants is then effective and (ii) such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although we have agreed in the warrant agreement, and therefore have a contractual obligation, to use our best efforts to maintain a current registration statement covering the shares underlying the warrants to the extent required by federal securities laws, and we intend to comply with such agreement, we cannot give assurance that we will be able to do so. In addition, some states may not permit us to register the shares issuable upon exercise of our warrants for sale. The value of the warrants will be greatly reduced if a registration statement covering the shares issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Holders of warrants who reside in jurisdictions in which the shares underlying the warrants are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to qualify the underlying securities for sale under all applicable state securities laws.

The price of our common stock may fluctuate significantly, which may make it difficult for shareholders to resell common stock when they want or at a price they find attractive.

We expect that the market price of our common stock will fluctuate. Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in interest rates and other general economic conditions;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends, concerns, litigation, regulatory changes and other issues in our industry;

•	geopolitical conditions such as acts or threats of terrorism or military conflicts; and

•	relatively low trading volume.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

  The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. The price of our stock could decline if one or more equity analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

We do not currently intend to pay dividends, which may limit the return on your investment in us.

We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

USE OF PROCEEDS

We will receive $6.00 for each warrant exercised into a share of common stock unless we elect, in our sole discretion, to lower the warrant price. These proceeds will fund our working capital and other general corporate purposes, including possible acquisitions of businesses.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations

  The following discussion of our financial condition and results of operations should be read together with the audited consolidated financial statements and the accompanying notes; and the unaudited condensed consolidated financial statements and the accompanying notes included elsewhere in this registration statement.

Business Overview

We were incorporated in Delaware on October 14, 2005 in order to serve as a vehicle to effect a business combination with one or more operating businesses. From inception through September 13, 2007, we were a development stage company. We did not have any business or operations and our activities were limited to raising capital in our IPO in April 2006, identifying an operating business to acquire, and negotiating and entering into an agreement to acquire Royal Wolf.

We issued 8,625,000 units in our IPO. Each unit consists of one share of our common stock and one warrant entitling the holder to purchase one share of our common stock at a price of $6.00. The public offering price of each unit was $8.00, and we generated gross proceeds of $69,000,000 in the IPO. Of the gross proceeds: (i) we deposited $65,000,000 into a trust account, which we refer to as the “Trust Account,” which amount included $1,380,000 of deferred underwriting fees; (ii) the underwriters received $3,450,000 as underwriting fees (excluding the deferred underwriting fees); and (iii) we retained $550,000 for offering expenses. In addition, we deposited into the Trust Account $700,000 that we received from the issuance and sale of 583,333 warrants to Ronald F. Valenta, a director and our Chief Executive Officer, and John O. Johnson, our Chief Operating Officer, prior to completion of the IPO. Stockholders holding the shares issued in connection with the IPO are referred to as “Public Stockholders.”

On September 13, 2007 (September 14 in Australia), we completed the acquisition of Royal Wolf through the acquisition of all of the outstanding shares of RWA. Based upon the actual exchange rate of one U.S. dollar to $0.8407 Australian dollar realized in connection with payments made upon completion of the acquisition, the purchase price for the RWA shares was $64.3 million, including deposits of $1,005,000 previously paid by us in connection with the acquisition. We paid the purchase price, less the deposits, by a combination of cash in the amount of $44.7 million plus the issuance to Bison Capital, one of the sellers, of shares of common stock of GFN U.S., constituting 13.8% of the outstanding capital stock of GFN U.S. following the issuance. As a result of this structure, we own 86.2% of the outstanding capital stock of GFN U.S. and Bison Capital owns 13.8% of the outstanding capital stock of GFN U.S, which through its indirect subsidiary GFN Finance owns all of the outstanding capital stock of Royal Wolf.

We accounted for the acquisition of Royal Wolf as a “purchase.” Under the purchase method of accounting, we allocated the total purchase price to the net tangible assets and intangible assets acquired and liabilities assumed based on their respective fair values as of the date of acquisition. The excess of the purchase price over the net fair value of the assets acquired (including specifically identified intangible assets such as customer lists and non-compete covenants) was recorded as goodwill. See Note 1 of Notes to Condensed Consolidated Financial Statements.

The funds in the Trust Account were distributed at the closing of the acquisition of Royal Wolf. We received approximately $60.8 million, of which we used $44.7 million to pay the purchase price for the RWA shares. Approximately $6.4 million ($7.93482 per share) of the funds in the Trust Account was paid to Public Stockholders holding 809,901 shares who voted against the acquisition and, in accordance with our certificate of incorporation, elected to receive cash in exchange for their shares, which have been cancelled. The remaining $1.3 million was paid to our IPO underwriters as deferred underwriting fees.

All references to events or activities which occurred prior to the completion of the acquisition on September 13, 2007 (September 14 in Australia) relate to Royal Wolf, as the predecessor company, which we refer to as the “Predecessor.” All references to events or activities which occurred after the completion of the acquisition on September 13, 2007 (September 14 in Australia) relate to us, as the successor company, which we refer to as the “Successor.”

We lease and sell portable storage container products in Australia. We currently have approximately 200 employees and operate 17 CSCs located in every state in Australia. We are the only portable container lease and sales company represented in all major business centers in Australia and, as such, is the only storage container products company with a nationally integrated infrastructure and work force.   We serve both small to mid-size retail customers and large corporate customers in the following sectors: road and rail; moving and storage; mining and defense; and portable buildings. Historically, our revenue mix has been over 67% sales and under 33% leasing. Generally, we consider sales and leasing in our CSCs as retail operations.

Our products include the following.

Portable Storage Containers:  We lease and sell storage container products for on-site storage by retail outlets and manufacturers, local councils and government departments, farming and agricultural concerns, building and construction companies, clubs and sporting associations, mine operators and individual customers. Our storage container products include general purpose dry storage containers, refrigerated containers and hazardous goods containers in a range of standard and modified sizes, designs and storage capacities.

Portable Container Buildings:  We lease and sell portable container buildings for use as site offices, housing accommodations and for other purposes. We entered the portable building market in August 2005 with 20-foot and 40-foot portable buildings manufactured from steel container platforms, which we market primarily to mine operators, construction companies and the general public.

Freight Containers:  We lease and sell freight containers specifically designed for transport of products by road and rail. Customers include national moving and storage companies, distribution and logistics companies, domestic freight forwarders, transport companies, rail freight operators and the Australian military. Our freight container products include curtain-side, refrigerated and bulk cargo containers, together with a range of standard and industry-specific dry freight containers.

Critical Accounting Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we re-evaluate all of our estimates. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may materially differ from these estimates under different assumptions or conditions as additional information becomes available in future periods. We believe the following are the more significant judgments and estimates used in the preparation of our condensed consolidated financial statements.

For the issuances of stock options, we follow the fair value provisions of Statement of Financial Accounting Standards, which we refer to as “SFAS,” No. 123R, Share-Based Payment. SFAS No. 123R requires recognition of employee share-based compensation expense in the statements of income over the vesting period based on the fair value of the stock option at the grant date. The pricing model we use for determining fair values of the purchase option and the embedded derivative is the Black Scholes Pricing Model. Valuations derived from this model are subject to ongoing internal and external verification and review. The model uses market-sourced inputs such as interest rates, market prices and volatilities. Selection of these inputs involves management’s judgment and may impact net income. In particular, the Company uses volatility rates based upon a sample of comparable companies in Royal Wolf’s industry and a risk-free interest rate, which is the rate on U. S. Treasury instruments, for a security with a maturity that approximates the estimated remaining expected term of the derivative.

In preparing our condensed consolidated financial statements, we recognize income taxes in each of the jurisdictions in which we operate. For each jurisdiction, we estimate the actual amount of taxes currently payable or receivable as well as deferred tax assets and liabilities attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefits will not be realized. In determining the amount of the valuation allowance, we consider estimated future taxable income as well as feasible tax planning strategies in each jurisdiction. If we determine that we will not realize all or a portion of our deferred tax assets, we will increase our valuation allowance with a charge to income tax expense or offset goodwill if the deferred tax asset was acquired in a business combination. Conversely, if we determine that we will ultimately be able to realize all or a portion of the related benefits for which a valuation allowance has been provided, all or a portion of the related valuation allowance will be reduced with a credit to income tax expense except if the valuation allowance was created in conjunction with a tax asset in a business combination.

We adopted FASB Interpretation 48 (FIN 48), Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, effective January 1, 2007. For discussion of the impact of adoption of FIN 48, see Note 2 of Notes to the Condensed Consolidated Financial Statements.

There have been no significant changes in our critical accounting policies, estimates and judgments since the six months ended December 31, 2007.

Results of Operations

We had no business or operations prior to our acquisition of Royal Wolf on September 13, 2007. Comparisons of our results of operations for the six months ended December 31, 2006 with the six months ended December 31, 2007 therefore are not particularly meaningful. We believe a more meaningful comparison is the results of operations of Royal Wolf for the six months ended December 31, 2006 with the combined results of our operations and Royal Wolf during the six months ended December 31, 2007. To assist in this comparison, the following table sets forth condensed statements of operations for the following: (i) Royal Wolf for the six months ended December 31, 2006 and for the period July 1, 2007 to September 13, 2007, which we refer to as the “Predecessor;” (ii) the Company for the six months ended December 31, 2007, which reflects the results of operations of Royal Wolf and its subsidiaries for the period September 14, 2007 through December 31, 2007, which we refer to as the “Successor;” and (iii) the combined results of operations of the Predecessor and Successor for the six months ended December 31, 2007.

	Predecessor		Successor	Combined
	Six Months	Period from	Six Months	Six Months
	Ended	July 1, to	Ended	Ended
	December 31,	September 13,	December 31,	December 31,
	2006	2007	2007	2007
Revenues
Sale of containers	$23,308	$10,944	$25,476	$36,420
Leasing of containers	10,234	4,915	8,775	13,690
	33,542	15,859	34,251	50,110

Costs and expenses
Cost of sales	20,381	9,466	21,401	30,867
Leasing, selling and general expenses	11,440	4,210	7,122	11,332
Depreciation and amortization	1,524	653	2,583	3,236

Operating income	197	1,530	3,145	4,675

Interest income	39	14	1,103	1,117
Interest expense	(1,815)	(947)	(1,959)	(2,906)
Foreign currency exchange gain (loss)	47	(129)	2,105	1,976
	(1,729)	(1,062)	1,249	187

Income (loss) before provision for income taxes and minority interest	(1,532)	468	4,394	4,862

Provision for income taxes	617	180	1,461	1,641

Minority interest	—	—	214	214

Net income (loss)	$(2,149)	$288	$2,719	$3,007

Six Months Ended December 31, 2007 (”YTD FY 2008”) Compared to Six Months Ended December 31, 2006 (“YTD FY 2007”)

Revenues.   Sales of containers during YTD FY 2008 amounted to $36.4 million compared to $23.3 million during YTD FY 2007; representing an increase of $13.1 million or 56.2% .This increase was mainly due to growth in revenues from sales of containers in our retail operations of $6.1 million, sales of $3.7 million in our non-retail operations and $3.2 million due to favorable foreign exchange rates. The $6.1 million increase in our retail operations consisted of $4.2 million due to higher unit sales and $1.9 million due to price increases. The $3.7 million increase in our non-retail operations consisted of $2.5 million due to higher unit sales and $1.2 million due to price increases.

Leasing of container revenues during YTD FY 2008 amounted to $13.7 million compared to $10.2 million during YTD FY 2007, representing an increase of $3.5 million, or 34.3%. This was primarily driven by favorable foreign exchange rates of $1.4 million, an increase of $0.8 million in our average total number of units on lease per month in our portable container building business, which increased by 67.4% during QE FY 2008 compared to QE FY 2007; and an increase of $1.2 million in our average total number of units on lease per month in our portable storage container business, primarily as a result of our acquisition of the assets of GE SeaCo in November 2007. Average utilization in our retail operations was 86.3% during YTD FY 2008, as compared to 88.1% during YTD FY 2007; and our average utilization in our non-retail operations was 78.3% during YTD FY 2008, as compared to 75.9% during YTD FY 2007. Overall our average utilization was 82.1% in YTD FY 2008, as compared to 81.1% in YTD FY 2007.

The average value of the U.S. dollar against the Australian dollar declined during YTD FY 2008 as compared to YTD FY 2007. The average currency exchange rate during YTD FY 2007 was $0.76365 to one U.S. dollar compared to $0.86892 to one U.S. dollar during YTD FY 2008. This fluctuation in foreign currency exchange rates resulted in an increase to our container sales and leasing revenues of $3.2 million and $1.4 million, respectively, during YTD FY 2008 compared to YTD FY 2007; representing 27.7% of the increase in total revenues.

Cost of Sales. Cost of sales in our container sales business increased by $10.5 million to $30.9 million during YTD FY 2008 compared to $20.4 million during YTD FY 2007.  The increase was due to foreign exchange translation effect of $2.4 million and cost increases of $4.5 million and $3.6 million in our retail and non-retail operations, respectively. Our gross profit margin from sales revenues improved during YTD FY 2008 to 15.2% compared to 12.6% during YTD FY 2007 as a result of price increases and favorable product mix.

Leasing, Selling and General Expenses. Leasing, selling and general expenses decreased by $0.1million during YTD FY 2008 to $11.3 million from $11.4 million during YTD FY 2007. This decrease was partially offset by approximately $1.1 million incurred at GFN. The following table provides more detailed information about the Royal Wolf operating expenses of $10.2 million in YTD FY 2008 as compared to $11.4 million in YTD FY 2007:

	Six Months Ended December 31,
	2006	2007
	(In millions)
Salaries, wages and related	$7.8	$5.9
Rent	0.2	0.2
CSC operating costs	1.2	1.7
Business promotion	0.4	0.4
Travel and meals	0.4	0.5
IT and telecommunications	0.2	0.4
Professional costs	0.7	0.7
Other	0.5	0.4
	$11.4	$10.2

YTD FY 2007 salaries, wages and related expenses include a shared-based payment expense of $2.9 million to recognize the full vesting of options as a result of the realization event on the purchase of approximately 80% of RWA by Bison Capital in March 2007. The increase in YTD FY 2008 from YTD FY 2007 in salaries, wages and related expenses and CSC costs of $1.0 million and $0.5 million, respectively, were due to the increase in number of sales and marketing personnel as we continue to expand our infrastructure for growth. As a percentage of revenues, operating expenses at Royal Wolf decreased to 20.4% in YTD FY 2008 from 34.0% (25.4% not including the share-based payment expense) in YTD FY 2007.

Depreciation and Amortization. Depreciation and amortization expenses increased by $1.7 million to $3.2 million during YTD FY 2008 compared to $1.5 million during YTD FY 2007. The increase was primarily the result of adjustments to fair values of fixed assets and identifiable intangible assets as a result of acquisitions. The amortization of identifiable intangible assets (customer lists and non-compete agreements) represented approximately $1.3 million of this increase.

Interest Income.  We had interest income earned on marketable securities held in the Trust Account of $1.0 million in YTD FY 2008.

Interest Expense. The increase in interest expense of $1.1 million in YTD FY 2008 as compared to YTD FY 2007 was due principally to an increase in total long-term debt, which was $41.7 million at December 31, 2006 and $69.2 million at December 31, 2007. This increase in total debt was due principally to additional debt incurred in connection with the acquisitions of Royal Wolf and GE SeaCo, including an increase in the amount of Royal Wolf’s credit facility with Australian and New Zealand Banking Group Limited and the secured senior subordinated note in the amount of $16.8 million issued to Bison Capital.

Foreign Currency Exchange. As a result of the acquisition of Royal Wolf, we now have certain U.S. dollar-denominated debt at Royal Wolf, including intercompany borrowings, which are remeasured at each financial reporting date with the impact of the remeasurement being recorded in our consolidated statements of operations. We had foreign currency exchange gains of approximately $2.0 million in YTD FY 2008 because the Australian dollar strengthened against the U.S. dollar during YTD FY 2008 as compared to YTD FY 2007. Effective October 1, 2007, the foreign exchange effect of the principal balance of the U.S. dollar-denominated intercompany borrowings are now included in accumulated other comprehensive income since we do not expect repayment in the foreseeable future.

Income Taxes. Our effective income tax rate decreased to 33.8% during the YTD FY 2008 as a result of certain non-deductible amounts included in the YTD FY 2007 for Australian income tax purposes being extinguished and the amortization of goodwill for U.S. income tax reporting purposes being deductible in YTD FY 2008.

Net Income.   We had net income of $3.0 million during YTD FY 2008 compared to a net loss of $2.1 million during YTD FY 2007 primarily as a result of increased revenues from the sales and leasing of containers in QE FY 2008, the fact that QE FY 2007 included share-based expense of $2.9 million and the favorable impact of the foreign currency exchange gain.

Results of Operations

The following table sets forth the consolidated statements of operations of the Predecessor for the years ended June 30, 2007 and 2006, the six months ended June 30, 2005 and the year ended December 31, 2004.

	Predecessor
			Six Months
	Year Ended		Ended	Year Ended
	June 30,			December 31,
	2007	2006	2005	2004
	(-in Thousands-)
Revenues
Sale of containers	$52,929	$34,473	$13,563	$26,141
Leasing of containers	21,483	15,921	7,224	12,351
	74,412	50,394	20,787	38,492

Costs and expenses
Cost of sales	46,402	32,661	12,843	24,079
Leasing, selling and general expenses	20,761	12,653	5,904	8,983
Depreciation and amortization	2,577	2,668	1,480	2,504

Operating income	4,672	2,412	560	2,926

Interest income	413	375	80	87
Interest expense	(4,378)	(3,017)	(1,127)	(2,110)
Foreign currency exchange gain (loss)	95	16	252	(287)
Other, net	—	—	133	68
	(3,870)	(2,626)	(662)	(2,242)

Income(loss) before provision for income taxes	802	(214)	(102)	684

Provision for income taxes	490	214	75	400
Net income(loss)	$312	$(428)	$(177)	$284

Year Ended June 30, 2007 (”FY 2007”) Compared to Year Ended June 30, 2006 (“FY 2006”)

Revenues. Sales of storage container products during FY 2007 amounted to $53.0 million compared to $34.5 million during FY 2006; representing an increase of $18.5 million, or 53.6% .This increase was due to growth in revenues from sales of containers in our retail operations of $6.1million, $10.5 million in our non-retail operations and $1.9 million due to favorable foreign exchange rates. The $6.1million increase in retail operations consisted of a $4.0 million volume increase in units sold and a $2.1 million price increase; while the non-retail operations increase of $10.5 million increase consisted of a $7.9 million volume increase in units sold and a $2.6 million price increase.

Leasing of container revenues during FY 2007 amounted to $21.5 million compared to $15.9 million during FY 2006, representing an increase of $5.6 million, or 35.2%. This was driven primarily by favorable foreign exchange rates of $0.9 million, a $1.0 million increase due to our average total number of units on lease per month in our portable building business increasing from 143 units in FY 2006 to 487 units in FY 2007 and $2.9 million due to our average total number of units on lease per month in our portable storage business in retail operations which increasing from 6,834 units in FY 2006 to 8,164 units in FY 2007. A decline in the units on lease in our moving and transporting business was offset by increases in price, which allowed our non-retail operations to remain unchanged from FY 2006 despite a 4.6% decline in our average total number of units on lease per month. Average utilization in our retail and non-retail operations was 82.6% compared to 82.8% and 76.0% compared to 81.4% during FY 2007 and FY 2006, respectively.

The average value of the U.S. dollar against the Australian dollar declined during FY 2007 as compared to FY 2006. The average currency exchange rate during FY 2006 was $0.74783 to one Australian dollar compared to $0.78592 to one Australian dollar during FY 2007. This fluctuation in foreign currency exchange rates resulted in an increase to container sales and leasing revenues of $1.9 million and $0.9 million, respectively, during FY 2007 compared to FY 2006; representing 11.7% of the increase in total revenues.

Cost of Sales. Cost of sales increased by $13.7 million to $46.4 million during FY 2007 compared to $32.7 million during FY 2006. The increase relates entirely to our container sales business. Of the $13.7 million increase, $0.6 million relates to the foreign exchange rate movement, with the balance of the $13.1 million increase consisting of $4.9 million in retail operations and $8.2 million in non-retail operations. The retail and non-retail operations increases were the result of unit volume and price increases of $2.8 million and $2.1 million and $4.8 million and $3.4 million, respectively. Our gross profit margin from container sales increased to 21.7% during FY 2007 from 21.5% during FY 2006.

Leasing, Selling and General Expenses. Leasing, selling and general expenses increased by $8.1 million during FY 2007, or 63.8%, to $20.8 million from $12.7 million during FY 2006. The following table gives a further breakdown by category:

	Year Ended June 30,
	2007	2006
	(in millions)
Salaries, wages and related	$10.1	$6.6
Share-based payments	3.2	0.2
Rent	0.2	0.2
CSC operating costs	2.7	2.3
Business promotion	0.8	0.8
Travel and meals	0.8	0.7
IT and telecommunications	0.6	0.4
Professional costs	1.4	0.7
Other	1.0	0.8

	$20.8	$12.7

The share-based payments expense increase of over $3.0 million was to recognize the full vesting of options as a result of the realization event on the purchase of approximately 80% of RWA by Bison Capital in March 2007. In addition, salary, wages and related expenses increased $3.5 million primarily due to the full year impact of additional employees resulting from the businesses Royal Wolf acquired during the last quarter of FY 2006, and from additional employees hired by Royal Wolf as it positioned itself for future growth at several of its CSCs. Travel and meals expenses ($0.1million) and professional costs (0.7million) also increased as a result of due diligence and legal costs incurred relating to the acquisition of Royal Wolf by GFN.

Depreciation and Amortization. Depreciation and amortization expenses decreased by $0.1 million to $2.6 million during FY 2007 compared to $2.7 million during FY 2006. At the beginning of FY 2007, Royal Wolf revised the estimated useful life and residual value of its containers for lease fleet. The financial impact of the revision resulted in depreciation expense for FY 2007 being $1.0 million less than what it would have been if the previous useful life estimate had been applied. The financial impact of the revision in future periods cannot be reliably estimated due to the uncertainty over the timing of sales of existing containers and the purchases of new containers.

Interest Expense. Interest expense increased to $4.4 million during FY 2007 compared to $3.0 million during FY 2006. This is due to the increase in our total long-term debt from $33.7 million as of June 30, 2006 to $44.2 million as of June 30, 2007 to finance capital expenditures and acquisition activity completed during FY 2007.

Income Taxes. The overall effective tax rate of 61.0% in FY 2007 was significantly lower than that of FY 2006 as a result of certain non-deductible amounts included in FY 2006 for Australian tax purposes being extinguished in FY 2007.

Net Income (Loss). We had net income of $0.3 million during FY 2007 compared to a net loss of $0.4 million during FY 2006 primarily as a result of increased revenues from the sales and leasing of containers.

FY 2006 Compared to the Annualized Six Months Ended June 30, 2005 (“FY 2005”)

 Revenues. Revenues for FY 2006 were $50.4 million, an $8.8 million, or 21.2%, increase from revenues of $41.6 million in FY 2005. The increase resulted from a $7.4 million increase, or 27.3%, in container sales and a $1.5 million, or 10.4%, increase in leasing revenue. The foregoing increases include approximately $1.6 million of additional revenues generated by the assets that Royal Wolf acquired since December 2005.

The increases in revenues from sales and leasing are largely due to the continued growth in the industries that Royal Wolf serves, Royal Wolf’s penetration of those markets, and the enhanced capability of Royal Wolf to modify its containers, thereby increasing the potential market and uses of its products.

The increase in leasing revenues for FY 2006 resulted primarily from an increase in the number of products Royal Wolf had available for lease during the year and, to a lesser extent, to the increased utilization of the available products and increased rental rates. During the FY 2006, the number of products available for lease increased by approximately 3,800 units, of which approximately 1,700 units were acquired through the three acquisitions of businesses that Royal Wolf completed during the second half of the year. The increased number of products available during the current year is expected to continue to result in higher leasing revenues. Average core fleet utilization also contributed to increased leasing revenues, as the utilization rate for FY 2006 increased by approximately 3% from FY 2005 to approximately 88%. The average monthly rental rate for FY 2006 was up approximately 3% from FY 2005.

The average value of the U.S. dollar against the Australian dollar strengthened during FY 2006 as compared to FY 2005. The average currency exchange rate during FY 2006 was $0.74783 to one Australian dollar compared to $0.77350 to one Australian dollar during FY 2005. This fluctuation in foreign currency exchange rates resulted in an aggregate decrease to container sales and leasing revenues of $1.7 million during FY 2006 compared to FY 2005.

 Cost of Sales. Cost of sales for FY 2006 was $32.7 million, a $7.0 million, or 27.2%, increase from cost of sales for FY 2005, and gross profit on container sales for FY 2006 was $1.8 million, a $0.4 million, or 28.6%, increase from FY 2005; proportionately reflecting the increase in container sales. Gross profit margin as a percentage of sales was 5.3% for FY 2006 and FY 2005. The volume increase in sales was generally offset by overall competitive pricing pressures.

 Leasing, Selling and General Expenses. Leasing, selling and general expenses for FY 2006 increased approximately $0.9 million, or 7.6%, to $12.7 million from $11.8 million for FY 2005. The following table gives a further breakdown by category:

	Year Ended	Annualized Six Months Ended
	June 30,	June 30,
	2006	2005
	(in millions)
Salaries, wages and related	$7.4	$7.5
Rent	0.2	0.1
CSC operating costs	2.3	1.5
Business promotion	0.8	0.5
Travel and meals	0.7	0.6
IT and communications	0.4	0.4
Professional costs	0.7	0.8
Other	0.2	0.4

	$12.7	$11.8

This increase is primarily due to higher expenses resulting from the additional businesses Royal Wolf acquired during FY 2006 and from additional employees hired by Royal Wolf as it positioned itself for future growth at several of its CSCs.

Royal Wolf incurred additional business promotional expenses directed at new products of $0.3 million through greater yellow pages, newspapers and direct marketing costs. These increases were offset somewhat by more efficient operations at CSCs, which resulted in reduced costs of $0.7 million.

Depreciation Expense. Depreciation and amortization expenses decreased by $0.3 million to $2.7 million during FY 2006 compared to $3.0 million during FY 2005 despite the increase in the container for lease fleet due to a $0.7 million depreciation reduction in FY 2006 resulting from a revision of the useful lives and residual values of the container for lease fleet.

 Interest Expense. Interest expense for FY 2006 increased by $0.7 million to $3.0 million from $2.3 million in FY 2005 due primarily to an increase in the amount borrowed during FY 2006 and to an increase in the rate of interest paid by Royal Wolf for some of the outstanding debt. As of June 30, 2006, Royal Wolf had $33.7 million of long-term outstanding, compared to $25.1 million outstanding as of June 30, 2005. In addition, during FY 2006, Royal Wolf refinanced $10.0 million of indebtedness that bore interest at a rate of 7% per annum with indebtedness that bears interest at an annual rate of 15%.

 Net Loss. The net loss for FY 2006 of $0.4 million is approximately the same as the net loss of $0.4 million for FY 2005. Increased revenues and profitability from both leasing and sales of containers was substantially offset by higher leasing, selling, general expenses incurred for growth positioning and increased financial expenses. Royal Wolf has been highly leveraged as a result of its management buyout in 2003.

FY 2005 Compared to the Year Ended December 31, 2004 (“FY 2004”)

 Revenues. Revenues for FY 2005 were $41.6 million, a $3.1 million, or 8.1% increase, from revenues of $38.5 million in FY 2004. The increase resulted from a $1.0 million, or 3.8%, in sales of containers and a $2.1 million, or 17.0% increase, in leasing revenue.

The increase in sales of containers is largely due to Royal Wolf’s container modification business and new products for sale in FY 2005 that were not offered in FY 2004.

Leasing revenues increased in FY 2005 due to an increase of an average of approximately 700 units on lease and to higher utilization and rental rates. Average core fleet utilization of leasing products for FY 2005 decreased by approximately 1% to approximately 83% compared to FY 2004. The average monthly rental rate for FY 2005 was up approximately 7% from FY 2004.

The average value of the U.S. dollar against the Australian dollar declined during FY 2005 as compared to FY 2004. The average currency exchange rate during FY 2005 was $0.77350 to one Australian dollar compared to $0.73713 to one Australian dollar during FY 2004. This fluctuation in foreign currency exchange rates resulted in an aggregate increase to container sales and leasing revenues of $2.0 million during FY 2005 compared to FY 2004.

Cost of Sales. Cost of sales for FY 2005 was $25.7 million, a $1.6 million, or 6.7% increase, from cost of sales for FY 2004, and gross profit on container sales for FY 2005 was $1.4 million, a $0.7 million, or 33.3% decrease, from FY 2004. Gross profit margin percentage from the sales of containers decreased in FY 2005 to 5.3% from 7.9% in FY 2004. The volume increase in sales was more than offset by overall competitive pricing pressures and the increased entry costs of new products.

Leasing, Selling and General Expenses. Leasing, selling and general expenses for FY 2005 increased approximately $2.8 million, or 31.1%, to $11.8 million from $9.0 million for FY 2004. The following table gives a further breakdown by category:

	Annualized Six Months Ended	Year Ended
	June 30,	December 31,
	2005	2004
	(in millions)
Manpower	$7.5	$5.6
Rent	0.1	0.1
CSC operating costs	1.5	1.0
Business promotion	0.5	0.4
Travel and meals	0.6	0.5
IT and Telco	0.4	0.5
Professional costs	0.8	0.5
Other	0.4	0.4

	$11.8	$9.0

 The increase is primarily associated with increased employee-related costs of $2.0 million and expansion of the CSC infrastructure of $0.5 million, as Royal Wolf prepared for the launch of the new products and the full year impact of post management buyout operation.

Depreciation Expense. Depreciation and amortization expenses increased by $0.5 million to $3.0 million during FY 2005 compared to $2.5 million during FY 2004 due primarily to the increase in the container for lease fleet.

Interest Expense. Interest expense for FY 2005 increased slightly to $2.3 million from $2.1 million in FY 2004.

 Net Loss. The net loss for FY 2005 of $0.4 million compares unfavorably to a net income of $0.3 million for FY 2004 primarily as a result of higher cost of sales and leasing, selling and general expenses incurred for growth positioning, as well as increased financing costs. Royal Wolf has been highly leveraged as a result of its management buyout in 2003.

Measures not in Accordance with Generally Accepted Accounting Principles

          EBITDA and adjusted EBITDA are supplemental measures of our performance that are not required by, or presented in accordance with generally accepted accounting principles in the United States, which we refer to as “GAAP.” These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity.

          EBITDA is a non-GAAP measure, which we define as earnings before interest expense, income taxes and depreciation and amortization; or operating income before depreciation and amortization. We calculate adjusted EBITDA by adjusting EBITDA to eliminate the impact of certain items we do not consider to be indicative of the performance of our ongoing operations. You are encouraged to evaluate each adjustment and whether you consider each to be appropriate. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of EBITDA and adjusted EBITDA. Our presentation of EBITDA and adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. We present EBITDA and adjusted EBITDA because we consider them to be important supplemental measures of our performance and because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and adjusted EBITDA when reporting their results.

          EBITDA and adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, EBITDA and adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally. The following table shows our EBITDA and adjusted EBITDA, and the reconciliation from operating income (loss) :

	Predecessor		Successor	Combined
	Six Months	Period from	Six Months	Six Months
	Ended	July 1, to	Ended	Ended
	December 31,	September 13,	December 31,	December 31,
	2006	2007	2007	2007
		(in thousands)
Operating income	$197	$1,530	$3,145	$4,675

Add - depreciation and amortization	1,524	653	2,583	3,236
EBITDA	1,721	2,183	5,728	7,911
Add -
Stock-based compensation	—	—	76	76
Contributed services	—	—	87	87
Adjusted EBITDA	$1,721	$2,183	$5,891	$8,074

	Predecessor
			Six Months
	Year Ended		Ended	Year Ended
	June 30,			December 31,
	2007	2006	2005	2004
		(in thousands)
Operating income	$4,672	$2,412	$560	$2,926
Add - depreciation and amortization	2,577	2,668	1,480	2,504
EBITDA	7,249	5,080	2,040	5,430
Add -
Stock-based compensation	3,316	—	—	—
Contributed services	—	—	—	—
Adjusted EBITDA	$10,565	$5,080	$2,040	$5,430

Selected Quarterly Financial Data

        The following table sets forth unaudited operating data for each quarter of FY 2007 and FY 2006. This quarterly information has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, contains all significant adjustments necessary to state fairly the information set forth herein. These quarterly results are not necessarily indicative of future results, growth rates or quarter-to-quarter comparisons. The aggregate total of the quarterly results for Royal Wolf (Predecessor) for each fiscal year differs from the yearly results presented in the consolidated financial statements included elsewhere in this registration statement because the quarterly results were translated from Australian dollars to U.S. dollars based on the average exchange rate for each respective quarter, whereas the fiscal year results were translated based on the average rate for the entire year.

	Predecessor
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands)
For the Fiscal Year Ended June 30, 2007:
Revenues	$15,502	$18,040	$19,894	$21,164
Gross profit	850	2,077	1,420	2,219
Operating income (loss)	970	(773)	1,497	3,126
Net income (loss)	50	(2,199)	226	2,409

For the Fiscal Year Ended June 30, 2006:
Revenues	$11,254	$13,245	$11,593	$14,277
Gross profit	487	954	465	925
Operating income	237	1,158	808	199
Net income (loss)	(357)	118	(95)	(99)

Liquidity and Financial Condition

Cash Flow and Financial Condition for YTD FY 2008 Compared to YTD FY 2007

Our principal source of capital for operations consists of funds available from the secured credit facility with Australia and New Zealand Banking Group Limited, which we refer to as “ANZ”. We also finance a smaller portion of capital requirements through finance leases and lease-purchase contracts. Prior to September 2007, we had an unsecured limited recourse revolving line of credit from Ronald F. Valenta, our Chief Executive Officer. Supplemental information pertaining to our combined sources and uses of cash is presented in the table below.

	Predecessor		Successor	Combined
	Six Months Ended December 31,	Period from July 1 to September 13,	Six Months Ended December 31,	Six Months Ended December 31,
	2006	2007	2007	2007
	(In thousands)
Net cash provided (used) by operating activities	$4,385	$4,294	$(6,484)	$(2,190)

Net cash used by investing activities	$(10,047)	$(3,078)	$(74,872)	$(77,950)

Net cash provided (used) by financing activities	$6,454	$(1,807)	$14,009	$12,202

Operating activities. Our operations used net cash flow of $2.2 million during YTD FY 2008, as compared to providing net cash flow of $4.4 million during YTD FY 2007, primarily as a result of the increase in our receivables and inventory levels to meet the anticipated growth in sales of our containers.

Investing Activities.   Net cash used by investing activities was $78.0 million for YTD FY 2008, as compared to $10.0 million for YTD FY 2007. The increase in the use of cash was primarily the result of the acquisitions of Royal Wolf, which used $53.1 million, and GE SeaCo, which used $17.9 million. Net capital expenditures for our lease fleet were $3.8 million in YTD FY 2008 and $9.2 million in YTD FY 2007. Capital expenditures for our lease fleet are primarily due to continued demand for our products, requiring us to purchase and refurbish more containers and portable buildings with the growth of our business. Our container for lease fleet has increased from 15,948 units at June 30, 2007 to 23,377 units at December 31, 2007. The amount of cash that we use during any period in investing activities is almost entirely within management’s discretion. Other than the preferred supply agreement with GE SeaCo discussed in Note 10 of Notes to Condensed Consolidated Financial Statements, we have no other contracts or other arrangements pursuant to which we are required to purchase a fixed or minimum amount of goods or services in connection with any portion of our business.

Financing Activities.   Net cash provided by financing activities was $12.2 million during YTD FY 2008, as compared to $6.5 million during YTD FY 2007. On September 14, 2007, we used $2.4 million to fully repay the line of credit with Mr. Valenta. In addition, in September 2007, we paid $6.4 million to stockholders electing to convert their shares of common stock into cash. Net borrowings under the ANZ credit facility, finance leasing activities and the Bison secured senior subordinated note totaled $14.5 million in YD FY 2008, as compared to net borrowings of $6.5 million in YTD FY 2007. These net borrowings were used together with cash flow generated from operations to primarily fund expansion of our container lease fleet.

Financial Condition

Inventories increased from $5.5 million at June 30, 2007 to $16.8 million at December 31, 2007, primarily to meet the anticipated growth in sales of our containers and from the acquisition of GE SeaCo. In addition, during QE 2008, we commenced recording purchases of containers directly into inventory rather than initially into fixed assets; which increased the inventory balance by approximately $2.6 million at December 31, 2007 from June 30, 2007.

Property, plant and equipment increased from $2.7 million at June 30, 2007 to $4.4 million at December 31, 2007 primarily due to the step-up to fair value in the basis of the fixed assets as a result of the purchase accounting adjustments in connection with our acquisition of Royal Wolf.

Our total container for lease fleet increased from $40.9 million at June 30, 2007 to $66.5 million at December 31, 2007 primarily to meet the demand of increased leasing utilization and the acquisition of GE SeaCo. At December 31, 2007, we had 23,377 units in our container lease fleet, as compared to 15,848 units at June 30, 2007.

Intangible assets increased from $4.1 million at June 30, 2007 to $56.4 million at December 31, 2007 as a result of the purchase accounting adjustments in connection with our acquisitions of Royal Wolf and GE SeaCo.

Long-term debt, including current portion, increased from $44.2 million at June 30, 2007 to $69.2 million at December 31, 2007 primarily due to additional debt incurred in connection with the acquisitions of Royal Wolf and GE SeaCo, including an increase in the amount of Royal Wolf’s credit facility with Australian and New Zealand Banking Group Limited and the secured senior subordinated note in the amount of $16.8 million issued to Bison Capital. See Note 5 of Notes to Condensed Consolidated Financial Statements for further discussion of our long-term debt.

We believe that our cash on-hand and cash flow provided by operations will be adequate to cover our working capital and debt service requirements and a certain portion of our planned capital expenditures to the extent such items are known or are reasonably determinable based on current business and market conditions. We expect to finance our capital expenditure requirements under our ANZ credit facility or through capital lease agreements. We continually evaluate potential acquisitions. We expect that any future acquisitions will be funded through cash flow provided by operations and by additional borrowings under our ANZ credit facility.

Cash Flow for FY 2007, FY 2006, FY 2005 and FY 2004

	Predecessor Successor Combined
			Six Months
	Year Ended		Ended	Year Ended
	June 30,			December 31,
	2007	2006	2005	2004
		(in thousands)

Net cash provided by operating activities	$8,956	$10,054	$1,530	$4,362

Net cash used by investing activities	$(21,914)	$(18,962)	$(10,180)	$(9,769)

Net cash provided by financing activities	$13,389	$8,966	$9,185	$4,091

Cash Flow for FY 2007 Compared to FY 2006

During FY 2007, Royal Wolf’s principal sources of funds consisted of cash generated from its operations, borrowings (including core debt and a non-converting note) from ANZ, Royal Wolf’s prime banker, issuance of B Class Notes and Class A Shares. Royal Wolf also financed a smaller portion of its capital requirements through capital leases and lease-purchase contracts.

Operating activities. Operations provided net cash flow of $9.0 million for FY 2007 compared to $10.1 million during the FY 2006. The $1.1 million decrease is primarily related to cash management needs from Royal Wolf’s growth that resulted in a significant satisfaction of payables and increase in receivables that more than offset a $0.7 million increase in net income.

Investing Activities.  Net cash used in investing activities was $21.9 million for FY 2007 compared to $19.0 million for FY 2006. Capital expenditures for our lease fleet, net of proceeds from sale of lease fleet units, were $20.4 million for FY 2007 and $13.2 million for FY 2006. The capital expenditures for the lease fleet are primarily due to continued demand, requiring the purchase and refurbishment of more containers and portable buildings. During FY 2006 funds expended in investing activities included the acquisition of assets of three complementary businesses totaling $4.9 million. The amount of cash used during any period in investing activities is almost entirely within management’s discretion. There were no contracts or other arrangements pursuant to which Royal Wolf was required to purchase a fixed or minimum amount of goods or services in connection with any portion of the business.

Financing Activities. Net cash provided by financing activities was $13.4 million during FY 2007 compared to $9.0 million for FY 2006. The major financing activity during FY 2007 was in relation to the purchase of approximately 80% of RWA by Bison-GE in March 2007, which involved the issuance of a Class D Share for $8.7 million used primarily to repay the face value of the B Class Notes and accumulated interest. In both fiscal years, borrowings under the ANZ secured credit facility were used together with cash flow generated from operations to fund the expansion of the container for lease fleet.

Cash Flow for FY 2006, FY 2005 and FY 2004

During FY 2004, FY 2005 and FY 2006, Royal Wolf’s principal sources of funds consisted of cash generated from its operations, borrowings (including core debt and a non-converting note) from ANZ, Royal Wolf’s prime bankers, funds received from the issuance of B Class Notes and Class A Shares. Royal Wolf also financed a smaller portion of its capital requirements through capital leases and lease-purchase contracts.

Cash flow from operating activities of $4.4 million in FY 2004, $1.5 million in FY 2005 and $10.1 million in FY 2006 were largely generated by the rental of units from Royal Wolf’s container for lease fleet and container sales. The decrease in cash flow from operating activities for the FY 2005 was substantially the result of increased purchases of inventories and a decrease in payables. Other factors that contributed to the decrease in net cash provided by operating activities from FY 2004 to FY 2005 included increases in leasing, selling and general and expense as Royal Wolf made significant investments in CSC infrastructure improvements and headcount growth in preparation for new product introduction and expanded operations.

Cash flow used in investing activities was $9.8 million in FY 2004, $10.2 million in FY 2005 and $19.0 million in FY 2006. Royal Wolf’s primary capital expenditures during these periods were for the discretionary purchase of new and used units for the container for lease fleet and units purchased through acquisitions of assets of complementary businesses. During the FY 2006, funds expended in investing activities included the acquisition of assets of three complementary businesses, consisting of the following:

•	In December 2005, Royal Wolf acquired the assets of Cairns-based Cape Containers for cash of $0.6 million;

•	In March 2006 Royal Wolf purchased the remaining 50% interest in Royal Wolf- Hi Tech, a Newcastle-based joint venture in which it already owned a 50% equity interest, for $0.6 million in cash; and

•	In April 2006, Royal Wolf acquired the assets of Melbourne-based Australian Container Network for $3.7 million in cash.

The purchase price of each of the foregoing acquisitions was paid by means of borrowings from ANZ.

Other capital expenditures included purchases of $0.9 million, $1.5 million and $0.8 million in FY 2004, FY 2005 and FY 2006, respectively, for branch display/showrooms, equipment, leasehold improvements and management information systems.

Net cash provided by financing activities was $4.1 million in FY 2004, $9.2 million in FY 2005 and $9.0 million in FY 2006. Net cash provided by financing activities for the three years consisted of net borrowings under Royal Wolf’s ANZ secured credit facility, term loans, notes and vendor financing arrangements, which were used to supplement cash flow from operating activities in the funding of capital expenditures, as well as the container for lease fleet purchases; as described above.

Off-Balance Sheet Arrangements

           We do not maintain any off-balance sheet transactions, arrangements, obligations or other relationships with unconsolidated entities or others that are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations

The following is a summary of Royal Wolf’s (Predecessor) contractual obligations as of June 30, 2007:

	Payment Due by Fiscal Year Ending June 30,
			2009-	2011-	2013 and
Contractual Obligations	Total	2008	2010	2012	Thereafter
	(In thousands)

Capital leases obligations, including interest	$1,426	$1,005	$421	$—	$—
Operating leases	6,764	3,191	2,225	925	423
Long-term debt — principal	42,846	20,150	22,696	—	—
Long-term debt — interest	4,656	1,552	3,104	—	—

	47,502	21,702	25,800	—	—

Total	$55,692	$25,898	$28,446	$925	$423

Seasonality

  Although demand from certain specific customer segments can be seasonal, our operations as a whole are not seasonal to any significant extent. We experience a reduction in sales volumes during Australia’s summer holiday break from mid-December to the end of January, followed by February being a short working day month. However, this reduction in sales typically is counterbalanced by the increased lease revenues derived from the relocations industry, which experiences its seasonal peak of personnel relocations during this same summer holiday break.

Impact of Inflation

We believe that inflation has not had a material effect on our business.

Impact of Recently Issued Accounting Pronouncements

Reference is made to Note 2 of Notes to Condensed Consolidated Financial Statements for a discussion of recently issued accounting pronouncements that could potentially impact us.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices, and other market-driven rates or prices.

Credit Risk. It is our policy that all customers who wish to purchase or lease containers on credit terms are subject to credit verification procedures and the Company will agree to terms with customers believed to be creditworthy. In addition, receivable balances are monitored on an ongoing basis with the result that our exposure to bad debts is not significant. For transactions that are not denominated in the measurement currency of the relevant operating unit, we do not offer credit terms without the specific approval of the Head of Credit in Australia. With respect to credit risk arising from the other financial assets, which comprise cash and cash equivalents, available-for-sale financial assets and certain derivative instruments, our exposure to credit risk arises from default of the counter party, with a maximum exposure equal to the carrying amount of these instruments. As the counter party for derivative instruments is nearly always a bank, we have assessed this as a low risk. In our opinion, we have no significant concentrations of credit risk.

Interest Rate Risk. Our exposure to market risk for changes in interest rates relates primarily to long-term debt obligations. Our policy is to manage interest cost using a mix of fixed and variable rate debt. To manage this mix in a cost-efficient manner, we enter into interest rate swaps, in which we agree to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. These swaps are designated to hedge changes in the interest rate of its commercial bill liability. The secured loan and interest rate swap have the same critical terms, including expiration dates. We believe that financial instruments designated as interest rate hedges are highly effective. However, documentation of such as required by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities does not exist. Therefore, all movements in the fair values of these hedges are taken directly to statement of operations.

Foreign currency risk. We have transactional currency exposure. Such exposure arises from sales or purchases in currencies other than the functional currency. The currency giving rise to this risk is primarily U.S. Dollars. We have a bank account at ANZ denominated in U.S. Dollars into which a small number of customers pay their debts. This is a natural hedge against fluctuations in the exchange rate. The funds are then used to pay suppliers, avoiding the need to convert to Australian dollars. We use forward currency contracts and options to eliminate the currency exposures on the majority of our transactions denominated in foreign currencies, either by transaction if the amount is significant, or on a general cash flow hedge basis. The forward currency contracts and options are always in the same currency as the hedged item. We believe that financial instruments designated as foreign currency hedges are highly effective. However documentation of such as required by SFAS No. 133 does not exist. Therefore, all movements in the fair values of these hedges are taken directly to statement of operations.

We are exposed to market risks related to foreign currency translation caused by fluctuations in foreign currency exchange rates between the U.S. dollar and the Australian dollar. The assets and liabilities of Royal Wolf are translated from the Australian dollar into the U.S. dollar at the exchange rate in effect at each balance sheet date, while income statement amounts are translated at the average rate of exchange prevailing during the reporting period. A strengthening of the U.S. dollar against the Australian dollar could, therefore, reduce the amount of cash and income we receive and recognize from our Australian operations. We also now have certain U.S. dollar-denominated debt at Royal Wolf, including long-term intercompany borrowings, which are remeasured at each financial reporting date with the impact of the remeasurement being recorded in our consolidated statements of operations. As foreign exchange rates vary, our results of operations and profitability may be harmed. We cannot predict the effects of exchange rate fluctuations on our future operating results because of the potential volatility of currency exchange rates. To the extent we expand our business into other countries; we anticipate that we will face similar market risks related to foreign currency translations caused by exchange rate fluctuations between the U.S. dollar and the currencies of those countries.

Reference is made to Note 5 of Notes to Condensed Consolidated Financial Statements and Note 15 of Notes to Consolidated Financial Statements for a further discussion of financial instruments.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed statements of operations combine (i) the historical unaudited consolidated statements of operations of GFN and Royal Wolf for the six months ended December 31, 2007, giving effect to the acquisition as if it had occurred on July 1, 2007, and (ii) the historical consolidated statements of operations of GFN and Royal Wolf for the fiscal year ended June 30, 2007, giving effect to the acquisition as if it had occurred on July 1, 2006. In September 2007, GFN changed its fiscal year to June 30 from December 31 and a transition report on Form 10-K with respect to the six months ended June 30, 2007 was filed in November 2007. As a result, the unaudited statement of operations of GFN for the year ended June 30, 2007 was derived by combining the results for the audited six-month period from January 1, 2007 to June 30, 2007 with the unaudited results for the period from July 1, 2006 to December 31, 2006.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the acquisition, are factually supportable and have a recurring impact. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable.

The following information should be read together with the audited consolidated financial statements and the accompanying notes; and the unaudited condensed consolidated financial statements and the accompanying notes included elsewhere in this registration statement. The unaudited pro forma information is not necessarily indicative of results of operations that may have actually occurred had the acquisition taken place on the dates noted, or the future operating results of the combined company.

Unaudited Pro Forma Condensed Combined Statement of Operations
Six Months Ended December 31, 2007

	GFN	Royal Wolf	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except share and per share data)
Revenues	$—	$50,110	$—		$50,110
Costs and expenses
Cost of sales	—	30,867	—		30,867
Leasing, selling and general expenses	1,052	10,280	59	(h)	11,391
Depreciation and amortization	1	3,235	65	(b)	3,698
			355	(c)
			42	(d)
Operating income (loss)	(1,053)	5,728	(521)		4,154
Interest income	962	154	(768)	(f)	348
Interest expense	(43)	(2,863)	(341)	(a)	(3,362)
			(32)	(e)
			(83)	(g)
Other, net	1,814	163	—		1,977
	2,733	(2,546)	(1,224)		(1,037)
Income before provision for income taxes and minority interest	1,680	3,182	(1,745)		3,117
Provision (credit) for income taxes	295	1,346	(736)	(i)	905
Minority interest	214	—	(68)	(j)	146
Net income	$1,171	$1,836	$(941)		$2,066
Net income per share:
Basic					$0.21
Diluted					$0.16
Weighted average shares outstanding:
Basic					9,690,100	(k)
Diluted					13,167,300	(k)

See notes to unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended June 30, 2007

	GFN	Royal Wolf	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except share and per share data)
Revenues	$—	$74,412	$—		$74,412
Costs and expenses
Cost of sales	—	46,402	—		46,402
Leasing, selling and general expenses	1,125	20,761	292	(h)	22,178
Depreciation and amortization	1	2,577	1,467	(b)	6,558
			2,031	(c)
			482	(d)
Operating income (loss)	(1,126)	4,672	(4,272)		(726)
Interest income	2,646	413	(2,474)	(f)	585
Interest expense	(93)	(4,378)	(2,639)	(a)	(7,651)
			(143)	(e)
			(398)	(g)
Other, net	(7)	95	—		88
	2,546	(3,870)	(5,654)		(6,978)
Income (loss) before provision for income taxes and minority interest	1,420	802	(9,926)		(7,704)
Provision (credit) for income taxes	565	490	(3,945)	(i)	(2,890)
Minority interest	—	—	(803)	(j)	(803)
Net income (loss)	$855	$312	$(5,178)		$(4,011)
Net loss per share:
Basic					$(0.41)
Diluted					$(0.41)
Weighted average shares outstanding:
Basic					9,690,100 (k)
Diluted					9,690,100 (k)

See notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(In thousands, except per share data)

(a) To adjust interest expense from the beginning of the period on the amended ANZ secured credit facility and the Bison Note;

(b) To reflect the two-year amortization from the beginning of the period of the non-compete agreement;

(c) To reflect the six-to-ten year amortization from the beginning of the period of the non-retail and retail customer lists acquired;

(d) To reflect the additional depreciation from the beginning of the period of the fixed assets acquired;

(e) To reflect amortization expense the five and one-half year amortization from the beginning of the period of deferred financing costs incurred;

(f) To adjust interest income from the beginning of the period based on the reduction of cash in the Trust as a result of the acquisition;

(g) To reflect withholding tax from the beginning of the period on intercompany interest charged to Royal Wolf by GFN;

(h) To reflect contributed services from the beginning of the period;

(i) To adjust the provision for income taxes based on (a) to (h) above;

(j) To adjust for the applicable minority interest effect at 13.8% of the adjustments above; and

(k) Weighted average shares outstanding are comprised of the following:

	For the six months ended		For the year ended
	December 31, 2007		June 30, 2007
	Basic	Diluted	Basic	Diluted

Common stock issued to initial stockholder	1,875,000	1,875,000	1,875,000	1,875,000
Common stock issued in connection with the IPO	7,500,000	7,500,000	7,500,000	7,500,000
Common stock issued in connection with underwriters’ over-allotment option	1,125,000	1,125,000	1,125,000	1,125,000
Common stock converted to cash	(809,900)	(809,900)	(809,900)	(809,900)
Assumed exercise of warrants and stock options	—	3,477,200	—	—
	9,690,100	13,167,300	9,690,100	9,690,100

As a result of the net loss reflected in the unaudited pro forma condensed combined statement of operations for the year ended June 30, 2007, basic and diluted shares used are the same.

BUSINESS

Company Overview

We are a holding company whose strategy and business plan is to acquire and operate specialty finance and equipment leasing businesses in the U.S., Europe, Australia and Asia. We plan to acquire growing businesses with strong management teams that earn attractive returns on equity. We will assist these managers by providing operational and acquisitions advice and access to capital.

We were incorporated in Delaware on October 2005 to serve as a vehicle to effect a business combination with one or more operating businesses. From inception through September 13, 2007, we were a development stage company. During that period we did not have any business or operations. Our activities were limited to raising capital in our initial public offering, which we refer to as our “IPO.” We focused on identifying and acquiring an operating business.

To date our only operating subsidiary is Royal Wolf.

Royal Wolf

On September 13, 2007, we acquired Royal Wolf. We paid $64.3 million to acquire Royal Wolf. The purchase price consisted of $44.7 million of cash and shares of common stock of GFN U.S., constituting 13.8% of the outstanding capital stock of GFN U.S. following the issuance. We issued the shares of common stock of GFN U.S. to Bison Capital Australia, L.P., which we refer to as “Bison Capital,” as one of the sellers of Royal Wolf. Following the acquisition, we own 86.2% of the outstanding capital stock of GFN U.S., and Bison Capital owns the remaining 13.8% of the outstanding capital stock of GFN U.S. Through its indirect subsidiary GFN Finance, GFN U.S. owns all of the outstanding capital stock of Royal Wolf.

Royal Wolf is the leading provider in Australia of portable storage containers, portable container buildings and freight containers, which we refer to collectively as “storage container products.” Royal Wolf leases and sells storage container products through its 17 customer service centers, which we refer to as “CSCs,” located in every state in Australia. We believe Royal Wolf has the largest lease fleet of storage container products in Australia. Royal Wolf is the only portable container lease and sales company with CSCs in all major business centers in Australia and, as such, is the only storage container products company in Australia with a national infrastructure and work force.

Royal Wolf’s storage container products are used by a broad range of industries. Our storage container products provide secure, accessible temporary storage for a diverse client base of over 12,000 large and small customers who conduct business in industries that include mining, road and rail, construction, moving and storage, manufacturing, transportation and defense. Our customers use our products for a wide variety of storage applications, including retail and manufacturing inventory, construction materials and equipment, documents and records and household goods.

We are pursuing a strategy focused on growing our leasing operations. Historically, Royal Wolf’s revenue mix has been over 67% sales and under 33% leasing. We believe a leasing business with a fleet of storage container products has the following advantages:

•	recurring revenues from leases with an average duration of more than 12 months;

•	monthly lease rates that recoup our unit investment within an average of 30 months;

•	long useful asset lives exceeding 25 years with low maintenance and high residual values;

•	the ability to leverage the relatively fixed costs of our CSCs to service a large fleet of storage container products; and

•	incremental leasing operating margins in excess of 50%.

Industry Overview

The storage industry includes two principal segments, fixed self-storage and portable storage. The fixed self-storage segment consists of permanent structures located away from customer locations used primarily by consumers to temporarily store excess household goods. We do not participate in the fixed self-storage segment.

The portable storage segment, in which we operate, differs from the fixed self-storage segment in that it brings the storage solution to the customer’s location and addresses the need for secure, temporary storage with immediate access to the storage unit. Many of our customers are businesses. The advantages of portable storage include convenience, immediate accessibility, better security and low costs. In contrast to fixed self-storage, the portable storage segment is primarily used by businesses.

We believe the domestic storage container industry in Australia has developed into a stable market analogous to the marine container business 20 or 25 years ago. Marine containerization displaced less efficient and more expensive specialized equipment. We believe portable storage containers are achieving increased market share compared to the other options because of an increasing awareness that containers provide ground level access, durable protection against damage caused by wind or water and custom modifications tailored to customers’ specific uses.

Portable Storage Container Market

Since the mid-1990s, the domestic container industry in Australia has developed into a stable market analogous to the marine container business 20 or 25 years ago. Marine containerization displaced less efficient and more expensive specialized equipment. We believe portable storage containers are achieving increased market share compared to the other options because of an increasing awareness that containers provide ground level access, durable protection against damage caused by wind or water and custom modifications tailored to customers’ specific uses.

We are not aware of any published third-party analysis of the Australian portable storage container market. Based upon its own internal analysis, Royal Wolf’s management estimates that the portable storage market in Australia currently generates annual revenues of approximately U.S. $167 million (AUS $190 million), with an estimated 60% derived from sales of portable storage containers. Royal Wolf’s management anticipates that, as the market matures, rental revenue will account for an increasing proportion of the total revenue.

The portable storage market has experienced steady growth since the mid-1990s. Although there is no official forecast of industry growth rates or the future potential size market for portable storage in Australia, we believe that a number of factors suggest that the market will continue to grow:

•
The level of knowledge among potential customers regarding the availability and benefits of containerized storage in key Australian markets, such as the construction and mining industries, is still low;

•	Suppliers and customers continue to develop further uses for portable containers, thereby broadening the market for portable containers; and

•	As the market leader in Australia, Royal Wolf has consistently achieved organic growth based, in part, on growth in the market as a whole.

Royal Wolf’s competition in this market is regionalized and highly fragmented. In most locations, Royal Wolf competes with several mid-sized to large-sized regional competitors, including SimplyContainers, Macfield and ANL CGM, as well as smaller, full and part-time operators. Local competitors are regionally focused, and are usually more capital-constrained. In general, most are therefore heavily reliant on monthly sales performance, have slowly growing rental fleets and limited ability to transact larger deals.

The following table lists about Royal Wolf’s principal competitors in the portable storage container market:

Competitor	Scope of Operations
Royal Wolf	National
Simply Containers	National
Macfield	Regional
ANL CGM	National

The foregoing table summarizes information regarding Royal Wolf and its principal competitors in the portable buildings market. This information was compiled by management based upon senior management informal estimates and internal surveys of competitor rental fleet size and annual sales volumes involving the regional Royal Wolf general managers and senior marketing personnel, and, where possible, external information such as competitor newsletters, placement of advertising in regional yellow pages, and discussions with corporate customers and suppliers of used boxes such as wholesalers, shipping lines, and container fleet lessors. We have no independent corroboration of this market information, and there is no assurance that this internally-generated information is accurate or complete.

Portable Buildings Market

The portable buildings market in Australia is estimated to have generated revenue totaling $845 million (AUS$964 million) in the year ending June 2006, of which approximately $500 million (AUS $571 million) relates to the markets in which Royal Wolf offers a competing product, according to reports from IBIS World Industry Report published in March 2006. The portable buildings market consists of the following:

•	Engineering, construction and resources — approximately 50%.

•	Non-residential building construction — approximately 35%.

•	Recreation and holiday market — approximately 15%.

Within the engineering, construction and resources market, portable buildings are used for site offices, toilet and shower facilities, and worker housing and temporary accommodation blocks. This market is influenced by trends in public and private sector spending on infrastructure, generally, and, particularly, mine development and road and pipeline construction.

Demand from the non-residential buildings market principally stems from the demand for work sheds, site offices, industrial garages and temporary warehousing. Demand can be significantly affected by special projects such as the 2000 Olympic Games and 2006 Commonwealth Games hosted in Australia.

The recreation and holiday market is increasingly becoming an important source of demand, particularly for the supply of fitted out cabins to be used as rental accommodations and second homes on purchased blocks of land. Growth in demand has been driven by growth in disposable income and increased leisure time associated with an aging population.

We believe that the portable buildings market will grow over the medium term, driven in part by a cyclical expansion in the mining and construction markets. We also believe that differentiation and new portable building products such as the hazardous materials unit and containerized portable office and portable housing units introduced by Royal Wolf in 2005 will act as a stimulus for longer-term growth in the market as older style products are replaced.

The lease and sale of containerized portable buildings have major advantages over traditional portable buildings in terms of transportability, security and flexibility. We believe that Royal Wolf’s launch of its portable buildings line of products in late 2005 represents a significant new market and growth opportunity for Royal Wolf.

In the portable buildings markets, Royal Wolf competes with three or four other large participants who manufacture their own units and most of whom offer units for both lease and sale to customers. These competitors include Coats, ATCO, Ausco, Nomad and Fleetwood. At present, Royal Wolf has a negligible presence in this market. The major barrier to entry for new participants is the degree of market penetration necessary to create a wide profile with contractors and clients. Penetrating and competing with the range of products and number of depots and agencies offered by incumbent operators tends to inhibit new entrants. As Royal Wolf already has a national sale and distribution network, established supply channels and a strong profile in its target markets, many of the barriers to entry applicable to other new entrants are not applicable to it.

The following table lists Royal Wolf’s principal competitors in the portable buildings market.

Competitor	Scope of Operations
Coates	National
Ausco	National
Nomad	National
Atco	National

Freight Container Market

Based upon its own internal analysis, RWA’s management estimates that the freight container market in Australia generates approximately $32 million (AUS $37 million) in aggregate annual lease and sales revenues. The rate of growth in this industry has been slow compared with the portable container storage and portable buildings market, which reflects the relative maturity of this industry.

Although there is potential for growth in the freight container market as more road and rail carriers recognize the efficiencies of containerization, Royal Wolf’s present strategy is to maintain rather than grow its container fleet investment and dependence upon this sector of its business activities. Competitors include MacField, Cronos and Simply Containers.

The following table lists Royal Wolf’s principal competitors in the freight container market.

Competitor	Scope of Operations
Macfield	National
Cronos	National
Simply Containers	National

Business Strengths of Royal Wolf

Royal Wolf is the leading provider of storage container products in Australia. We believe this leading position is based upon the following strengths:

• Market Leader. With a lease fleet of approximately 21,000 containers, a sales inventory of approximately 2,000 storage containers and 17 CSCs located in every state in Australia, we believe Royal Wolf is the market leader in Australia for storage container products.

• Diverse Customer Base. Our portable units provide secure, accessible temporary storage for a diversified client base of over 12,000 customers that includes large and small mining companies, road and rail businesses, construction companies, moving and storage providers, manufacturers, transportation businesses and the Australian military.

• Experienced Management Team. Royal Wolf has an experienced senior management team. Robert Allan, the chief executive officer of Royal Wolf, has over 23 years of experience in the equipment leasing industry. The ten members of the senior management team of Royal Wolf have an average of over 13 years of experience in the equipment leasing industry. We believe the experience of this management team will be critical to growing Royal Wolf’s business.

Business Strategy

Our business strategy consists of the following:

   Focus on Portable Storage Leasing Business.   We focus on growing our core leasing business because it provides predictable, recurring revenue and high margins. We believe that we can generate substantial demand for our storage container products throughout Australia. Our leasing revenues grew from $12.4 million in the year ended December 31, 2004 to $21.5 million in the year ended June 30, 2007, reflecting a compound annual growth rate of over 20%. The container storage and portable building industry is relatively undeveloped in Australia. We believe the undeveloped nature of the market presents significant growth opportunities for Royal Wolf. Although use for portable storage, domestic freight movement and portable building applications is increasing, we believe there are many more uses for our storage container products still to be developed. Royal Wolf’s market opportunity is to fully develop and service these applications.

Generate Strong Internal Growth.   We define internal growth as increase in lease revenues on a year-over-year basis at our branch locations in operation for at least one year, without inclusion of leasing revenue attributed to same-market acquisitions. We continue to focus on increasing the number of storage container units we lease from our existing branches to both new and repeat customers as well as adopting the billing methodologies that are represented in the U.S. and U.K. markets, such as billing in advance, a 28-day billing cycle and a damage waiver program. Historically, we have been able to generate strong internal growth within our existing markets through sales and marketing programs designed to increase brand recognition, expand market awareness of the uses of portable storage and differentiate our products from our competitors.

Launch Enhanced and Innovative Products.   We continue to enhance our existing products to meet our customers’ needs and requirements. We have introduced new products and features that expand the applications and overall market for our storage products. For example, in 2005 we introduced a 10-foot purpose built storage unit that has proven to be a popular product with our customers. We also introduced in 2005 a new accommodation unit used in mining camps.

Leverage our Infrastructure through Acquisitions. We have a geographically wide ranging branch network infrastructure that is capable of taking on additional volume at minimal levels of additional fixed cost. Our objective is to add volume by organically growing the lease fleet in these locations as well as adding volume through acquisitions. “Tuck in” acquisitions which add lease fleet to existing branches or adding newly acquired fleets with branch locations in better locations can be a very effective way of leveraging our infrastructure. In addition, the corporate infrastructure of Royal Wolf is capable of managing existing fleets and locations in geographies outside of Australia, but within Asia-Pacific.

Since December 2005, Royal Wolf has completed five acquisitions:

•
In December 2005, Royal Wolf acquired the assets of Cairns-based Cape Containers for a purchase price of $619,000. This purchase resulted in the acquisition of 173 portable storage units and the related customer base;

•	In March 2006, Royal Wolf purchased the remaining shares of Royal Wolf-Hi Tech, a Newcastle-based joint venture, for $591,000, which added a further 676 portable storage units to the Royal Wolf fleet;

•	In April 2006, Royal Wolf acquired the assets of Melbourne-based Australian Container Network, or ACN, for $4.1 million. This acquisition added a further 891 units to Royal Wolf’s fleet; and

•	In May 2007, Royal Wolf acquired the assets of Gosford-based Professional Sales & Hire (Terrigal Motors Ltd.) for $303,000. This was a small but strategically important transaction that added a further 140 units to Royal Wolf’s fleet.

•
In November 2007 Royal Wolf acquired GE SeaCo. Royal Wolf paid $17.9 million to acquire substantially all of the assets of GE SeaCo. The acquisition added more than 6,300 containers to Royal Wolf’s fleet, of which 4,600 units are leased by approximately 200 mid-sized businesses and approximately 20 national accounts serving such industries as road and rail, moving and storage and logistics. GE SeaCo exited the domestic container leasing market in Australia after 25 years through this transaction and the simultaneous sale of its tank container business. Royal Wolf assumed agreements in connection with the acquisition, including several depot and agency contracts and an agreement to purchase storage containers from affiliates of GE SeaCo.

As a result of these acquisitions and Royal Wolf’s organic growth, Royal Wolf’s lease fleet grew to approximately 21,000 units as of November 30, 2007.

Products and Services

Royal Wolf is the only container company in Australia with both the national presence and product range capable of servicing all sectors of the domestic rental and sales market. The Company’s key products include:

Portable storage containers:	10-foot, 20-foot and 40-foot general purpose units
Double pallet-wide high cube units
Hazardous goods containers
Refrigerated containers

Portable container buildings:	Site offices and Cabins
Workforce accommodation units
Luxury accommodation units
Ablutions blocks

Freight Containers:	Curtain-side containers
20-foot and 40-foot Hi-cube containers

20-foot and 40-foot two pallet-wide containers
Side-opening door containers

Portable Storage Containers:  Royal Wolf leases and sells portable containers, some of which we are customized for specific customers, for on-site storage by customers. These customers include retail outlets and manufacturers, government departments, farming and agricultural concerns, building and construction companies, clubs and sporting associations, mine operators and the general public. Royal Wolf’s products include general purpose dry storage containers, refrigerated containers and hazardous goods containers in a range of standard and modified sizes, designs and storage capacities.

The amount and percent of Royal Wolf’s total sales and leasing revenues attributable to the market for the fiscal year ended June 30, 2007 were as follows:

	U.S.$	Percent
	(In millions)
Sales revenues	$40,338	76%
Leasing revenues	$14,177	66%
Containers in lease fleet	10,417	65%

Portable Container Buildings:  Royal Wolf also leases and sells portable container buildings as site offices and for temporary accommodations. Royal Wolf customizes portable storage container buildings for some customers. Royal Wolf entered the portable building market in August 2005 with 20-foot and 40-foot portable buildings manufactured from steel container platforms which it markets to a subset of its portable storage container customer base.

The amount and percent of Royal Wolf’s total sales and leasing revenues attributable to the market for the fiscal year ended June 30, 2007 were as follows:

	U.S.$	Percent
	(In millions)
Sales revenues	$9,539	18%
Leasing revenues	$1,778	8%
Containers in lease fleet	962	6%

Freight Containers:  Royal Wolf also leases and sells freight containers specifically designed for transport of products by road and rail. Customers include national moving and storage companies, distribution and logistics companies, freight forwarders, transport companies, rail freight operators and the Australian military. Royal Wolf’s freight container products include curtain-side, refrigerated and bulk cargo containers, together with a range of standard and industry-specific dry freight containers.

The amount and percent of Royal Wolf’s total sales and leasing revenues attributable to the market for the fiscal year ended June 30, 2007 were as follows:

	U.S.$	Percent
	(In millions)
Sales revenues	$3,052	6%
Leasing revenues	$5,528	26%
Containers in lease fleet	4,569	29%

Product Lives and Durability

Most of our fleet is comprised of refurbished and customized storage containers, manufactured steel containers and record storage units, along with our freight and accommodation units. These products are designed for long useful lives.

The majority of our purchases are used storage containers of eight to 12 in age, a time at which their useful life as ocean-going shipping containers is over according to the standards promulgated by the International Organization for Standardization, which we refer to as “ISO.” Because we do not have the same stacking and strength requirements that apply in the ocean-going shipping industry, we have no need for these containers to meet ISO standards. We purchase these containers in large quantities, refurbish them by removing any rust and paint them with a rust inhibiting paint, and further customize them, and add our decals and branding.

We maintain our steel containers on a regular basis by painting them on average once every two to three years, removing rust, and occasionally replacing the wooden floor or a rusted panel. This periodic maintenance keeps the container in good condition and is designed to maintain the unit’s value and rental rates comparable to new units.

Branch network

Royal Wolf leases and sells its storage container products from an Australia-wide network of 17 CSCs, the largest branch network in Australia of any company in the business of selling and leasing portable storage containers. Royal Wolf is represented in all major metropolitan areas, and Royal Wolf is the only container leasing and sales company with a nationally integrated infrastructure and work force.

A typical Royal Wolf CSC consists of a leased site of approximately two to five acres with a sales office, forklifts and all-weather container repair workshop. CSC office staffing ranges from two to 15 people and consists of a Branch Manager supported by the appropriate level of sales, operations and administrative personnel. Yard and workshop staffing usually ranges between one and 12 people and can consist of welders, spray painters, boilermakers, forklift drivers and production supervisors. CSC inventory holding ranges between 100 and 500 storage containers at any one time, depending on market size and throughput demand.

The following map shows Royal Wolf’s existing CSC locations:

Customers

Royal Wolf has a broad base of over 12,000 active customers, with no single customer constituting more than 3% of the Company’s annual revenue for the fiscal year ended June 30, 2007. Our customer base includes the retail and manufacturing sectors, councils and government departments, the farming and agricultural community, the building and construction industry, clubs and sporting associations, the mining sector and the general public. We believe the breadth of Royal Wolf’s customer base reduces the business’ exposure to a downturn in any particular industry.

Royal Wolf provides its customers a solutions-oriented approach, with high reliability in equipment quality and supply, with prompt and efficient delivery and pick-up, and with superior service and product knowledge. This is supported by a highly responsive national marketing team, in-house finance, control and engineering expertise and nationally linked fleet management and accounting systems. Royal Wolf is the largest and only truly national supplier of container products in Australia, and the only container company with the scale and capacity to service a full range of customers; from small local accounts right through to the largest national businesses.

 Royal Wolf’s diverse customer base of over 12,000 customers uses portable storage containers for a variety of uses:

•	Rapid deployment storage for the military, emergency services, and disaster relief;

•	Portable work camps for the and resources industry, including accommodations, ablution and kitchen containers;

•	Low-cost accommodations for remote communities and caravan parks;

•	Offices, workshops or storerooms in a growing range of sizes and configurations;

•	Temporary storage for in retail and wholesale industries for excess inventory; and

•	Farm storage for cattle feed, farm equipment, fertilizers, and other items.

During the fiscal year ended June 30, 2007 sales of our storage container products to the mining industry increased. We believe the diversity of our customer base will allow us to take advantage of growth in a wide variety of industries.

Employees

As of December 31, 2007, Royal Wolf employed approximately 200 persons on a full-time basis.

None of Royal Wolf’s employees are covered by a collective bargaining agreement. Royal Wolf’s management believes its relationship with its employees is good. Royal Wolf has never experienced any material labor disruption, and its management is not aware of any efforts or plans to organize its employees.

Sales and Marketing

Royal Wolf’s sales and marketing strategy is designed to reach thousands of potential customers. Communication with potential customers is predominantly generated through a combination of Yellow Pages and print media advertising, phone sales and cold calling, web-site, word of mouth, walk-ins and direct mail.

The customer hiring or buying process is being driven by customer awareness of the products combined with moderate price shopping. We believe that while a typical customer may shop a limited number of suppliers, the customer does not spend much time doing so because the potential cost savings is relatively low compared to the value of their time. Our goal is for Royal Wolf to be one of the suppliers that potential customers call.

Product Procurement

Royal Wolf purchases marine cargo containers from a wide variety of international shipping lines and container leasing companies, plus new container products directly from container manufacturers in China. We believe Royal Wolf is the largest buyer of both new and used container products for the Australian market.

The majority of used storage containers purchased are standard 20-foot and 40-foot units which Royal Wolf converts, refurbishes and customizes. Royal Wolf also purchases new storage containers directly from container manufacturers.

Each of the following material suppliers was the source of 5% or more of Royal Wolf’s container purchases during the fiscal year ended June 30, 2007:

Suppliers	Type of Product Purchased	Percentage of Container Purchases
Nantong CIMC	New	25%
Triton Container	Used	12%
Shanghai Baoshan	New	7%
Maersk	Used	5%
Eastern Container Alliance	Used	4%

Royal Wolf purchases new storage container products under purchase orders issued to container manufacturers, which the manufacturers may or may not accept or be able to fill. There are several alternative sources of supply for storage containers. Royal Wolf is not dependent upon any one manufacturer and is able to purchase storage container products from a variety of suppliers. The failure of one or more of its suppliers to timely deliver containers to Royal Wolf could adversely affect its operations. If these suppliers do not timely fill Royal Wolf’s purchase orders or do not properly manufacture the ordered products, Royal Wolf’s reputation and financial condition also could be harmed.

In connection with to the GE SeaCo acquisition, Royal Wolf entered into a five-year purchasing agreement with Sea Containers Ltd. and Genstar for their international cargo fleet containers entering the Australian and Papua New Guinea markets as domestic units. The agreement calls for a GFN and its subsidiaries to purchase up to 5,000 containers per year at specified prices based upon the quality of the container with options to purchase additional units.

Fleet Management

Royal Wolf regularly needs to re-locate containers between its CSCs to meet peaks in regional demand and optimize inventory levels. Royal Wolf has close relationships with the national road and rail hauling companies that enable it to transport the majority of containers interstate at attractive rates.

Royal Wolf’s management information systems are instrumental to its fleet management and targeted marketing efforts. Fleet information is updated daily at the branch level which provides management with on-line access to utilization, leasing and sale fleet unit levels and revenues by branch or geographic region.

Regulatory Matters

Royal Wolf must comply with various federal, state and local environmental, transportation, health and safety laws and regulations in connection with its operations. Royal Wolf believes that it is in substantial compliance with these laws and regulations. In addition to compliance costs, Royal Wolf may incur costs related to alleged environmental damage associated with past or current properties owned or leased by it. Royal Wolf believes that its liability, if any, for any environmental remediation will not have a material adverse effect on its financial condition. However, we cannot be certain that the discovery of currently unknown matters or conditions, new laws and regulations, or stricter interpretations of existing environmental laws will not have a material adverse effect on Royal Wolf’s business or operations in the future.

Trademarks

Royal Wolf entered into a licensing agreement with Triton CSA International B.V. for the use of the “Royal Wolf” name and trademark in connection with its retail sales and leasing of intermodal cargo containers and other container applications in the domestic storage market within Australia and surrounding islands in the Pacific Islands region. The license was entered into in December 2003 in connection with RWA’s purchase of Royal Wolf from Triton in consideration of a nominal $1.00 payment by Royal Wolf. The license is royalty-free to Royal Wolf and exclusive within this territory. The license will continue in perpetuity as long as Royal Wolf continues to use the “Royal Wolf” name and trademark as the exclusive name for its business and mark for its products, subject to the termination provisions of the license. The license may be terminated by the licensor upon 30 days notice in the event Royal Wolf breaches its obligations under the license. The license will terminate automatically if Royal Wolf becomes insolvent or ceases to sell products under the trademark for a continuous period of 30 months. The license is nontransferable by Royal Wolf without the consent of the licensor, and we have obtained the licensor’s consent to our acquisition of Royal Wolf. Royal Wolf has represented to us that it believes that it is in compliance with the agreement and there are no claims pending against Royal Wolf challenging its right to use the “Royal Wolf” name and trade mark within Royal Wolf’s region of business.

Legal Proceedings

Currently, the Company is not involved in any material lawsuits or claims arising out of the normal course of our business. The nature of our business is such that disputes can occasionally arise with employees, vendors (including suppliers and subcontractors), and customers over warranties, contract specifications and contract interpretations among other things. The Company assesses these matters on a case-by-case basis as they arise. Reserves are established, as required, based on its assessment of its exposure. The Company has insurance policies to cover general liability and workers compensation related claims. In our opinion, the ultimate amount of liability not covered by insurance, if any, under pending litigation and claims will not have a material adverse effect on our financial position or operating results.

Additional Information

Our principal executive offices are located at 39 East Union Street, Pasadena, CA 91103 and our telephone number is (626) 584-9722.

MANAGEMENT

Directors and Executive Officers

The following information is provided regarding our directors and executive officers as of December 31, 2007. No family relationship exists between any director or executive officer:

Name	Age	Position
Ronald F. Valenta	49	Chief Executive Officer and Director

John O. Johnson	46	Chief Operating Officer

Charles E. Barrantes	55	Executive Vice President and Chief Financial Officer

Christopher A. Wilson	40	General Counsel, Vice President & Secretary

Robert Allan	51	Chief Executive Officer, Royal Wolf

Lawrence Glascott	73	Chairman of the Board of Directors

David M. Connell	63	Director

Manuel Marrero	50	Director

James B. Roszak	66	Director

Ronald F. Valenta has served as a director and as our Chief Executive Officer and Secretary since our inception. He also served as Chief Financial Officer from inception through September 2006. Mr. Valenta served as the President and Chief Executive Officer of Mobile Services Group, Inc., a portable storage company he founded in 1988 until 2003. In April 2000, Windward Capital Partners acquired a controlling interest in Mobile Services Group, Inc. through a recapitalization transaction. In August 2006, Welsh, Carson, Anderson & Stowe, through another recapitalization transaction, acquired a controlling interest in Mobile Services Group, Inc. Mr. Valenta served as the non-executive Chairman of the Board of Directors of Mobile Services Group, Inc. from March 2003 until August 2006, and as a director since that time. Mr. Valenta was the managing member of Portosan Company, LLC, a portable sanitation services company he founded in 1998, until 2004 when a majority of the assets of that company were sold to an affiliate of Odyssey Investment Partners, LLC. Mr. Valenta is currently Chairman of the Board of Directors for CMSI Capital Holdings, Inc., a private investment company he founded in 1991, Mobile Office Acquisition Corporation, the parent company of Pac-Van, Inc., a U.S. office modular and portable storage company, PV Realty LLC, a real estate company founded in 2000, and United Document Storage, LLC (formerly PortoShred LLC), a document storage and destruction company he formed in 2003. In 2007, Mr. Valenta also formed two holding companies to purchase two businesses in the pay-day and title lending businesses. From 2003 to 2006, Mr. Valenta was also a director of the National Portable Storage Association, a not-for-profit entity dedicated to the needs of the storage industry. From 1985 to 1989, Mr. Valenta was a Senior Vice President with Public Storage, Inc.

John O. Johnson has served as our Chief Operating Officer since inception. Mr. Johnson is a Managing Director of The Spartan Group, a boutique investment banking firm, which he co-founded in 2002. As a Managing Director of The Spartan Group, he is responsible for origination and execution of mergers and acquisition advisory work and capital raising for growth companies. Prior to founding The Spartan Group, Mr. Johnson served in multiple positions with Banc of America Securities from 1984 until 2002, culminating in his appointment as Managing Director in 1994. While at Banc of America Securities, he specialized in growth company banking coverage and leveraged buyouts and leveraged finance while ultimately becoming a Group Head. Mr. Johnson has served as an investment banker to various companies owned or operated by Mr. Valenta since 1997.

Charles E. Barrantes has served as our Executive Vice President and Chief Financial Officer in September 2006. Prior to joining us, Mr. Barrantes was vice president and chief financial officer for Royce Medical Company from early 2005 to its sale in late 2005. From 1999 to early 2005, he was chief financial officer of Earl Scheib, Inc., a public company that operated over 100 retail paint and body shops. Mr. Barrantes has over 25 years of experience in accounting and finance, starting with more than a decade with Arthur Andersen & Co.

  Christopher A. Wilson became our General Counsel, Vice President & Secretary in December 2007. Prior to joining us, Mr. Wilson was the general counsel and assistant secretary of Mobile Services Group, Inc. from February 2002 to December 2007. Mr. Wilson practiced corporate law as an associate at Paul, Hastings, Janofsky & Walker LLP from 1998 to February 2002. Mr. Wilson graduated with a B.A. from Duke University in 1989 and a J.D. from Loyola Law School of Los Angeles in 1993.

Robert Allan has been the Chief Executive Officer of Royal Wolf since February 2006 and as such has been one of our executive officers since September 13, 2007. Mr. Allan joined Royal Wolf in April 2004 as its Executive General Manager. From 2000 until joining Royal Wolf, he served as Group General Manager of IPS Logistics Pty Ltd, a shipping and logistics company. From 1997 until 2000, Mr. Allan was employed as a Regional Director of Triton Container International, the world’s largest lessor of marine cargo containers to the international shipping industry. Mr. Allan has more than 30 years of experience in the container leasing and logistics industries.

Lawrence Glascott has been our Chairman of the Board of Directors since November 2005. Mr. Glascott has served as a director of 99¢ Only Stores since 1996 where he currently serves on its Audit, Compensation and Nominating and Corporate Governance Committees. From 1991 to 1996 he was the Vice President — Finance of Waste Management International, an environmental services company. Prior thereto, Mr. Glascott was a partner at Arthur Andersen LLP and was in charge of the Los Angeles based Arthur Andersen LLP Enterprise Group practice for over 15 years.

David M. Connell has been a director since November 2005. Mr. Connell founded Cornerstone Corporate Partners, LLC, a consulting and advisory firm, in 1999. Prior to establishing Cornerstone Corporate Partners in 1999, Mr. Connell served as President and a member of the Board of Directors for Data Processing Resources Corporation, or DPRC, from 1992 to 1999. DPRC was a NASDAQ listed provider of information technology consulting services to Fortune 500 companies. Prior to his services with DPRC, from 1988 to 1993, Mr. Connell was engaged by Welsh, Carson, Anderson; Stowe, a New York private equity firm, to manage a group of portfolio companies. From 1990 to 1993, Mr. Connell served as Chairman and Chief Executive Officer of Specialized Mortgage Service, Inc., an information technology company serving the real estate, banking, and credit rating industries. From 1988 to 1990, he served as Chairman and Chief Executive Officer of Wold Communications, Inc., which later merged and became Keystone Communications, a leading satellite communications service provider.

Manuel Marrero has been a director since November 2005. Since January 2004, Mr. Marrero has worked as a financial and operations management consultant with several companies, principally focused in consumer products brand management. From May 2002 until January 2004, Mr. Marrero served as the Chief Financial Officer of Mossimo, Inc., a designer and licensor of apparel and related products. From 1999 to 2001, Mr. Marrero was the Chief Operating Officer and Chief Financial Officer of Interplay Entertainment Corp., a developer, publisher and distributor of interactive entertainment software, and the Chief Financial Officer of Precision Specialty Metals, Inc. from 1996 to 1999, a light gauge conversion mill for flat rolled stainless steel and high performance alloy. He has served on the boards of Interplay OEM, Inc., Shiney Entertainment, Inc., Seed Internet Ventures, Inc., L.A. Top Producers, LLC, Friends of Rancho San Pedro and Tree People.

James B. Roszak has been a director since November 2005. Mr. Roszak has been a director of National RV Holdings, Inc. since June 2003. Mr. Roszak was employed by the Life Insurance Division of Transamerica Corporation, a financial services organization engaged in life insurance, commercial lending, leasing and real estate services, from June 1962 through his retirement as President of such division in June 1997. Mr. Roszak also served as interim Chief Executive Officer and a director of buy.com, an Internet retailer, from February 2001 through August 2001. He is also a member of the Board of Trustees of Chapman University.

Director Independence

      The American Stock Exchange requires that a majority of our board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship, which, in the opinion of the Company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

      Messrs. Connell, Marrero, Glascott and Roszak are “independent directors.”

Audit Committee. The Audit Committee consists of Messrs. Roszak, as chairman, Marrero and Glascott, each of whom we believe qualifies as an “audit committee financial expert,” as defined in the rules and regulations of the Securities and Exchange Commission. In addition, we will certify to the American Stock Exchange that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual's financial sophistication. Each member of the Audit Committee is an independent director under the American Stock Exchange listing standards.

The purpose of the Audit Committee is to represent and assist our board in its general oversight of our accounting and financial reporting processes, audits of the financial statements and internal control and audit functions. The Audit Committee is directly responsible for the appointment, compensation, retention, oversight and work of our independent auditor.

The Audit Committee met three times during the six months ended June 30, 2007.

Compensation Committee. The Compensation Committee consists of Messrs. Connell, as Chairman, Marrero and Roszak.

The purposes of the Compensation Committee are: (i) to determine and approve the goals, objectives and compensation structure for our executive officers; (ii) to review the performance of our executive officers; and (iii) to review the Company's management resources, succession planning and development activities.

The Compensation Committee met once during the six months ended June 30, 2007.

Nominating Committee. The Nominating Committee consists of Messrs. Marrero, as chairman, Connell and Roszak, each of whom is an independent director under the American Stock Exchange listing standards.

The purpose of the Nominating Committee is to be primarily responsible for identifying individuals qualified to serve as members of our Board of Directors and recommending to the Board the persons to be nominated by the Board as nominees for director at each annual meeting of shareholders.

The Nominating Committee met two times during the six months ended June 30, 2007.

The Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors. When considering candidates for director, the Nominating Committee takes into account a number of factors, including the following (although candidates need not possess all of the following characteristics and not all factors are weighted equally):

•	Ability to attend regular and special board and committee meetings and willingness to perform the duties of a director

•	Fine moral character, good personal and business reputation

•	Industry knowledge, contacts and network of potential clients in industries served by the Company

•	Ability to be responsible, fair-minded, reliable, ethical and possess high integrity

•	Prior experience on boards of directors

•	Senior-level management experience

•	Possession of specific skills in auditing, accounting, personnel, finance, etc.

The Nominating Committee will periodically assess the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, or the size of the Board of Directors is expanded, the Nominating Committee will consider various potential candidates for director. Candidates may come to the attention of the Board of Directors through current Board of Directors members or management, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating Committee, and may be considered at any point during the year.

The Nominating Committee will consider candidates for directors recommended by stockholders who follow the proper procedures in submitting the recommendation. The Board of Directors will consider candidates recommended by stockholders using the same criteria it applies to candidates recommended by directors. To be considered for election at an annual meeting, the recommendation must be submitted no later than December 31 of the year prior to the year in which the meeting will be held. The recommendation must be in writing addressed to the Corporate Secretary and must include the following: (i) statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating Committee; (ii) name and contact information for the candidate; (iii) statement of the candidate's business and educational experience; (iv) information regarding each of the factors listed above (other than the factor regarding board size and composition) sufficient to enable the Nominating Committee to evaluate the candidate; (v) statement detailing any relationship between the candidate and any competitor of the Company; (vi) detailed information about any relationship or understanding between the writer and the candidate; and (vii) statement that the candidate is willing to be considered and is willing to serve as a director if nominated and elected.

Compensation of Directors

The following table provides information concerning the compensation of the directors for the six months ended June 30, 2007:

Director Compensation

Name	Fees Earned or Paid in Cash	Total ($)
Lawrence Glascott	$4,500	$4,500

David M. Connell	$4,500	$4,500

Manuel Marrero	$4,500	$4,500

James B. Roszak	$4,500	$4,500

Ronald F. Valenta	$—	$—

Prior to September 2007, our non-employee directors received $1,500 for each Board meeting attended in-person. We also reimburse all of our directors for out-of-pocket expenses incurred by them in connection with their activities on our behalf.

In September 2007, our Board of Directors approved a new schedule of compensation of our non-employee directors effective upon completion of the acquisition of Royal Wolf. The new compensation schedule was based upon recommendations of the Compensation Committee of our Board in light of the fact that, upon completion of the Royal Wolf acquisition, we are no longer a shell company. The following table summarizes the new schedule of compensation of our non-employee directors (directors who also serve as officers currently receive no additional compensation for their services as directors). The annual compensation shown became effective September 13, 2007, and will be prorated for our fiscal year ending June 30, 2008. In addition to the compensation set forth below, each director is also eligible for reimbursement of reasonable expenses incurred in connection with the director’s services.

Annual Retainer—Chairman of the Board	$40,000
Annual Retainer—Other Directors	$30,000
Additional Annual Retainer - Audit Committee Chair	$10,000
Additional Annual Retainer - Compensation Committee Chair	$7,500
Additional Annual Retainer - Nominating Committee Chair	$3,000
Board Meeting Attendance Fee—Chairman of the Board	$2,000
Board Meeting Attendance Fee—Other Directors	$1,500
Committee Meeting Attendance Fee	$750
Telephonic Meeting Attendance Fee	$500

The annual retainers are payable in advance in semiannual increments on June 30 and December 31.

In September 2007, our Board of Directors also adopted an informal policy with respect to future stock-based compensation of our non-employee directors. Under the policy, our Board of Directors will consider making stock option grants upon each director’s initial election or appointment to the Board, as well as at each annual stockholders meeting thereafter following which an incumbent director continues to serve as a director. Any actual stock option grants or other stock-based compensation paid to our non-employee directors, however, will be made only as and when approved by the Board of Directors in the future.

Code of Ethics

      We have adopted a code of ethics that applies to all of our executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business.

Conflicts of Interest

      Potential investors should be aware of the following potential conflicts of interest:

•
Our chief executive officer and chief operating officer are not required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

•
In the course of their other business activities, our officers and directors may become aware of investment and business opportunities that may be appropriate for presentation to our company and the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•
Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those in which our company intends to engage.

•
Ronald F. Valenta, our Chief Executive Officer, is a member of the Board of Directors of Mobile Services Group, Inc., a portable storage company that he founded in 1988, and Chairman of the Board of Directors of Mobile Office Acquisition Corporation, the parent company of Pac-Van, Inc., a U.S. office modular and portable storage company.

      In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

   Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Compensation Policies and Practices

Our Board of Directors is responsible for establishing, implementing and monitoring GFN’s executive compensation program as well as the compensation programs of the Chief Executive Officer of its subsidiaries. GFN’s executive compensation program is designed to reward the achievement of GFN’s annual, long-term and strategic goals, align executives’ incentives with stockholder value creation as well as to attract and retain superior people in key positions by providing compensation that is reasonable and competitive relative to the compensation paid to similarly situated executives in their respective geographies. A substantial portion of the executive’s overall compensation is tied to the financial performance of the business unit by which the Executive is employed, specifically achieving targeted EBITDA. In order to achieve these objectives, GFN provides its executives, including the “named executive officers” identified in the Summary Compensation Table, below, both cash and stock-based compensation that rewards performance measured against established goals.

Compensation Setting Process

Messrs. Valenta and Johnson, our Chief Executive Officer and Chief Operating Officer, respectively, have served in those capacities since our inception in 2005. In connection with our initial public offering, they agreed to serve without compensation until the consummation of our first business combination. Subsequently, Messrs. Valenta and Johnson have agreed to serve without compensation until the earlier of June 30, 2008 or until we have achieved certain financial goals after the consummation of our first business combination.

Accordingly, Mr. Barrantes, our Chief Financial Officer, is the only employee of GFN (excluding RWA) who received compensation for his services to us during the twelve months ended June 30, 2007. Christopher J Wilson became our General Counsel and Vice President on December 14, 2007 and is the second employee who receives compensation.

We compensate Mr. Barrantes and Mr. Wilson pursuant to their employment agreements entered into in September 2006 and December 2007, respectively, in connection with their commencement of employment with us. For a description of the employment agreements, see “Employment Agreements” below.

Messrs. Valenta and Johnson negotiated Mr. Barrantes' employment agreement on our behalf, and the Board of Directors approved the employment agreement. Although our Compensation Committee was in existence in September 2006, the Board of Directors had not approved a charter for the Committee at that time and the Committee was not then performing functions. Mr. Valenta negotiated Mr. Wilson’s' employment agreement on our behalf in consultation with the Compensation Committee and its members, and the Board of Directors approved the employment agreement.

Benchmarking and Peer Group

In approving the compensation of Mr. Barrantes and Mr. Wilson, the Board of Directors reviewed information provided by management regarding the compensation of the officers in comparable positions with four public companies in the equipment leasing business. The Board also considered the size and stage of development of the Company, the experience and prior compensation of Messrs. Barrantes and Wilson, and the scope of the services that each would render (particularly given the lack of support staff and the need to implement policies and procedures). The Board of Directors determined that Mr. Barrantes' and Mr. Wilson’s compensation should consist of a base salary, the opportunity for a material performance-based bonus and stock options under the 2006 Stock Option Plan.

Compensation Program Components

Base Salary

Base salary is established based upon the experience, skills, knowledge and responsibilities required of the executive officers in their respective roles. We considered a number of factors in establishing base salaries of the executive officers, including the years of service of the individual, the individual’s duties and responsibilities, the ability to replace the individual, base salary at the individual’s prior employment and market data for similar positions with competitive companies.

Cash-Based Incentives Awards

The compensation committee has the authority to award discretionary annual bonuses to Mr. Barrantes and Mr. Wilson under the terms of their employment agreements.

Long-Term Equity Compensation

We believe that long-term performance is achieved through compensation policies that encourage performance by our executive officers through the use of stock and stock-based awards. The incentives in our 2006 Stock Option Plan were established to align the interests of our executive officers and employees with the interests of stockholders. The compensation committee believes that the use of stock and stock-based awards offers the best approach to achieving our compensation goals. We have not adopted stock ownership guidelines. Our stock compensation plans constitute the principal method for our executive officers to acquire equity interests in GFN. We believe that the annual aggregate value of these awards should be set near levels for comparable holding companies.

Our compensation committee administers these equity compensation plans, including selecting award recipients, setting the exercise price, if any, of awards, fixing all other terms and conditions of awards, and interpreting the provisions of these equity compensation plans. Our compensation committee has the authority to grant different types of awards of stock options to employees under the 2006 Stock Option Plan. Each stock option represents the right to purchase a specified number of shares of our common stock, at a fixed grant price that cannot be less than the fair market value of the shares on the grant date. Our 2006 Stock Option Plan does not permit re-pricing of any previously granted stock options. The maximum term of a stock option is ten years from the date of grant. Any option will be exercisable in accordance with terms established by our compensation committee. The purchase price of an option may be payable in cash, common stock (valued at fair market on the day of exercise) or a combination of both. Our 2006 Stock Option Plan authorizes our compensation committee to grant non-qualified stock options as well as incentive stock options that comply with the requirements of Section 422(b) of the Internal Revenue Code.

We do not have a formal policy on timing equity awards in connection with the release of material non-public information to affect the value of compensation. The compensation committee has approved, and will continue to approve, all grants of equity compensation. Although the chief executive officer and other executive officers make recommendations to the compensation committee from time to time about the form and amount of equity awards to be granted to our employees, such awards are approved by the compensation committee. The compensation committee does not expect to delegate such approval authority to our management or any subcommittee. In the event that material non-public information becomes known to the compensation committee prior to granting equity compensation, the compensation committee will take the existence of such information under advisement and make an assessment in its business judgment whether to delay the grant of the equity award in order to avoid any impropriety.

Employee Benefits and Other Perquisites

We do not maintain benefit plans for our employees. We reimburse Mr. Barrantes and Mr. Wilson for the cost of their health, dental, vision and/or supplemental disability insurance in the amounts of $750 and $1,150 per month, respectively. Mr. Barrantes and Mr. Wilson are entitled to vacation, sick leave and other paid holidays.

Accounting and Tax Treatment

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation we may deduct for U.S. federal income tax purposes in any one year with respect to our President and chief executive officer and the next four most highly compensated officers. Performance-based compensation that meets certain requirements is, however, excluded from this $1,000,000 limitation.

In reviewing the effectiveness of the executive compensation program, the compensation committee considers the anticipated tax treatment to us and to the named executive officers of various payments and benefits. However, the deductibility of certain compensation payments depends upon the timing of an executive’s vesting or exercise of previously granted awards, as well as interpretations and changes in the tax laws and other factors beyond the compensation committee’s control. For these and other reasons, including to maintain flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the compensation committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code and has not adopted a policy requiring all compensation to be deductible.

The compensation committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives. The compensation committee may establish annual performance criteria in an effort to ensure deductibility of the cash and restricted stock incentive awards made under the 2006 Stock Option Plan. Base salary does not qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. We currently expect that all compensation paid to the named executive officers in 2006 will be deductible by us.

Accounting for Stock-Based Compensation. We account for stock-based payments including awards under our 2006 Stock Option Plan in accordance with the requirements of SFAS No. 123(R).

Potential Payments Upon a Change of Control

Two of our executives have employment agreements that provide for severance payments if their employment was terminated without “cause” following a change of control.

On September 11, 2006, we entered into an employment agreement with Charles E. Barrantes, under which he agreed to serve as our Executive Vice President and Chief Financial Officer. On December 14, 2007, we entered into an employment agreement with Christopher A. Wilson under which he agreed to serve as our General Counsel and Vice President. We have no agreements or arrangement with any executive officer that provides for payments upon termination of employment except that pursuant to the employment agreements of Messrs. Barrantes and Wilson. Under his employment agreement, Mr. Barrantes is entitled to a lump-sum severance payment of six months' base salary if, prior to March 13, 2008, we terminate his employment without “cause” or he terminates his employment for “good reason.” Mr. Wilson is entitled, under his employment agreement, to a lump-sum severance payment of 12 months’ base salary plus a pro-rated bonus if we terminate his employment without “cause” or if he terminates his employment for “good reason.” We have no other agreements or arrangements with any executive officer that provide for payments upon a change of control.

Summary Compensation Table

The following table contains summary compensation information of the following executive officers (our “Named Executive Officers”) for the six months ended June 30, 2007 and the year ended December 31, 2006.

Name and Principal Position	Year		Salary		Bonus		Option Awards (2)	All Other Compensation (3)	Total
Ronald F. Valenta Chief Executive Officer	2007	(1)	$—		$—		$—	$—	$—
	2006		—		—		—	—	—

Charles E. Barrantes Chief Financial Officer and Executive Vice President	2007	(1)	$100,000		$—		$68,800	$3,512	$172,312
	2006		62,121	(4)	21,742	(4)	42,000	3,361	129,224

(1)	For the six months ended June 30, 2007

(2)
The amounts shown are the amounts of compensation expense recognized by us relating to the grants of stock options in fiscal 2006, as described in Financial Accounting Standards No. 123R. For a discussion of valuation assumptions used in the calculation of these amounts, see Note 2, “Summary of Significant Accounting Policies,” and Note 8, “2006 Stock Option Plan,” of the Notes to Consolidated Financial Statements included elsewhere in this Transitional Report on Form 10-K.

(3)	Reimbursement of medical insurance premiums.

(4)
Mr. Barrantes received a bonus for services in 2006, which was paid in September 2007.  This amount equaled 35% of the salary paid to him for 2006, which was equal to his target bonus under his employment agreement.

Plan-Based Awards

We have only one compensation plan, our 2006 Stock Option Plan. No options were granted to the Named Executive Officers during the six months ended June 30, 2007.

The following table provides information options held by Named Executive Officers as of June 30, 2007.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Exercise Price ($/Sh)	Expiration Date
Ronald F. Valenta	—	—	—	—	—

John O. Johnson	—	—	—	—	—
Charles E. Barrantes	—	225,000	—	$7.30	9/11/16

(1)	These options vest in five equal annual installments on September 11 of each of 2007, 2008, 2009, 2010 and 2011, subject to continued service with us, and have a ten-year term.

No Named Executive Officer have exercised any stock options through June 30, 2007.

Employment Agreements

We have employment agreements with Messrs. Barrantes and Wilson. Under their employment agreements, Mr. Barrantes and Mr. Wilson each receive a base annual salary of $200,000 and are eligible to receive an annual bonus each fiscal year of up to 35% of his base salary, provided he is employed on the last day of such year. We reimburse Mr. Barrantes and Mr. Wilson up to $750 and $1,150, respectively, per month for health, dental, vision and supplemental disability premiums for themselves and their families, because we do not currently provide employee benefits. Should we provide such benefits in the future, Mr. Barrantes and Mr. Wilson will be entitled to participate on the same basis in all offered benefits or programs as any other employee.

Mr. Barrantes and Mr. Wilson were each granted options to purchase an aggregate of 225,000 shares of common stock under our 2006 Stock Option Plan as of the date of commencement of his employment. Mr. Barrantes’ options have an exercise price of $7.30 per share, and Mr. Wilson’s options have an exercise price of $9.05 per share. The exercise price of each option grant is equal to the closing sales price of the common stock on the date of grant. These stock option grants vest in five equal annual installments and expire ten years from the date of grant.

The employment agreement of Mr. Barrantes and Mr. Wilson will terminate upon his death or in the event of a physical or mental disability that renders him unable to perform his duties for 60 consecutive days or 120 days in any twelve-month period. Each of Mr. Barrantes and Mr. Wilson may terminate his employment agreement at any time upon 30 days notice to us, and we may terminate it at any time upon notice to Mr. Barrantes and Mr. Wilson.

Robert Allan serves as Chief Executive Officer of Royal Wolf under an employment agreement that will continue indefinitely, unless terminated by Mr. Allan or Royal Wolf upon at least six months’ notice. Under his employment agreement, using an Australian dollar to United States dollar exchange rate of 0.84880 at June 30, 2007, Mr. Allan receives a base annual salary of $254,640 and is eligible to receive an annual performance bonus not to exceed $84,880 based upon the achievement of specified performance indicators. The maximum annual performance bonus is subject to increase based upon consumer price index increases. There is no severance or similar obligation to Mr. Allan under his employment agreement except that Royal Wolf may pay six months’ compensation to Mr. Allan in lieu of providing notice of termination of his employment as described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of January 15, 2008, by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group. Unless otherwise noted, we believe that each beneficial owner named in the table has sole voting and investment power with respect to the shares shown, subject to community property laws where applicable. An asterisk (*) denotes beneficial ownership of less than one percent.

	Beneficial Ownership
Name	Number of Shares (1)	Percent of Class (1)
Ronald F. Valenta(2)(3)	2,605,466	24.1%

John O. Johnson(2)(4)	665,617	6.7%

James B. Roszak(2)	22,500	(* )

Lawrence Glascott(2)	22,500	(* )

Manuel Marrero(2)	22,500	(* )

David M. Connell(2)	22,500	(* )

Charles E. Barrantes(2)(5)	45,000	(* )

Christopher Wilson(2)	1,000	(* )

Robert Allan(6)	800	(* )

Gilder, Gagnon, Howe & Co. LLC(7)	1,788,722	18.6%

Olowalu Holdings, LLC(8)	642,000	6.7%
2863 S. Western Avenue Palos Verdes, California 90275

Ronald L. Havner, Jr.(9) LeeAnn R. Havner The Havner Family Trust	671,500	6.8%
c/o Public Storage, Inc. 701 Western Avenue Glendale, California 91201

Jonathan Gallen(10)	1,905,000	6.4%
299 Park Avenue, 17th Floor New York, New York 10171

Neil Gagnon(11)	1,800,303	17.9%
1370 Avenue of the Americas, Suite 2400 New York, New York 10019

Jack Silver(12)	1,899,410	16.5%
SIAR Capital LLC 660 Madison Avenue New York, New York 10021

Brencourt Advisors, LLC(13)	695,200	7.2%
600 Lexington Avenue 8th Floor New York, NY 10022

All executive officers and directors as a group (14) persons_nine persons)(11)	3,406,883	30.6%

(1)
Based on 9,690,099 shares of common stock outstanding. In accordance with the rules of the Securities and Exchange Commission, person is deemed to be the beneficial owner of shares that the person may acquire within the following 60 days (such as upon exercise of options or warrants or conversion of convertible securities). These shares are deemed to be outstanding for purposes of computing the percentage ownership of the person beneficially owning such shares but not for purposes of computing the percentage of any other holder.

(2)	Business address is c/o General Finance Corporation, 39 East Union Street, Pasadena, California 91103.

(3)
Includes: (i) 13,500 shares owned by Mr. Valenta’s wife and minor children, as to which Mr. Valenta’s shares voting and investment power with his wife; and (ii) 1,181,966 shares that may be acquired upon exercise of warrants. The shares shown exclude the shares referred to in note (8), below.

(4)	Includes 309,367 shares that may be acquired upon exercise of warrants.

(5)	Represents shares that may be acquired upon exercise of options.

(6)	Business address is Suite 201, Level 2, 22-28 Edgeworth David Avenue, Hornsby, New South Wales, Australia 2077

(7)
Information is based upon a Schedule 13G filed on September 30, 2007. Gilder, Gagnon, Howe & Co. LLC is a New York limited liability and broker or dealer registered under the Securities Exchange Act of 1934. The shares shown include 55,454 shares as to which Gilder, Gagnon, Howe & Co. LLC has sole voting power and 1,788.722 shares as to which it shares voting and investment power. Of these 1,788.722 shares, 1,582,235 shares are held in customer accounts under which partners or employees of Gilder, Gagnon, Howe & Co. LLC have discretionary authority to dispose or direct the disposition of the shares, 151,083 shares are held in accounts of its partners and 55,454 shares are held in its profit-sharing plan.

(8)
Information is based upon a Schedule l3G filed on February 27, 2007. Olawalu Holdings, LLC (“Olawalu”), is a Hawaiian limited liability company, of which Rick Pielago is the manager. Olawalu shares voting and investment power as to all of the shares shown with Lighthouse Capital Insurance Company, a Cayman Islands exempted limited company, and the Ronald Valenta Irrevocable Life Insurance Trust No. 1, a California trust, of which Mr. Pielago is trustee. The Ronald Valenta Irrevocable Life Insurance Trust No. 1 is an irrevocable family trust established by Ronald F. Valenta in December 1999 for the benefit of his wife at the time, any future wife, and their descendants. Mr. Valenta, himself, is not a beneficiary of the Trust, and neither he nor his wife or their descendants has voting or investment power, or any other legal authority, with respect to the shares shown. Mr. Valenta disclaims beneficial ownership of our shares held by the Trust. Mr. Pielago may be deemed to be the control person of Olawalu and the Ronald Valenta Irrevocable Life Insurance Trust No. 1.

(9)
Information is based upon a Schedule 13D filed on February 9, 2007. The shares shown include 7,000 shares as to which Ronald L. Havner has sole voting power and 3,000 shares as to which his wife, LeeAnn R. Havner, has sole voting power. Mr. and Mrs. Havner are Co-Trustees of The Havner Family Trust. The Trust owns 434,251 shares and warrants to purchase 227,250 shares. As Co-Trustees of the Trust, Mr. and Mrs. Havner may he deemed to beneficially own all of the shares held by the Trust.

(10)
Information is based upon a Schedule 13G filed on September 14, 2007 and upon subsequent filings on Forms 3 and 4. The shares shown are held by Ahab Partners, L.P., Ahab International, Ltd., Queequeg Partners, L.P., Queequeg, Ltd. and one or more other private funds managed by Mr. Gallen. The shares shown include 655,000 shares that may be acquired upon exercise of warrants.

(11)
Information is based upon a Schedule 13G filed on September 27, 2007. The shares shown include: (i) 244,008 shares beneficially owned by Mr. Gagnon; (ii) 39,520 shares beneficially owned by Mr. Gagnon over which he has sole voting power and shared dispositive power; (iii) 162,443 shares beneficially owned by Lois Gagnon, Mr. Gagnon’s wife, over which he has shared voting power and shared dispositive power; (iv) 3,510 shares beneficially owned by Mr. Gagnon and Mrs. Gagnon as joint tenants with rights of survivorship, over which he has shared voting power and shared dispositive power; (v) 38,888 shares held by the Lois E. and Neil E. Gagnon Foundation, of which Mr. Gagnon is a trustee and over which he has shared voting power and shared dispositive power; (vi) 60,163 shares held by the Gagnon Family Limited Partnership, of which Mr. Gagnon is a partner and over which lie has shared voting power and shared dispositive power; (vii) 51,180 shares held by the Gagnon Grandchildren Trust over which Mr. Gagnon has shared dispositive power but no voting power; (viii) 530,549 shares held by four hedge funds, of which Mr. Gagnon is either the principal executive officer of the manager or the managing member of a member of the general partner or the managing member: (ix) 1,605 shares held by the Gagnon Securities LLC Profit Sharing Plan and Trust, of which Mr. Gagnon is a trustee; (x) 4,175 shares held by the Gagnon Securities LLC Profit Sharing Plan and Trust; and (xi) 674,262 shares held for certain customers of Gagnon Securities LLC, of which Mr. Gagnon is the managing member and the principal owner and over which he has shared dispositive power but no voting power. The shares shown include 465,279 shares that may be acquired upon exercise of warrants.

(12)
Information is based upon a schedule 13G filed September 18, 2007. The shares shown include: (i) 342,500 shares that may be acquired upon exercise of warrants held by Sherleigh Associates Inc. Defined Benefit Pension Plan, a trust of which Mr. Silver is the trustee; (ii) 1,590,110 shares that may be acquired upon exercise of warrants held by Sherleigh Associates Inc. Profit Sharing Plan, a trust of which Mr. Silver is the trustee; and (iii) 100,000 shares held by Sherleigh Associates Inc. Defined Benefit Pension Plan, a trust of which Mr. Silver is a trustee.

(13)	Information is based upon a Schedule 13G filed on October 23, 2007 as an Investment Advisor with the Sole dispositive and power to vote or to direct the vote of 695,200 shares.

CERTAIN TRANSACTIONS

In October 2005, we issued 1,875,000 shares of our common stock to Ronald F. Valenta for cash in the amount of $0.133 per share or an aggregate purchase price of $250,000. Thereafter, Mr. Valenta transferred, without consideration, 22,500 shares to each of David M. Connell, Lawrence Glascott, Manuel Marrero and James B. Roszak, directors of the company, and 18,750 shares to Marc Perez, our controller. He also sold 356,250 shares to John O. Johnson for the amount of $0.133 per share or an aggregate purchase price of $47,500. Pursuant to a registration rights agreement, our existing stockholders have two demand and unlimited piggyback registration rights with respect to their shares following the release of the shares from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

We had an unsecured limited recourse revolving line of credit agreement with Ronald F. Valenta, our Chief Executive Officer and a director, which had entered into prior to our initial public offering. Under the revolving line of credit, we were able to borrow up to $3,000,000 from time to time at an annual interest rate of 8%. At June 30, 2007, the outstanding amount of principal and accrued interest under the line of credit was $2,441,253, which was the largest amount outstanding during the six months ended June 30, 2007. On September 14, 2007, subsequent to the completion of acquisition of Royal Wolf, we repaid the outstanding balance and accrued interest ($2,586,848) and terminated the revolving line of credit. Prior to that, we had not made any payments on the revolving line of credit.

Ronald F. Valenta and John O. Johnson agreed to purchase an aggregate of 583,333 warrants for $1.20 per warrant, or an aggregate of $700,000 in the private placement immediately prior to the closing of the IPO. The proceeds of this sale were deposited in the trust account and the warrants were identical to the warrants issued in the IPO. The underwriters were not entitled to any discounts or commissions on the sale of the warrants in the private placement.

The Company utilizes certain administrative, technology and secretarial services from affiliates of officers; as well as certain limited office space provided by an affiliate of Mr. Valenta. Until the consummation of a business combination by the Company, the affiliates had agreed to make such services available to the Company free of charges, as may be required by the Company from time to time; with the exception of the reimbursement of certain out-of-pocket costs incurred on behalf of the Company. Effective September 14, 2007, the Company entered into a month-to-month arrangement with the affiliate of Mr. Valenta for the rental of the office space at $1,148 per month. In addition, at that date, the Company commenced recording a charge to operating results (with an offsetting contribution to additional paid-in capital) for the estimated cost of contributed services rendered to the Company at no compensation by non-employee officers and administrative personnel of affiliates.

DESCRIPTION OF SECURITIES

General

      We are authorized to issue 100,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of the date of this prospectus, 9,690,099 shares of common stock are outstanding, held by seven stockholders of record. No shares of preferred stock are currently outstanding.

Units

      Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants began trading separately on June 13, 2006.

Common Stock

      Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders.

      Our board of directors has five directors and is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting David M. Connell and Manuel Marrero, expired and was renewed at our first annual meeting of stockholders on June 14, 2007. The term of office of the second class of directors, consisting of James B. Roszak and Lawrence Glascott, will expire at the second annual meeting. The term of office of the third class of directors, consisting Ronald F. Valenta, will expire at the third annual meeting. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

      Our stockholders are entitled to receive ratable dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the company after a business combination, our stockholders are entitled, subject to the rights of holders of preferred stock, if any, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no conversion, preemptive or other subscription rights. There are no sinking fund or redemption provisions applicable to the common stock.

Preferred Stock

      Our certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation and our board of directors may determine its rights and preferences from time to time. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control. Although we have no present plans to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Each warrant included in the units of the IPO entitles the holder to purchase one share of our common stock at a price of $6.00 per share, subject to adjustment as discussed below.

The warrants will expire on April 5, 2010 at 5:00 p.m., Los Angeles time.

      We may call the warrants for redemption (including any warrants issued upon exercise of the unit purchase option) at any time after the warrants become exercisable:

•	with the prior consent of the representative;

•	in whole and not in part;

•	at a price of $.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
only if the reported last sale price of the common stock equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

      We have established the above conditions to our exercise of redemption rights to provide (i) warrant holders with adequate notice of exercise only after the then-prevailing common stock price is substantially above the warrant exercise price, and (ii) a sufficient differential between the then-prevailing common stock price and the warrant exercise price so there is a buffer to absorb the market reaction, if any, to our redemption of the warrants. If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder shall then be entitled to exercise his or her warrant prior to the date scheduled for redemption; however, there can be no assurance that the price of the common stock will exceed the call trigger price or the warrant exercise price after the redemption call is made.

      Since we may redeem the warrants only with the prior written consent of the representative and the representative may hold warrants subject to redemption, the representative may have a conflict of interest in determining whether or not to consent to such redemption. We cannot assure you that the representative will consent to such redemption if it is not in their best interest, even if it is in our best interest.

      The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

      The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

      The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. A warrant holder does not have the rights or privileges of a holder of common stock, including any voting rights, until the warrant holder exercises the warrants and receive shares of common stock.

      No warrants will be exercisable unless a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants and to take such action as is necessary to qualify for sales in those states in which the warrants were initially offered by us, the common stock issuable upon exercise of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the warrant holders reside.

      No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a warrant holder would be entitled to receive a fractional interest in a share, we will round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

      Immediately prior to the closing of the IPO we sold Ronald F. Valenta and John O. Johnson an aggregate of 583,333 warrants for $1.20 per warrant, or an aggregate of $700,000 in the private placement. The proceeds of this sale were deposited in the trust account and the warrants were identical to the warrants issued in the IPO. The underwriters were not be entitled to any discounts or commissions on the sale of the warrants in the private placement.

Purchase Option

      We sold Morgan Joseph & Co., the representative of the underwriters, for $100, an option to purchase up to a total of 750,000 units at $10.00 per unit. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $7.20 (120% of the exercise price of the warrants included in the units sold in this offering). For a more complete description of the purchase option, including the registration rights afforded to the holders of such option, see the section appearing elsewhere in this prospectus entitled “Underwriting — Purchase Option.”

Dividends

      We have not paid any cash dividends on our common stock to date. The payment of cash dividends will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future. Further, our ability to declare dividends may to limited by restrictive covenants if we incur any indebtedness.

Our Transfer Agent and Warrant Agent

      The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

American Stock Exchange Listing

The units are listed on the American Stock Exchange under the symbol “GFN.U.” The common stock and warrants are listed on the American Stock Exchange under the symbols “GFN” and “GFN.WS,” respectively.

Shares Eligible for Future Sale

      We have 9,690,099 shares of common stock outstanding consisting of the 7,815,099 shares sold in the IPO and following the exercise by the underwriters’ representative of the over-allotment option. The foregoing shares of commons stock are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 1,875,000 shares are restricted securities under Rule 144 in that they were issued in private transactions not involving a public offering. 1,875,000 shares of common stock are eligible for sale under Rule 144. Notwithstanding this restriction, all of those shares have been placed in escrow and will not be transferable until one year from the date of the acquisition of Royal Wolf and will only be released prior to that date, subject to certain limited exceptions, such as our liquidation following a business combination or a subsequent transaction resulting in our stockholders having the right to exchange their shares for cash or other securities.

Rule 144

      In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding; and

•
if the common stock is listed on a national securities exchange or on The Nasdaq Stock Market, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

      Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

      Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years including the holding period of any prior owner other than an affiliate, is entitled to sell his or her shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC Position on Rule 144 Sales

      The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, act as “underwriters” under the Securities Act when reselling the securities of a blank check company acquired prior to the consummation of its initial public offering. Accordingly, the Securities and Exchange Commission believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Registration Rights

Pursuant to a registration rights agreement, our existing stockholders have two demand and unlimited piggyback registration rights with respect to the shares of common stock they held prior to this offering following the release of such shares from escrow, and with respect to shares they may acquire upon exercise of the warrants issued in the private placement.

     The holders of the units, underlying warrants or common stock issuable under the Morgan Joseph & Co. purchase option are entitled to make one demand that we register the common stock (including common stock underlying the warrants). In addition, these holders have certain “piggy-back” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements.

In September 2007, in conjunction with the closing of the acquisition of Royal Wolf, the Company entered into a securities purchase agreement with Bison Capital, pursuant to which the Company issued and sold to Bison Capital, at par, a secured senior subordinated promissory note in the principal amount of $16,816,000, and a registration rights agreement. Pursuant to the securities purchase agreement, we paid Bison Capital a closing fee of $336,000 and issued warrants to Bison Capital to purchase 500,000 shares of common stock of GFN. Pursuant to the registration rights agreement, we agreed to register our common stock issuable upon exercise of the warrants purchased by Bison Capital. We agreed to register these shares of common stock in response to a demand from Bison Capital, and we agreed to allow Bison Capital to register their shares of common stock with a registration statement filed by the Company. This agreement will continue until the shares of common stock have been registered or have been redeemed.

LEGAL MATTERS

      The validity of the securities offered in this prospectus is being passed upon for us by Christopher A. Wilson and Troy & Gould Professional Corporation, Los Angeles, California.

EXPERTS

      The financial statements of General Finance Corporation at June 30, 2007 and of Royal Wolf, as Predecessor, at June 30, 2007 and June 30, 2006 and for the years ended June 30, 2007 and 2006, the six months ended June 30, 2005 and the year ended December 31, 2004 appearing in this registration statement have been included herein in reliance upon the report of Grobstein, Horwath & Company LLP, independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

 Our Internet website, which is located at http://www.generalfinance.com, is under construction. This reference to our Internet website does not constitute incorporation by reference in this report of the information contained on or hyperlinked from our Internet website and such information should not be considered part of this report.

We are required to file Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q with the Securities and Exchange Commission (“SEC”) on a regular basis, and are required to disclose certain material events (e.g., changes in corporate control; acquisitions or dispositions of a significant amount of assets other than in the ordinary course of business and bankruptcy) in a current report on Form 8-K. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC’s Internet website is located at http://www.sec.gov.

     We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov, which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

          Until              , 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

          No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:

Condensed Consolidated Balance Sheets as of June 30, 2007 (Predecessor and Successor) and December 31, 2007 (Successor)	F-2

Condensed Consolidated Statements of Operations for the quarters ended December 31, 2006 (Predecessor) and 2007 (Successor)	F-3

Condensed Consolidated Statements of Operations for the six months ended December 31, 2006 (Predecessor), the period from July 1, to September 13, 2007 (Predecessor) and the six months ended December 31, 2007 (Successor)
F-4

Condensed Consolidated Statement of Stockholders’ Equity for the six months ended December 31, 2007 (Successor)	F-5

Condensed Consolidated Statements of Cash Flows for the six months ended December 31, 2006 (Predecessor), the period from July 1, to September 13, 2007 (Predecessor) and the six months ended December 31, 2007 (Successor)
F-6

Notes to Condensed Consolidated Financial Statements	F-7

ANNUAL CONSOLIDATED FINANCIAL STATEMENTS (Predecessor) :

Report of Independent Registered Public Accounting Firm - Grobstein, Horwath & Company LLP	F-19

Consolidated Balance Sheets as of June 30, 2007 and 2006	F-20

Consolidated Statements of Operations for the years ended June 30, 2007 and 2006, the six months ended June 30, 2005 and the year ended December 31, 2004	F-21

Consolidated Statement of Changes in Shareholders’ Equity for the years ended June 30, 2007 and 2006, the six months ended June 30, 2005 and the year ended December 31, 2004	F-22

Consolidated Statements of Cash Flows for the years ended June 30, 2007 and 2006, the six months ended June 30, 2005 and the year ended December 31, 2004	F-23

Notes to the Consolidated Financial Statements	F-24

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	Predecessor	Successor (Note 1)
	June 30, 2007	June 30, 2007	December 31, 2007
			(Unaudited)
Assets
Cash and cash equivalents, including $68,218 held in trust account at June 30, 2007 (successor)	$886	$68,277	$1,999
Trade and other receivables, net of allowance for doubtful accounts of $237 and $206 at June 30, 2007 and December 31, 2007, respectively	13,322	--	18,649
Inventories	5,472	--	16,795
Prepaid expenses	--	111	48
Total current assets	19,680	68,388	37,491

Lease receivables	1,364	--	1,565
Property, plant and equipment, net	2,737	2	4,375
Container for lease fleet, net	40,928	--	66,469
Intangible assets, net	4,079	--	55,307
Deferred tax assets	--	132	--
Other assets (including $1,548 of deferred acquisition costs at June 30, 2007)	--	2,556	3
Total non-current assets	49,108	2,690	127,719
Total assets	$68,788	$71,078	$165,210

Current liabilities
Trade payables and accrued liabilities	$8,641	$893	$19,919
Current portion of long-term debt and obligations, including borrowings from related party of $2,350 at June 30, 2007 (successor)	10,359	2,350	4,149
Income tax payable	245	177	132
Employee benefits	1,614	12	1,064
Deferred underwriting fees	--	1,380	--
Total current liabilities	20,859	4,812	25,264

Non-current liabilities
Long-term debt and obligations, net of current portion	33,811	--	65,085
Deferred tax liabilities	881	--	101
Employee benefits and other non-current liabilities	197	--	1,544
Common stock, subject to possible conversion	--	13,339	--
Total non-current liabilities	34,889	13,339	66,730

Commitments and contingencies	--	--	--

Minority Interest	--	--	8,433

Stockholders’ equity
Preferred stock, $.0001 par value: 1,000,000 shares authorized; no shares outstanding (successor)	--	--	--
Common stock, $.0001 par value: 100,000,000 shares authorized; 10,500,000 shares and 9,690,099 shares outstanding at June 30, 2007 and December 31, 2007, respectively (successor)	--	1	1
Class D and common stock (predecessor)	12,187	--	--
Additional paid-in capital	--	51,777	60,065
Accumulated other comprehensive income	862	--	849
Retained earnings (accumulated deficit)	(9)	1,149	3,868
	13,040	52,927	64,783
Total liabilities and stockholders’ equity	$68,788	$71,078	$165,210

The accompanying notes are an integral part of these condensed consolidated financial statements.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Predecessor	Successor (Note 1)
	Quarter Ended	Quarter Ended
	December 31,	December 31,
	2006	2007
Revenues
Sales of containers	$12,682	$22,198
Leasing of containers	5,358	7,654
	18,040	29,852

Costs and expenses
Cost of sales	10,605	18,454
Leasing, selling and general expenses	7,390	5,897
Depreciation and amortization	818	2,245

Operating income (loss)	(773)	3,256

Interest income	37	128
Interest expense	(1,044)	(1,585)
Foreign currency exchange gain and other	49	61
	(958)	(1,396)

Income (loss) before provision for income taxes and minority interest	(1,731)	1,860

Provision for income taxes	468	606
Minority interest	--	57
Net income (loss)	$(2,199)	$1,197

Net income per share:
Basic	$0.12
Diluted	0.09

Weighted average shares outstanding
Basic	9,690,099
Diluted	13,167,347

The accompanying notes are an integral part of these condensed consolidated financial statements.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)
Predecessor		Successor (Note 1)
Six Months	Period from	Six Months
Ended	July 1 to	Ended
December 31,	September 13,	December 31,
2006	2007	2007

Revenues
Sales of containers	$23,308	$10,944	$25,476
Leasing of containers	10,234	4,915	8,775
	33,542	15,859	34,251

Costs and expenses
Cost of sales	20,381	9,466	21,401
Leasing, selling and general expenses	11,440	4,210	7,122
Depreciation and amortization	1,524	653	2,583

Operating income	197	1,530	3,145

Interest income	39	14	1,103
Interest expense	(1,815)	(947)	(1,959)
Foreign currency exchange gain (loss) and other	47	(129)	2,105
	(1,729)	(1,062)	1,249

Income (loss) before provision for income taxes and minority interest	(1,532)	468	4,394

Provision for income taxes	617	180	1,461
Minority interest	--	--	214
Net income (loss)	$(2,149)	$288	$2,719

Net income per share:
Basic	$0.27
Diluted	0.20

Weighted average shares outstanding
Basic	10,020,222
Diluted	13,473,160

The accompanying notes are an integral part of these condensed consolidated financial statements.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statement of Stockholders’ Equity
(In thousands, except share and per share data)
(Unaudited)

Successor
				Accumulated
	Common Stock		Additional Paid-In	Other Comprehensive	Retained	Total Stockholders’
	Shares	Amount	Capital	Income (Loss)	Earnings	Equity

Balance at June 30, 2007	10,500,000	$1	$51,777	$--	$1,149	$52,927

Reversal of common stock subject to possible conversion	--	--	12,858	--	--	12,858

Conversion of common stock into cash	(809,901)	--	(6,042)	--	--	(6,042)

Issuance of warrants	--	--	1,309	--	--	1,309

Share-based compensation	--	--	76	--	--	76

Contributed services	--	--	87	--	--	87

Net income	--	--	--	--	2,719	2,719

Cumulative translation adjustment	--	--	--	849	--	849

Balance at December 31, 2007	9,690,099	$1	$60,065	$849	$3,868	$64,783

The accompanying notes are an integral part of these condensed consolidated financial statements.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
Predecessor		Successor (Note 1)
Six Months	Period from	Six Months
Ended	July 1 to	Ended
December 31,	September 13,	December 31,
2006	2007	2007

Net cash provided (used) by operating activities	$4,385	$4,294	$(6,484)

Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	41	28	16
Acquisitions (including deferred financing costs ), net of cash acquired	—	—	(70,953)
Purchases of property, plant and equipment	(337)	—	(114)
Purchases of container lease fleet	(9,151)	(3,106)	(3,806)
Purchases of intangible assets	(449)	—	(15)
Payment of deferred purchase consideration	(151)	—	—
Net cash used by investing activities	(10,047)	(3,078)	(74,872)

Cash flows from financing activities:
Leasing activities	(216)	(7,921)	61
Proceeds from long-term borrowings	6,670	1,124	14,446
Proceeds from issuances of capital	—	4,990	—
Payments to converting stockholders; including interest income, net	—	—	(6,426)
Minority interest	—	—	8,278
Repayment of borrowings from related party	—	—	(2,350)
Net cash provided (used) by financing activities	6,454	(1,807)	14,009

Net decrease in cash	792	(591)	(67,347)

Cash at beginning of period	567	886	68,277

Translation adjustment	(875)	(5)	1,069

Cash at end of period	$484	$290	$1,999

The accompanying notes are an integral part of these condensed consolidated financial statements

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1.  Organization and Business Operations
Organization

General Finance Corporation (“GFN”) was incorporated in Delaware in 2005 to effect a business combination with one or more operating businesses. From inception through September 13, 2007, GFN had no business or operations. References to the Company in these Notes are to GFN and its consolidated subsidiaries. These subsidiaries include GFN U.S. Australasia Holdings, Inc., a Delaware corporation (“GFN U.S.”); GFN Australasia Holdings Pty Ltd., an Australian corporation (“GFN Holdings”); GFN Australasia Finance Pty Ltd, an Australian corporation (“GFN Finance”); and, as of September 13, 2007, RWA Holdings Pty Limited (“RWA”), an Australian corporation, and its subsidiaries (collectively, “Royal Wolf”). In September 2007, the Company changed its fiscal year to June 30 from December 31.

Acquisition of Royal Wolf

On September 13, 2007 (September 14 in Australia), the Company completed the acquisition of Royal Wolf through the acquisition of all of the outstanding shares of RWA. Based upon the actual exchange rate of one U.S. dollar to $0.8407 Australian dollar realized in connection with payments made upon completion of the acquisition, the purchase price for RWA shares was $64.3 million, including deposits of $1,005,000 previously paid by us in connection with the acquisition. The Company paid the purchase price, less the deposits, by a combination of cash in the amount of $44.7 million plus the issuance to Bison Capital Australia, L.P., (“Bison Capital”), one of the sellers, of shares of common stock of GFN U.S., constituting 13.8% of the outstanding capital stock of GFN U.S. following the issuance. As a result of this structure, the Company owns 86.2% of the outstanding capital stock of GFN U.S. and Bison Capital owns 13.8% of the outstanding capital stock on GFN U.S. GFN U.S. through its indirect subsidiary GFN Finance owns all of the outstanding capital stock of Royal Wolf.

The Company now leases and sells portable storage containers, portable container buildings and freight containers in Australia. All references to events or activities (other than equity-related) which occurred prior to the completion of the acquisition on September 13, 2007 (September 14 in Australia) relate to Royal Wolf, as the predecessor company (the “Predecessor”). All references to events or activities (other than equity-related) which occurred after the completion of the acquisition on September 13, 2007 (September 14 in Australia) relate to the Company, as the successor company (the “Successor”).

The total purchase price, including the Company’s transaction costs of approximately $1.7 million, a non-compete agreement of $2.5 million (prior to tax benefit) and deferred financing costs of $1.2 million; has been allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair market values as of September 13, 2007, as follows (in thousands):

	September 13, 2007
Fair value of the net tangible assets acquired and liabilities assumed:
Cash and cash equivalents	$290	$
Trade and other receivables	11,930
Inventories (primarily containers)	9,224
Lease receivables	1,452
Property, plant and equipment	4,345
Container for lease fleet	51,362
Other assets	586
Trade and other payables	(14,991)
Income tax payable	(178)
Other current liabilities	(974)
Long-term debt and obligations	(37,868)
Total net tangible assets acquired and liabilities assumed			$25,178

Fair value of intangible assets acquired:
Customer lists	21,722
Non-compete agreement	3,139
Software and other (including deferred financing costs of $1,187)	1,478
Goodwill	18,142
Total intangible assets acquired			44,481
Total purchase consideration			$69,659

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The accompanying unaudited condensed consolidated statements of operations of “Successor” only reflect the operating results of the Company following the date of acquisition of Royal Wolf and do not reflect the operating results of Royal Wolf prior to the acquisition. The following pro forma unaudited information for the three and six months ended December 31, 2006 and for the six months ended December 31, 2007 assumes the acquisition of Royal Wolf occurred on October 1, 2006, July 1, 2006 and July 1, 2007, respectively (in thousands):

Three months ended December 31,	Six months ended December 31,
2006	2006	2007
Revenues	$18,040	$33,542	$50,110
Net income (loss)	$(1,308)	$(1,630)	$2,066
Pro forma net income (loss) per share -
Basic	$(0.14)	$(0.17)	$0.21
Diluted	(0.14)	(0.17)	0.16

The pro forma results are not necessarily indicative of the results that may have actually occurred had the acquisition taken place on the dates noted, or the future financial position or operating results of the Company or Royal Wolf.  The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable. The pro forma adjustments include adjustments for reduced interest income and increased interest expense, as well as increased depreciation and amortization expense as a result of the application of the purchase method of accounting based on the fair values set forth above.

 Note 2.  Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles applicable to interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (which include all significant normal and recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows for all periods presented have been made. The accompanying results of operations are not necessarily indicative of the operating results that may be expected for the entire year ending June 30, 2008. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and accompanying notes thereto of the Company and Royal Wolf, which are included in the Company’s Transition Report on Form 10-K  for the six months ended June 30, 2007 filed with the Securities and Exchange Commission (SEC).

Certain reclassifications have been made to conform to the current period presentation.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Foreign Currency Translation

The Company’s functional currency for its operations in Australia is the Australian (“AUS”) dollar. All adjustments resulting from the translation of the accompanying consolidated financial statements from the functional currency into the United States (“U.S.”) dollar reporting currency are recorded as a component of stockholders’ equity in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, Foreign Currency Translation . All assets and liabilities are translated at the rates in effect at the balance sheet dates; and revenues, expenses, gains and losses are translated using the average exchange rates during the period. Transactions in foreign currencies are translated at the foreign exchange rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated to the functional currency at the foreign exchange rate prevailing at that date. Foreign exchange differences arising on translation are recognized in the statement of operations. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are translated to the functional currency at foreign exchange rates prevailing at the dates the fair value was determined.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

The Company considers highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents.

Derivative Financial Instruments

Derivative financial instruments consist of warrants issued as part of the Initial Public Offering (“IPO”), a purchase option that was sold to the representative of the underwriters (Note 3) and warrants issued in connection with a senior subordinated promissory note with Bison Capital (Note 5). Based on Emerging Issues Task Force Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, the issuance of the warrants and the sale of the purchase option were reported in stockholders’ equity and, accordingly, there is no impact on the Company’s financial position or results of operations; except for the $100 in proceeds from the sale of the purchase option and the discounting of the senior subordinated promissory note for the fair market value of the warrants issued to Bison Capital. Subsequent changes in the fair value will not be recognized as long as the warrants and purchase option continue to be classified as equity instruments. At the date of issuance, the Company determined the purchase option and the warrants issued to Bison Capital had a fair market value of approximately $641,000 and $1,309,000, respectively, using the Black-Scholes pricing model.

The Company may use derivative financial instruments to hedge its exposure to foreign exchange and interest rate risks arising from operating, financing and investing activities. The Company does not hold or issue derivative financial instruments for trading purposes. However, derivatives that do not qualify for hedge accounting are accounted for as trading instruments. Derivative financial instruments are recognized initially at fair value. Subsequent to initial recognition, derivative financial instruments are stated at fair value. The gain or loss on remeasurement to fair value is recognized immediately in the statement of operations.

Accounting for Stock Options

For the issuances of stock options, the Company follows the fair value provisions of SFAS No. 123R, Share-Based Payment (“No. 123R”).  SFAS No. 123R requires recognition of employee share-based compensation expense in the statements of income over the vesting period based on the fair value of the stock option at the grant date.

Property, Plant and Equipment

Owned assets

Property, plant and equipment are stated at cost, less accumulated depreciation and impairment losses (see below). The cost of self-constructed assets includes the cost of materials, direct labor, the initial estimate, where relevant, of the costs of dismantling and removing the items and restoring the site on which they are located, and an appropriate allocation of production overhead, where applicable.

Capital leases

Leases under which the substantially all the risks and benefits incidental to ownership of the leased item are assumed by the Company are classified as capital leases. Other leases are classified as operating leases. A lease asset and a lease liability equal to the present value of the minimum lease payments, or the fair value of the leased item, whichever is the lower, are capitalized and recorded at the inception of the lease. Lease payments are apportioned between the finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are charged directly to the statement of operations. Capitalized leased assets are depreciated over the shorter of the estimated useful life of the asset or the lease term.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Operating leases

Payments made under operating leases are expensed on a straight-line basis over the term of the lease, except where an alternative basis is more representative of the pattern of benefits to be derived from the leased property. Where leases have fixed rate increases, these increases are accrued and amortized over the entire lease period, yielding a constant periodic expense for the entire term of the lease.

Depreciation

Depreciation is charged to the statement of operations on a straight line basis over the estimated useful lives of each part of an item of property, plant and equipment. The residual value, the useful life and the depreciation method applied to an asset are reassessed at least annually.

Container for Lease Fleet

The Company has a lease fleet of shipping containers that it leases to customers under operating lease agreements with varying terms. Depreciation is provided using the straight-line method over the respective unit’s estimated useful life, after the date the unit is put in service, and are depreciated down to their estimated residual values. In the opinion of management, estimated residual values do not cause carrying values to exceed net realizable value. The Company continues to evaluate these depreciation policies as more information becomes available from other comparable sources and its own historical experience.

Costs incurred on lease fleet containers subsequent to initial acquisition are capitalized when it is probable that future economic benefits in excess of the originally assessed performance of the asset will flow to the Company in future years; otherwise, they are expensed as incurred.

Containers in the lease fleet are available for sale, and are transferred to inventory prior to sale. Cost of sales of a container in the lease fleet is recognized at the carrying amount at the date of disposal.

Intangible Assets

Goodwill

All business combinations are accounted for by applying the purchase method. Goodwill represents the difference between the cost of the acquisition and the fair value of the net identifiable assets acquired. Goodwill is stated at cost less any accumulated impairment losses.

Other intangible assets

Other intangible assets that are acquired by the Company (primarily customer backlog, which is amortized over 6 to 10 years) are stated at cost less accumulated amortization and impairment losses.

Subsequent expenditures

Subsequent expenditures on capitalized intangible assets are capitalized only when it increases the future economic benefits of the specific asset to which it relates. All other expenditures are expensed as incurred.

Amortization and impairment

Amortization is charged to the statement of operations on the straight-line basis over the estimated useful lives of intangible assets unless such lives are indefinite. Goodwill and intangible assets with an indefinite useful life are systematically tested for impairment annually at each balance sheet date. Impairment losses, if incurred, are recognized in the statement of operations.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Inventories

Inventories are stated at the lower of cost or market (net realizable value). Net realizable value is the estimated selling price in the ordinary course of business. Expenses of marketing, selling and distribution to customers, as well as costs of completion are estimated and are deducted from the estimated selling price to establish net realizable value. Costs are assigned to individual items of stock on the basis of specific identification and include expenditures incurred in acquiring the inventories and bringing them to their existing condition and location. Inventories consist of primarily containers held for sale or lease and are comprised of the following (in thousands):

	Predecessor	Successor
	June 30,	December 31,
	2007	2007

Finished goods	$4,113	$12,896
Work in progress	1,359	3,899
	$5,472	$16,795

Employee benefits

Defined contribution pension plan

Obligations for contributions to a defined contribution pension plan for Royal Wolf are recognized as an expense in the statement of operations as incurred.

Long-term service benefits

The Company’s net obligation in respect of long-term service benefits for Royal Wolf is the amount of future benefit that employees have earned in return for their service in the current and prior periods. The obligation is calculated using expected future increases in wage and salary rates including related costs and expected settlement dates, and is discounted using the rates attached to the Commonwealth of Australia Government bonds at the balance sheet date which have maturity dates approximating to the terms of the Company’s obligations.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Accordingly, the Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recorded for temporary differences between the financial reporting basis and income tax basis of assets and liabilities at the balance sheet date multiplied by the applicable tax rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. (“FIN”) 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company adopted the provisions of FIN 48 on January 1, 2007. FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

The Company files U.S. Federal tax returns, California franchise tax returns and Australian tax returns. The Company has identified its U.S. Federal tax return as its “major” tax jurisdiction. For the U.S. Federal return, all periods are subject to tax examination by the U.S. Internal Revenue Service (“IRS”). The Company does not currently have any ongoing tax examinations with the IRS. The Company believes that its income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48. In addition, the Company did not record a cumulative effect adjustment related to the adoption of FIN 48 and does not anticipate that the total amount of unrecognized tax benefit related to any particular tax position will change significantly within the next 12 months.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The Company’s policy for recording interest and penalties, if any, associated with audits will be to record such items as a component of income before taxes.

 Net Income per Common Share

Basic net income per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the periods. Diluted net income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. The potential dilutive securities the Company has outstanding are warrants and stock options (see Notes 3 and 9). The following is a reconciliation of weighted average shares outstanding used in calculating net income per share:

	Quarter Ended	Six Months Ended
	December 31, 2007
Basic	9,690,099	10,020,222
Assumed exercise of warrants	3,433,003	3,408,761
Assumed exercise of stock options	44,245	44,177
Diluted	13,167,347	13,473,160

Interest

Interest expense consists of interest payable on borrowings (including capital lease obligations) calculated using the effective interest method, the amortization of deferred financing costs and gains and losses on hedging instruments that are recognized in the statement of operations.

Interest income is recognized in the statement of operations as it accrues and dividend income is recognized in the statement of operations on the date the Company’s right to receive payments is established.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is effective in fiscal years beginning after November 15, 2007. Management is currently evaluating the impact that the adoption of this statement may have on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB Statement No. 115, which permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of this Statement apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. Management does not believe that the adoption of SFAS No. 159 will have a material effect on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(revised 2007), Business Combinations, and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. SFAS No. 141R improves reporting by creating greater consistency in the accounting and financial reporting of business combinations, resulting in more complete, comparable, and relevant information for investors and other users of financial statements. SFAS No. 141R requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAF No. 160 improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way—as equity in the consolidated financial statements. Moreover, SFAS No. 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions. The two statements are effective for fiscal years beginning after December 15, 2008 and management is currently evaluating the impact that the adoption of these statements may have on the Company’s consolidated financial statements.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.  SFAS 158 addresses the recognition of over-funded or under-funded status of a defined benefit plan as an asset or liability on an entity's balance sheet.  This requirement is effective for fiscal years beginning after December 15, 2006.  The statement also requires the funded status of a plan be measured as of the employer's fiscal year-end balance sheet.  The requirement is effective as of the beginning of a fiscal year beginning after December 15, 2008. Management does not believe that the adoption of SFAS No. 158 will have a material effect on the Company’s consolidated financial statements.

Note 3.  Initial Public Offering (“IPO”)

On April 10, 2006, the Company issued and sold 7,500,000 units (“Units”) in its IPO, and on April 13, 2006, the Company issued and sold an additional 1,125,000 Units that were subject to the underwriters’ over-allotment option. Each Unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing at the later of the completion of a business combination with a target business or one year from the effective date of the IPO (April 5, 2007) and expiring April 5, 2010 (“Warrants”), assuming there is an effective registration statement. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.

The IPO price of each Unit was $8.00, and the gross proceeds of the IPO were $69,000,000 (including proceeds from the exercise of the over-allotment option). Of the gross proceeds: (i) $65,000,000 was deposited into a trust account (the “Trust Account”), which amount included $1,380,000 of deferred underwriting fees; (ii) the underwriters received $3,450,000 as underwriting fees (excluding the deferred underwriting fees); and (iii) the Company retained $550,000 for offering expenses. In addition, the Company deposited into the Trust Account the $700,000 that it received from a private placement of 583,333 warrants to two executive officers (one of whom is also a director) for $1.20 per warrant immediately prior to the closing of the IPO. These warrants are identical to the Warrants issued in the IPO.

The funds in the Trust Account were distributed at the closing of the acquisition of Royal Wolf. We received approximately $60.8 million, of which we used $44.7 million to pay the purchase price for the RWA shares. Approximately $6.4 million ($7.93482 per share) of the funds in the Trust Account was paid to Public Stockholders holding 809,901 shares that voted against the acquisition and, in accordance with our certificate of incorporation, elected to receive cash in exchange for their shares, which have been cancelled. The remaining $1.3 million was paid to our IPO underwriters as deferred underwriting fees.

In connection with the IPO, the Company sold to the representative of the underwriters for $100 an option to purchase 750,000 units for $10.00 per Unit. These units are identical to the Units issued in the IPO except that the warrants included in the units have an exercise price of $7.20. This option may be exercised on a cashless basis. This option expires April 5, 2011.

Note 4. Acquisitions

On November 14, 2007, the Company, through GFN Finance and Royal Wolf, entered into a Business Sale Agreement dated November 14, 2007 (the “Business Sale Agreement”) with GE SeaCo Australia Pty Ltd. and GE SeaCo SRL. GE SeaCo Australia Pty Ltd is owned by GE SeaCo SRL, which is a joint venture between Genstar Container Corporation (a subsidiary of General Electric) and Sea Containers Ltd. Sea Containers Ltd. is in bankruptcy reorganization (collectively “GE SeaCo”). Pursuant to the Business Sale Agreement, on November 15, 2007, the Company purchased the assets of GE SeaCo used in its dry and refrigerated container business in Australia and Papua New Guinea for $17,850,000, after adjustments. The Business Sale Agreement contains a three-year non-competition agreement from GE SeaCo and certain affiliates covering Australia and Papua New Guinea. The purchase price was paid at the closing, less a holdback of approximately $900,000 deposited into an escrow account for one year to provide for damages from breach of representations and warranties by GE SeaCo and any post-closing purchase price adjustments.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The total purchase price, including the Company’s transaction costs of approximately $37,000, a non-compete agreement of $2.0 million (prior to tax benefit) and deferred financing costs of $84,000 has been allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair market values as of November 14, 2007, as follows (in thousands):

	November 14, 2007
Fair value of the net tangible assets acquired and liabilities assumed:
Inventories (primarily containers)	$1,746
Property, plant and equipment	28
Container for lease fleet	9,952
Trade and other payables	(229)
Total net tangible assets acquired and liabilities assumed		$11,497

Fair value of intangible assets acquired:
Non-compete agreement	1,999
Deferred financing costs	84
Goodwill	4,270
Total intangible assets acquired		6,353
Total purchase consideration		$17,850

Note 5. Long-term Debt and Obligations

ANZ Senior Credit Facility

The Company has a credit facility with Australia and New Zealand Banking Group Limited (“ANZ”). The facility is subject to annual reviews by ANZ and is guaranteed and secured by the Company’s Australian subsidiaries. At the closing of the acquisition of the assets from GE SeaCo (see Note 4), this facility was amended to increase the total committed facility limit to $61.6 million at December 31, 2007.

The aggregate ANZ facility comprises ten different sub-facilities. The largest of these sub-facilities is a receivables financing facility of up to $11.4 million (AUS$13.0 million) and two interchangeable loans under which the Company may borrow up to the lesser of $45.9 million (AUS$52.3 million) and $4.4 million (AUS$5.0 million), respectively, or 85% of the lower of liquidation or book value of its container fleet. The receivables financing facility bears interest at a variable rate equal to the bank bill swap reference rate plus 1.65% per annum and may not be terminated except on default prior to ANZ’s next review date of the facility. The secured loan facilities mature five years following the initial drawdown on the facility, or September 2012. There is no amortization under the $45.9 million loan, while there is currently a $132,000 amortization per quarter under the $4.4 million loan. These loans bear interest at ANZ’s prime rate plus 1.35% per annum, with interest payable quarterly.

The ANZ credit facility is subject to certain covenants, including compliance with a specified consolidated interest cover ratio for each financial quarter on a year-to-date basis, and restrictions on the payment of dividends, loans and payments to affiliates, granting of new security interests on the assets of any of the secured entities. A change of control in any of GFN Holdings or its direct and indirect subsidiaries without the prior written consent of ANZ constitutes an event of default under the facility.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Bison Note

On September 13, 2007, in conjunction with the closing of the acquisition of Royal Wolf, the Company entered into a securities purchase agreement with Bison Capital, pursuant to which the Company issued and sold to Bison Capital, at par, a secured senior subordinated promissory note in the principal amount of $16,816,000 (the “Bison Note”). Pursuant to the securities purchase agreement, the Company paid Bison Capital a closing fee of $336,000 and issued to Bison Capital warrants to purchase 500,000 shares of common stock of GFN.

The Bison Note bears interest at the annual rate of 13.5%, payable quarterly in arrears, commencing October 1, 2007, and matures on March 13, 2013. The Company may extend the maturity date by one year, provided that it is not then in default. The Company may not prepay the Bison Note prior to September 13, 2008, but may thereafter prepay the Bison Note at a declining price of 103% of par prior to September 13, 2009, 102% of par prior to September 13, 2010, 101% of par prior to September 13, 2011, and 100% of par thereafter. The maturity of the Bison Note may be accelerated upon an event of default or upon a change of control of GFN Finance or any of its subsidiaries. Payment under the Bison Note is secured by a lien on all or substantially all of the assets of GFN Finance and its subsidiaries, subordinated and subject to the inter-creditor agreement with ANZ. If, during the 66-month period ending on the scheduled maturity date, GFN’s common stock has not traded above $10 per share for any 20 consecutive trading days on which the average daily trading volume was at least 30,000 shares (ignoring any daily trading volume above 100,000 shares), upon demand by Bison Capital the Company will pay Bison Capital on the scheduled maturity date a premium of $1.1 million in cash, less any gains realized by Bison Capital from any prior sale of the warrants and warrant shares. This premium is also payable upon any acceleration of the Bison Note due to an event of default or change of control of GFN Finance or any of its subsidiaries. As a condition to receiving this premium, Bison Capital must surrender to us for cancellation any remaining warrants and warrants shares. The premium will be payable by us on the scheduled maturity date, whether or not the note has been paid by us on or before (or after) that date.

The Bison Note requires the maintenance of certain financial ratios based on earnings before income taxes, depreciation and amortization (EBITDA) and Royal Wolf’s debt levels (leverage), as well as restrictions on capital expenditures.

The warrants issued to Bison Capital represent the right to purchase 500,000 shares of GFN’s common stock at an initial exercise price of $8.00 per share, subject to adjustment for stock splits and stock dividends. The warrants will expire September 13, 2014 to the extent not previously exercised.

The Company was in compliance with all financial covenants pertaining to the ANZ credit facility and Bison Note as of December 31, 2007.

Capital Leases

Capital lease liabilities of the Company are payable as follows as of December 31, 2007 (in thousands):

	Minimum lease payments	Interest	Principal

Less than one year	$457	$35	$422
Between one and five years	167	19	148
More than five years	—	—	—
	$624	$54	$570

The Company has finance leases and lease purchase contracts for various motor vehicles, and other assets. These leases have no terms of renewal or purchase options or escalation clauses.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 6. Financial Instruments

The carrying value of the Company’s financial instruments, which include cash and cash equivalents, receivables, trade and other payables, borrowings under the ANZ credit facility, the Bison Note, interest rate swaps, forward exchange contracts and commercial bills; approximate fair value due to current market conditions, maturity dates and other factors.

Exposure to credit, interest rate and currency risks arises in the normal course of the Company’s business. The Company may use derivative financial instruments to hedge exposure to fluctuations in foreign exchange rates and interest rates.

Credit Risk

It is the Company’s policy that all customers who wish to purchase or lease containers on credit terms are subject to credit verification procedures and the Company will agree to terms with customers believed to be creditworthy. In addition, receivable balances are monitored on an ongoing basis with the result that the Company’s exposure to bad debts is not significant. With respect to credit risk arising from the other significant financial assets of the Company, which comprise cash and cash equivalents, available-for-sale financial assets and certain derivative instruments, the Company’s exposure to credit risk arises from default of the counter party, with a maximum exposure equal to the carrying amount of these instruments. As the counter party for derivative instruments is nearly always a bank, the Company has assessed this as a low risk.

There are no significant concentrations of credit risk within the Company.

Interest Rate Risk

The Company’s exposure to market risk for changes in interest rates relates primarily to its long-term debt obligations. The Company’s policy is to manage its interest cost using a mix of fixed and variable rate debt.

To manage this mix in a cost-efficient manner, the Company enters into interest rate swaps, in which the Company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. These swaps are designated to hedge changes in the interest rate of its commercial bill liability. The secured ANZ loan and interest rate swap have the same critical terms, including expiration dates. The Company believes that financial instruments designated as interest rate hedges are highly effective. However, documentation of such as required by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities does not exist. Therefore, all movements in the fair values of these hedges are taken directly to the statement of operations.

Foreign Currency Risk

The Company has transactional currency exposures. Such exposure arises from sales or purchases in currencies other than the functional currency. The currency giving rise to this risk is primarily U.S. Dollars. The Company has a bank account denominated in U.S. Dollars into which a small number of customers pay their debts. This is a natural hedge against fluctuations in the exchange rate. The funds are then used to pay suppliers, avoiding the need to convert to Australian dollars.

The Company uses forward currency contracts and options to eliminate the currency exposures on the majority of its transactions denominated in foreign currencies, either by transaction if the amount is significant, or on a general cash flow hedge basis. The forward currency contracts and options are always in the same currency as the hedged item. The Company believes that financial instruments designated as foreign currency hedges are highly effective. However documentation of such as required by SFAS No. 133 does not exist. Therefore, all movements in the fair values of these hedges are taken directly to statement of operations. The Company also has certain U.S. dollar-denominated debt at Royal Wolf, including long-term intercompany borrowings, which are remeasured at each financial reporting date with the impact of the remeasurement being recorded in our consolidated statements of operations.

Note 7.  Limited Recourse Revolving Line of Credit

The Company had an unsecured limited recourse revolving line of credit from Ronald F. Valenta, a director and the chief executive officer of the Company, pursuant to which the Company could borrow up to $3,000,000 outstanding at one time. The line of credit terminated upon the completion of the acquisition of Royal Wolf and the outstanding principal and interest totaling $2,586,848 was repaid on September 14, 2007.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

 Note 8.  Related Party Transactions

The Company utilizes certain administrative, technology and secretarial services from affiliates of officers; as well as certain limited office space provided by an affiliate of Mr. Valenta. Until the consummation of a business combination by the Company, the affiliates had agreed to make such services available to the Company free of charge, as may be required by the Company from time to time; with the exception of the reimbursement of certain out-of-pocket costs incurred on behalf of the Company. Effective September 14, 2007, the Company entered into a month-to-month arrangement with the affiliate of Mr. Valenta for the rental of the office space at $1,148 per month. In addition, at that date, the Company commenced recording a charge to operating results (with an offsetting contribution to additional paid-in capital) for the estimated cost of contributed services rendered to the Company at no compensation by non-employee officers and administrative personnel of affiliates.

Note 9.  Stock Option Plans

On August 29, 2006, the Board of Directors of the Company adopted the General Finance Corporation 2006 Stock Option Plan (“2006 Plan”), which was approved by stockholders on June 14, 2007. Under the 2006 Plan, the Company may issue to directors, employees, consultants and advisers up to 1,500,000 shares of its common stock pursuant to options to be granted under the 2006 Plan. The options may be incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or so-called non-qualified options that are not intended to meet incentive stock option requirements. The options may not have a term in excess of ten years, and the exercise price of any option may not be less than the fair market value of the Company’s common stock on the date of grant of the option. Unless terminated earlier, the 2006 Plan will automatically terminate June 30, 2016.

On each of September 11, 2006 (“2006 Grant”) and December 14, 2007 (“2007 Grant”), the Company granted options to purchase 225,000 shares at an exercise price equal to the closing market price of the Company’s common stock as of that date, or $7.30 and $9.05, respectively, with a vesting period of five years. Stock-based compensation expense of $187,400 related to these options was recognized in the statements of operations through December 31, 2007; with a corresponding benefit to additional paid-in capital. As of December 31, 2007, there remains $1,343,800 of unrecognized compensation expense that will be recorded in the statement of operations on a straight-line basis over the remaining vesting period. Also, as of December 31, 2007, 45,000 of these options are exercisable.

A deduction is not allowed for income tax purposes with respect to non-qualified options until the stock options are exercised or with respect to incentive stock options, unless the optionee makes a disqualifying disposition of the underlying shares. The amount of any deduction will be the difference between the fair value of the Company’s common stock and the exercise price at the date of exercise. Accordingly, there is a deferred tax asset recorded for the tax effect of the financial statement expense recorded. The tax effect of the income tax deduction in excess of the financial statement expense, if any, will be recorded as an increase to additional paid-in capital.

The weighted-average fair value of the stock options granted was $3.06 and $3.75 per option for the 2006 Grant and 2007 Grant, respectively, determined by using the Black-Scholes option-pricing model using the following assumptions: A risk-free interest rate of 4.8% and 3.27% (corresponding treasury bill rates) for the 2006 Grant and 2007 Grant, respectively; an expected life of 7.5 years; an expected volatility of 26.5% and 31.1% for the 2006 Grant and 2007 Grant, respectively; and no expected dividend.

Royal Wolf had an employee share option plan (ESOP) for the granting of non-transferable options to certain key management personnel and senior employees with more than twelve months’ service at the grant date. During the year ended June 30, 2007, $2,930,000 was paid to the employees relating to the ESOP with a remaining $759,000 being paid in July 2007.

Note 10. Commitments and Contingencies

Operating Leases

The Company leases various office equipment and other facilities under operating leases. The leases have maturities of between one and nine years, some with an option to renew the lease after that period. None of the leases includes contingent rentals. There are no restrictions placed upon the lessee by entering into these leases.

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Non-cancellable operating lease rentals at December 31, 2007 are payable as follows (in thousands):

Less than one year	$2,689
One-two years	1,384
Two-three years	1,108
Three-four years	638
Four-five years	286
Thereafter	384
$6,489

In connection with the asset purchase from GE SeaCo, the Company entered in a preferred supply agreement with GE SeaCo. Under the preferred supply agreement, GE SeaCo has agreed sell to the Company, and the Company has agreed to purchase, all of GE SeaCo’s containers that GE SeaCo determines to sell, up to a maximum of 5,000 containers each year. The purchase price for the containers will be based on their condition and is specified in the agreement, subject to annual adjustment. In addition, the Company received a right of first refusal to purchase any additional containers that GE SeaCo desires to sell in Australia, New Zealand and Papua New Guinea. Either party may terminate the Agreement upon no less than 90 days’ prior notice at any time after November 15, 2012.

 Note 11. Cash Flows From Operating Activities

The following table provides a detail of cash flows from operating activities (in thousands):

	Predecessor		Successor
	Six Months	Period from	Six Months
	Ended	July 1 to	Ended
	December 31,	September 13,	December 31,
	2006	2007	2007
Cash flows from operating activities
Net income (loss)	$(2,149)	$288	$2,719
Loss (gain) on sales and disposals of fixed assets	—	11	(5)
Unrealized foreign exchange loss (gain)	(65)	58	(1,926)
Unrealized loss (gain) on forward exchange contracts	77	72	(179)
Unrealized loss on interest rate swaps	(81)	90	(237)
Depreciation and amortization	1,524	653	2,583
Amortization of deferred financing costs	—	—	408
Accretion of interest on subordinated debt	852	32	70
Share-based compensation expense	—	—	76
Contributed services	—	—	87
Interest deferred for common stock subject to possible conversion, net of income tax effect	—	—	(226)
Deferred income taxes	617	180	1,905
Minority interest	—	—	214
Changes in operating assets and liabilities:
Trade and other receivables, net	(5,035)	1,090	(7,054)
Inventories	(851)	(3,822)	(7,261)
Other	16	—	(65)
Accounts payable and accrued liabilities	9,480	5,642	2,799
Income taxes payable	—	—	(392)
Net cash provided (used) by operating activities	$4,385	$4,294	$(6,484)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members
RWA Holdings Pty Limited and Subsidiaries

We have audited the accompanying consolidated balance sheets of RWA Holdings Pty Limited and Subsidiaries (collectively “the Company”) as of June 30, 2007 and 2006, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years ended June 30, 2007 and 2006, for the six months ended June 30, 2005, and for the year ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of RWA Holdings Pty Limited and Subsidiaries as of June 30, 2007 and 2006, and the consolidated results of their operations and cash flows for the years ended June 30, 2007 and 2006, the six months ended June 30, 2005, and the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States.

Grobstein, Horwath & Company LLP

Sherman Oaks, California
November 9, 2007

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES
(PREDECESSOR - NOTE 1)
Consolidated Balance Sheets

	June 30,
	2007	2006
	(-000-)
Assets
Cash and cash equivalents	$886	$567
Trade and other receivables, net of allowance for doubtful accounts of $237 and $129 at June 30, 2007 and 2006, respectively	13,322	7,451
Inventories	5,472	5,460
Total current assets	19,680	13,478

Lease receivables	1,364	566
Property, plant and equipment, net	2,737	2,614
Container for lease fleet, net	40,928	27,773
Intangible assets, net	4,079	3,472
Total non-current assets	49,108	34,425

Total assets	$68,788	$47,903

Liabilities
Trade payables and accrued liabilities	$8,641	$9,133
Current portion of long-term debt and obligations	10,359	6,526
Income tax payable	245	—
Employee benefits	1,614	921
Other current liabilities	—	219
Total current liabilities	20,859	16,580

Non-current liabilities
Long-term debt and obligations, net of current portion	33,811	27,155
Deferred tax liabilities	881	415
Employee benefits	171	529
Other non-current liabilities	26	206
Total non-current liabilities	34,889	28,305

Commitments and contingencies (Note 16)	—	—

Shareholders’ equity
Issued capital (Note 14)	12,187	3,441
Accumulated other comprehensive income (loss)	862	(102)
Retained earnings (accumulated deficit)	(9)	(321)
	13,040	3,018
Total liabilities and shareholders’ equity	$68,788	$47,903

The accompanying notes are an integral part of these consolidated financial statements.

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES
(PREDECESSOR - NOTE 1)
Consolidated Statements of Operations

			Six Months
	Year Ended		Ended	Year Ended
	June 30,			December 31,
	2007	2006	2005	2004
	(-000-)
Revenues
Sale of containers	$52,929	$34,473	$13,563	$26,141
Leasing of containers	21,483	15,921	7,224	12,351
	74,412	50,394	20,787	38,492

Costs and expenses
Cost of sales	46,402	32,661	12,843	24,079
Leasing, selling and general expenses	20,761	12,653	5,904	8,983
Depreciation and amortization	2,577	2,668	1,480	2,504

Operating income	4,672	2,412	560	2,926

Interest income	413	375	80	87
Interest expense	(4,378)	(3,017)	(1,127)	(2,110)
Foreign currency exchange gain (loss)	95	16	252	(287)
Other, net	—	—	133	68
	(3,870)	(2,626)	(662)	(2,242)

Income (loss) before provision for income taxes	802	(214)	(102)	684

Provision for income taxes	490	214	75	400
Net income (loss)	$312	$(428)	$(177)	$284

The accompanying notes are an integral part of these consolidated financial statements.

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES
(PREDECESSOR - NOTE 1)
Consolidated Statement of Changes in Shareholders’ Equity

	Share capital (Note 14)	Retained earnings/ (Accumulated losses)	Accumulated other comprehensive income (loss)	Total equity
	(-000-)
Balance at January 1, 2004	$2,762	$—	$—	$2,762
Net income	—	284	—	284
Cumulative translation adjustment	—	—	119	119
Total comprehensive income (loss)	—	284	119	403
Balance at December 31, 2004	2,762	284	119	3,165

Issuance of capital	679	—	—	679
Net loss	—	(177)	—	(177)
Cumulative translation adjustment	—	—	(81)	(81)
Total comprehensive income (loss)	—	(177)	(81)	(258)
Balance at June 30, 2005	3,441	107	38	3,586

Net loss	—	(428)	—	(428)
Cumulative translation adjustment	—	—	(140)	(140)
Total comprehensive income (loss)	—	(428)	(140)	(568)
Balance at June 30, 2006	3,441	(321)	(102)	3,018

Issuance of capital	8,746	—	—	8,746
Net income	—	312	—	312
Cumulative translation adjustment	—	—	964	964
Total comprehensive income (loss)	—	312	964	1,276
Balance at June 30, 2007	$12,187	$(9)	$862	$13,040

The accompanying notes are an integral part of these consolidated financial statements.

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES
(PREDECESSOR - NOTE 1)
Consolidated Statements of Cash Flows

	Year Ended		Six Months Ended	Year Ended
	June 30,			December 31,
	2007	2006	2005	2004
	(-000-)
Cash flows from operating activities (Note 18)
Cash receipts from customers	$75,502	$53,376	$22,616	$41,518
Cash paid to suppliers and employees	(62,796)	(41,204)	(19,597)	(36,550)
	12,706	12,172	3,019	4,968
Interest (paid)/received, net	(3,799)	(2,118)	(902)	(1,182)
Income taxes received/(paid)	49	-	(587)	576
Net cash from operating activities	8,956	10,054	1,530	4,362

Cash flows from investing activities
Proceeds from sale of property, plant and equipment	101	52	19	55
Acquisition of subsidiary, net of cash acquired	(303)	(4,855)	—	—
Acquisition of property, plant and equipment	(845)	(837)	(1,498)	(924)
Acquisition of container hire fleet	(20,350)	(13,178)	(5,975)	(8,848)
Acquisition of intangible assets	(66)	(144)	(19)	(52)
Payment of deferred purchase consideration	(451)	-	(2,707)	—
Net cash used by investing activities	(21,914)	(18,962)	(10,180)	(9,769)

Cash flows from financing activities
Proceeds from capital lease and other liabilities	434	—	—	—
Payment of capital lease and other liabilities	(1,152)	(565)	(298)	(1,408)
Proceeds from borrowings	16,050	20,088	10,045	14,901
Repayment of borrowings	(10,689)	(10,557)	(1,241)	(9,402)
Proceeds from issuance of capital	8,746	—	679	—
Net cash from financing activities	13,389	8,966	9,185	4,091

Net increase / (decrease) in cash and cash equivalents	431	58	535	(1,316)
Cash and cash equivalents at beginning of period	567	530	2	1,340
Translation adjustment	(112)	(21)	(7)	(22)
Cash and cash equivalents at end of period	$886	$567	$530	$2

The accompanying notes are an integral part of these consolidated financial statements.

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Business Operations

General

Organization

RWA Holdings Pty Limited (“RWA”) is a company organized under the laws of Australia and a holding company for Royal Wolf Trading Australia Pty Limited, its wholly-owned principal operating subsidiary acquired in December 2003, and its only other wholly-owned subsidiary, Hi-Tech Pty Limited, which is engaged in substantially the same business and activities as Royal Wolf Trading Australia Pty Limited (collectively “the Company”). The Company leases and sells portable storage containers, portable container buildings and freight containers in Australia.

Acquisition by General Finance Corporation

General Finance Corporation (“GFN”) was incorporated in Delaware in 2005. GFN was formed to serve as a vehicle to effect a business combination with one or more operating businesses. From inception through September 13, 2007, GFN was a development stage company and had no business or operations. Subsidiaries of GFN include GFN U.S. Australasia Holdings, Inc., a Delaware corporation (“GFN U.S.”), GFN Australasia Holdings Pty Ltd., an Australian corporation (“GFN Holdings”), GFN Australasia Finance Pty Ltd, an Australian corporation (“GFN Finance”); and, as of September 13, 2007 (September 14 in Australia), the Company.

On September 13, 2007 (September 14 in Australia), GFN completed the acquisition of the Company through the acquisition of all of the outstanding shares of RWA. Based upon the actual exchange rate of one U.S. dollar to $0.8407 Australian dollar realized in connection with payments made upon completion of the acquisition, the purchase price for the RWA shares was $64.3 million, including deposits of $1,005,000 previously paid by GFN in connection with the acquisition. GFN paid the purchase price, less the deposits, by a combination of cash in the amount of $44.7 million plus the issuance to Bison Capital Australia, L.P., (“Bison Capital”), one of the sellers, of shares of common stock of GFN U.S., constituting 13.8% of the outstanding capital stock of GFN U.S. following the issuance. As a result of this structure, GFN owns 86.2% of the outstanding capital stock of GFN U.S. and Bison Capital owns 13.8% of the outstanding capital stock on GFN U.S.; which through its indirect subsidiary, GFN Finance, owns all of the outstanding capital stock of the Company.

 All references to events or activities which occurred prior to the completion of the acquisition on September 13, 2007 (September 14 in Australia) relate to the Company, as the predecessor company (the “Predecessor”). All references to events or activities which occurred after the completion of the acquisition on September 13, 2007 (September 14 in Australia) relate to GFN, as the successor company (the “Successor”).

Basis of preparation

The consolidated financial statements (also referred to as the “financial report”) have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements include the accounts of the Company and its wholly-subsidiaries. All significant intercompany accounts and transactions have been eliminated.

The Company’s functional currency is the Australian dollar. All adjustments resulting from the translation of the accompanying consolidated financial statements from the functional currency into the United States (“U.S.”) dollar reporting currency are recorded as a component of shareholders' equity in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, Foreign Currency Translation . All assets and liabilities are translated at the rates in effect at the balance sheet dates; and revenues, expenses, gains and losses are translated using the average exchange rates during the period. At June 30, 2007 and 2006, the Australian dollar to the U.S. dollar exchange rate was $0.84880 and $0.73010, respectively. The average exchange rates used to translate the Company’s results of operations for the years ended June 30, 2007 and 2006, for the six months ended June 30, 2005 and for the year ended December 31, 2004 were $0.78592, $0.74783, $0.77350 and $0.73713, respectively.

The preparation of the financial report requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The accounting policies set forth below have been applied consistently to all periods presented in the consolidated financial report.

2. Significant accounting policies

Foreign currency transactions

Transactions in foreign currencies are translated at the foreign exchange rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated to Australian dollars at the foreign exchange rate prevailing at that date. Foreign exchange differences arising on translation are recognized in the statement of operations. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are translated to Australian dollars at foreign exchange rates prevailing at the dates the fair value was determined.

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Derivative financial instruments

The Company may use derivative financial instruments to hedge its exposure to foreign exchange and interest rate risks arising from operating, financing and investing activities. The Company does not hold or issue derivative financial instruments for trading purposes. However, derivatives that do not qualify for hedge accounting are accounted for as trading instruments. Derivative financial instruments are recognized initially at fair value. Subsequent to initial recognition, derivative financial instruments are stated at fair value. The gain or loss on remeasurement to fair value is recognized immediately in the statement of operations.

Property, plant and equipment

 Owned assets

Property, plant and equipment are stated at cost, less accumulated depreciation and impairment losses (see below). The cost of self-constructed assets includes the cost of materials, direct labor, the initial estimate, where relevant, of the costs of dismantling and removing the items and restoring the site on which they are located, and an appropriate allocation of production overhead, where applicable. Normal repairs and maintenance to property, plant and equipment are expensed as incurred.

Capital leases

Leases under which substantially all the risks and benefits incidental to ownership of the leased item are assumed by the Company are classified as capital leases. Other leases are classified as operating leases. A lease asset and a lease liability equal to the present value of the minimum lease payments, or the fair value of the leased item, whichever is the lower, are capitalized and recorded at the inception of the lease. Lease payments are apportioned between the finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are charged directly to the statement of operations. Capitalized leased assets are depreciated over the shorter of the estimated useful life of the asset or the lease term.

Operating leases

Payments made under operating leases are expensed on a straight-line basis over the term of the lease, except where an alternative basis is more representative of the pattern of benefits to be derived from the leased property. Where leases have fixed rate increases, these increases are accrued and amortized over the entire lease period, yielding a constant periodic expense for the entire term of the lease.

Depreciation

Depreciation is charged to the statement of operations on a straight line basis over the estimated useful lives of each part of an item of property, plant and equipment. The residual value, the useful life and the depreciation method applied to an asset are reassessed at least annually.

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The estimated useful lives are as follows:

	2007	2004 - 2006

Plant and equipment	3 - 10 years	3 - 10 years
Motor vehicles	3 - 10 years	3 - 10 years
Furniture and fittings	5 - 10 years	5 - 10 years

Container for lease fleet

The Company has a lease fleet of shipping containers that it leases to customers under operating lease agreements with varying terms. Depreciation is provided using the straight-line method over the respective unit’s estimated useful life, after the date the unit is put in service, and are depreciated down to their estimated residual values. In the opinion of management, estimated residual values do not cause carrying values to exceed net realizable value. The Company continues to evaluate these depreciation policies as more information becomes available from other comparable sources and its own historical experience.

Costs incurred on lease fleet containers subsequent to initial acquisition are capitalized when it is probable that future economic benefits in excess of the originally assessed performance of the asset will flow to the Company in future years; otherwise, they are expensed as incurred.

Containers in the lease fleet are available for sale, and are transferred to inventory prior to sale. Cost of sales of a container in the lease fleet is recognized at the carrying amount at the date of disposal.

The estimated useful lives are as follows:

	2007	2004 - 2006

Containers for lease	10-20 years (10-70% residual)	10-25 years (20% residual)
Leased containers (used)	10-20 years (10-70% residual)	10-25 years (20% residual)
Leased containers (new)	10-20 years (10-70% residual)	10-30 years (20-30% residual)

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible assets

 Goodwill

All business combinations are accounted for by applying the purchase method. Goodwill represents the difference between the cost of the acquisition and the fair value of the net identifiable assets acquired.  Goodwill is stated at cost, less any accumulated impairment losses. Goodwill is allocated to cash-generating units and not amortized but is tested annually for impairment (see below).

Other intangible assets

Other intangible assets acquired by the Company are stated at cost, less accumulated amortization and impairment losses (see below). Subsequent expenditures are capitalized only when it increases the future economic benefits of the specific asset to which it relates. All other expenditures, including research and development costs, are expensed as incurred.

Amortization

 Amortization of intangibles (primarily software costs over three years) is charged to the statement of operations on the straight-line basis over the estimated useful lives of intangible assets, unless such lives are indefinite. Goodwill and intangible assets with an indefinite useful life are systematically tested for impairment at each balance sheet date.

Cash and cash equivalents

The Company considers highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents.

Trade and other receivables

Trade and other receivables are stated at cost, less a specific allowance for doubtful accounts, which approximates fair value.

Inventories

Inventories are stated at the lower of cost or market (net realizable value). Net realizable value is the estimated selling price in the ordinary course of business. Expenses of marketing, selling and distribution to customers, as well as costs of completion are estimated and are deducted from the estimated selling price to establish net realizable value. Costs are assigned to individual items of stock on the basis of specific identification and include expenditures incurred in acquiring the inventories and bringing them to their existing condition and location.

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impairment

The carrying amounts of the Company’s assets, other than inventories and deferred tax assets are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated.

For goodwill and intangible assets that have an indefinite useful life and intangible assets, the recoverable amount is estimated at each balance sheet date. An impairment loss is recognized in the statement of operations whenever the carrying amount of the asset exceeds its estimated recoverable amount. Impairment losses recorded are considered part of the asset's carrying amount and are never reversed even if there is an indication that the impairment loss may no longer be required. Impairment losses recognized for goodwill are allocated first to reduce the carrying amount of any goodwill allocated to cash-generating units and then to reduce the carrying amount of the other assets in the unit acquired on a pro rata basis.

The recoverable amount of the Company’s receivables is calculated as the present value of estimated future cash flows, discounted at the original effective interest rate (i.e. the effective interest rate compounded at initial recognition). Receivables with a short duration are not discounted. Net allowance for doubtful accounts provided and uncollectible accounts written off were $229,000, $149,000, $50,000, $8,000 and $149,000, $93,000, $37,000, $41,000 for the years ended June 30, 2007 and 2006, for the six months ended June 30, 2005 and for the year ended December 31, 2004, respectively. Receivables are individually assessed for impairment.

The recoverable amount of the Company’s other assets is the greater of their fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

Trade and other payables

Trade payables are non-interest bearing and are normally settled within 60 days.

Employee benefits

Defined contribution pension plan

Obligations for contributions to a defined contribution pension plan are recognized as an expense in the statement of operations as incurred.

Long-term service benefits

The Company’s net obligation in respect of long-term service benefits is the amount of future benefit that employees have earned in return for their service in the current and prior periods. The obligation is calculated using expected future increases in wage and salary rates including related costs and expected settlement dates, and is discounted using the rates attached to the Commonwealth of Australia Government bonds at the balance sheet date which have maturity dates approximating to the terms of the Company’s obligations.

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue

Revenue is generally realized or realizable and earned when all of the following criteria have been met:

•	persuasive evidence of an arrangement exists;

•	delivery has occurred;

•	the seller’s price to the customer is fixed or determinable; and

•	collectability is reasonable assured.

Sale and modification of containers

Revenue from the sales containers is fixed based on invoiced amounts and is recognized in the statement of operations (net of returns, discounts and allowances) when the significant risks and rewards of ownership have been transferred to the buyer and can be measured reliably. Risks and rewards are considered passed to the buyer at the time the goods are delivered to or retrieved by the customer. This is also at which point the invoice is issued and the customer has accepted the goods. No revenue is recognized if there are significant uncertainties regarding recovery of the consideration due, the cost incurred or to be incurred cannot be measured reliability, there is a risk of return of goods or there is continuing management involvement with the goods.

Leasing of containers

Revenue from the leasing of containers is recognized in the period earned and is fixed based on the term prescribed in the lease agreement. No revenue is recognized if there is a significant uncertainty regarding recovery of the consideration due, the cost incurred or to be incurred cannot be measured reliably, there is a risk of return of goods or there is continuing management involvement with the goods.

Unearned revenue arises when transport charges for the return retrieval of a leased container or containers is billed in advance, while the actual retrieval has not yet occurred as the container is still on lease. The amount of unearned revenue at June 30, 2007 and 2006 was $1,495,000 and $413,000, respectively, and is included in trade and other payables.

Interest

Interest expense consists of interest payable on borrowings (including capital lease obligations) calculated using the effective interest method, the amortization of deferred financing costs and gains and losses on hedging instruments that are recognized in the statement of operations.

Interest income is recognized in the statement of operations as it accrues and dividend income is recognized in the statement of operations on the date the Company’s right to receive payments is established.

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income taxes

Income tax on the profit or loss for the year consists of current and deferred income taxes and is recognized in the statement of operations.

The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Accordingly, the Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recorded for temporary differences between the financial reporting basis and income tax basis of assets and liabilities at the balance sheet date multiplied by the applicable tax rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

Current income tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the balance sheet date, including any adjustment to income tax payable of previous years.

Additional income taxes that arise from the distribution of dividends are recognized at the same time as the liability to pay the related dividend.

Goods and services tax

Revenue, expenses and assets are recognized net of the amount of goods and services tax (“GST”), except where the amount of GST incurred is not recoverable from the Australian Tax Office (“ATO”). In these circumstances, the GST is recognized as part of the cost of acquisition of the asset or as part of the expense.

Receivables and payables are stated with the amount of GST included. The net amount of GST recoverable from, or payable to, the ATO is included as a current asset or liability in the balance sheet.

Cash flows are included in the statement of cash flows on a gross basis. The GST components of cash flows arising from investing and financing activities that are recoverable from, or payable to, the ATO are classified as operating cash flows.

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounting estimates and assumptions

Accounting estimates and the underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period; or in the period of the revision and future periods if the revision affects both current and future periods. The more significant estimates and judgments that had or may have a material adjustment to the carrying amounts of assets and liabilities are discussed below.

 Revision of accounting estimates - Depreciation of Container for lease fleet

At the beginning of the year ended June 30, 2007, the Company revised the estimated useful life and residual value of its containers for lease fleet. The financial impact of the revision resulted in depreciation expense for the year ended June 30, 2007 being $969,000 less than what it would have been if the previous useful life estimate had been applied. The financial impact of the revision in future periods is not disclosed as the effect cannot be reliably estimate due to the uncertainty over the timing of sales of existing containers and the purchases of new containers.

Impairment of goodwill and intangibles with indefinite useful lives

The Company assesses whether goodwill and intangible assets with indefinite useful lives are impaired at least annually in accordance with the accounting policy described above. These calculations involve an estimation of the recoverable amount of the cash-generating units to which the goodwill and intangible assets with indefinite useful lives are allocated.

3. Segment information

The Company operates predominantly in one segment, the sale and leasing of freight containers and container-based storage and accommodation products, all within one geographical area (Australia).

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Income taxes

The Company’s provision for income taxes consists of the following:

	Year Ended		Six Months Ended	Year Ended
	June 30,			December 31,
	2007	2006	2005	2004
	(-000-)
Recognized in the income statement
Current tax (benefit) / expense
Current year	$13	$—	$(23)	$(3)
Adjustments for prior years	(4)	—	—	—
	9	—	(23)	(3)

Deferred tax expense
Origination and reversal of temporary differences	481	214	98	403
	481	214	98	403

Total provision for income taxes	$490	$214	$75	$400

			Six Months
	Year Ended		Ended	Year Ended
	June 30,			December 31,
	2007	2006	2005	2004
	(-000-)
Reconciliation between the Australian statutory provision for income taxes to the Company’s actual provision for income taxes

Profit / (loss) before tax	$802	$(214)	$(102)	$684

Income tax using the Australian corporation tax rate of 30%	241	(64)	(31)	205

Increase in income tax expense due to:
Goodwill write off arising from benefit from deferred tax assets not recognized at date of previous business combinations	—	80	—	—
Non-deductible expenses	253	198	106	195
Decrease in income tax expense due to:
Under / (over) provided in prior years	(4)	—	—	—

Total provision for income taxes	$490	$214	$75	$400

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred income tax assets and liabilities consist of the following:

	Assets		Liabilities		Net
	2007	2006	2007	2006	2007	2006
	(-000-)

Property, plant and equipment	$—	$—	$(1,902)	$(1,338)	$(1,902)	$(1,338)
Long-term debt and obligations	71	91	—	—	71	91
Employee benefits	164	269	—	—	164	269
Other items	786	114	—	(87)	786	27
Loss carry-forwards	—	536	—	—	—	536
Tax assets / (liabilities)	$1,021	$1,010	$(1,902)	$(1,425)	$(881)	$(415)

5. Trade and other receivables

	At June 30,
	2007	2006
	(-000-)
Current
Trade receivables	$12,189	$6,788
Less: allowance for doubtful accounts	(237)	(129)
	11,952	6,659

Lease receivables	479	245
Fair value of derivatives	300	96
Other receivables and prepayments	591	451
	$13,322	$7,451

6. Inventories

	At June 30,
	2007	2006
	(-000-)

Finished goods	$4,113	$5,081
Work in progress	1,359	379
	$5,472	$5,460

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Property, plant and equipment

Plant, plant and equipment,
(-000-)
Cost
Balance at January 1, 2004	$866
Acquisitions	924
Disposals	(51)
Translation adjustment	83
Balance at December 31, 2004	1,822
Acquisitions	1,498
Disposals	(27)
Translation adjustment	(64)
Balance at June 30, 2005	3,229
Acquisitions	837
Acquisitions through business combinations	230
Disposals	(82)
Translation adjustment	(159)
Balance at June 30, 2006	4,055
Acquisitions	845
Disposals	(237)
Translation adjustment	707
Balance at 30 June 2007	$5,370
Depreciation and impairment losses
Balance at January 1, 2004	$—
Depreciation charge for the period	(411)
Disposals	24
Translation adjustment	(22)
Balance at December 31, 2004	(409)
Depreciation charge for the period	(337)
Disposals	22
Translation adjustment	14
Balance at June 30, 2005	(710)
Depreciation charge for the period	(830)
Disposals	51
Translation adjustment	48
Balance at June 30, 2006	(1,441)
Depreciation charge for the period	(1,020)
Disposals	133
Translation adjustment	(305)
Balance at June 30, 2007	$(2,633)

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Container for lease fleet

Container for Lease Fleet
(-000-)
Cost
Balance at January 1, 2004	$13,128
Acquisitions	8,848
Transfers to inventory	(4,016)
Translation adjustment	767
Balance at December 31, 2004	18,727
Acquisitions	5,975
Transfers to inventory	(2,959)
Translation adjustment	(479)
Balance at June 30, 2005	21,264
Acquisitions	13,178
Acquisitions through business combinations	5,107
Transfers to inventory	(8,478)
Translation adjustment	(1,123)
Balance at June 30, 2006	29,948
Acquisitions	20,350
Acquisitions through business combinations	299
Transfers to inventory	(12,601)
Translation adjustment	5,513
Balance June 30, 2007	$43,509

Depreciation and impairment losses
Balance at January 1, 2004	$—
Depreciation charge for the period	(1,775)
Transfers to inventory	626
Translation adjustment	(67)
Balance at December 31, 2004	(1,216)
Depreciation charge for the period	(984)
Transfers to inventory	545
Translation adjustment	35
Balance at June 30, 2005	(1,620)
Depreciation charge for the period	(1,475)
Transfers to inventory	837
Translation adjustment	83
Balance at June 30, 2006	(2,175)
Depreciation charge for the period	(1,514)
Transfers to inventory	1,467
Translation adjustment	(359)
Balance at June 30, 2007	$(2,581)

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Intangible assets

	Software	Goodwill	Trademarks	Other	Total
	(-000-)
Cost
Balance at January 1, 2004	$710	$437	$300	$—	$1,447
Acquisitions through business combinations	—	2,580	—	—	2,580
Other acquisitions	52	—	—	—	52
Translation adjustment	29	167	10	—	206
Balance at December 31, 2004	791	3,184	310	—	4,285
Acquisitions	19	—	—	—	19
Translation adjustment	(18)	(74)	(7)	—	(99)
Balance at June 30, 2005	792	3,110	303	—	4,205
Acquisitions through business combinations	—	1,304	—	—	1,304
Other acquisitions	99	—	—	45	144
Translation adjustment	(35)	(158)	(12)	(2)	(207)
Balance at June 30, 2006	856	4,256	291	43	5,446
Acquisitions through business combinations	—	17	—	—	17
Other acquisitions	24	—	—	42	66
Translation adjustment	141	693	47	10	891
Balance at June 30, 2007	$1,021	$4,966	$338	$95	$6,420

Amortization and impairment losses
Balance at January 1, 2004	$—	$—	$—	$—	$—
Amortization for the period	(318)	—	—	—	(318)
Write off on utilization of unrecognized tax assets arising from business combinations	—	(403)	—	—	(403)
Translation adjustment	(18)	(24)	—	—	(42)
Balance at December 31, 2004	(336)	(427)	—	—	(763)
Amortization for the period	(159)	—	—	—	(159)
Write off on utilization of unrecognized tax assets arising from business combinations	—	(98)	—	—	(98)
Translation adjustment	10	11	—	—	21
Balance at June 30, 2005	(485)	(514)	—	—	(999)
Amortization for the period	(347)	—	—	(16)	(363)
Write off on utilization of unrecognized tax assets arising from business combinations	-	(678)	—	—	(678)
Translation adjustment	28	38	—	—	66
Balance at June 30, 2006	(804)	(1,154)	—	(16)	(1,974)
Amortization for the period	(35)	-	—	(8)	(43)
Translation adjustment	(134)	(188)	—	(2)	(324)
Balance at June 30, 2007	$(973)	$(1,342)	$—	$(26)	$(2,341)

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Goodwill

Goodwill is not amortized but tested for impairment annually. Goodwill initially arose through the purchase of Royal Wolf Trading Australia Pty Limited from Triton Containers International Limited in 2003, and through the purchases of Royal Wolf Hi-Tech Pty Limited, the business and assets of Cape Containers Pty Limited and Australian Container Network Pty Limited during the year ended June 30, 2006 and Terrigal Motors Pty Limited during the year ended June 30, 2007 (see Note 17).

The recoverable amount of the RWA Holdings Pty Limited cash-generating unit is based on a value-in-use model. That model uses cash flow projections based on actual operating results and a 5-year budget. Cash flows for a further 5-year period are extrapolated using a 5% growth rate, which is considered appropriate. A pre-tax discount rate of 12.9% has been used in discounting the projected cash flows.

Software

Software assets are capitalized at cost and are amortized using the straight-line method over a period of three years.

Trademarks

Trademarks have an indefinite useful life and are tested for impairment at the end of each reporting period.

Other

Other intangible assets are capitalized at cost and are amortized using the straight-line method over a period of 5 years.

10. Trade and other payables

	At June 30,
	2007	2006
	(-000-)

Trade payables	$4,684	$7,714
Accrued liabilities	2,394	985
Unearned revenue	1,495	413
Fair value of derivatives	68	21
	$8,641	$9,133

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Long-term debt and obligations

The following provides information about the Company’s long-term debt and obligations. Reference is made to Note 16 for more information about the Company’s exposure to interest rate and foreign currency risk.

	At June 30,
	2007	2006
	(-000-)

Current liabilities
Bank overdraft and receivables financing facility	$6,217	$1,552
Current portion of bank loans	3,167	4,257
Other loans	42	53
Current portion of capital lease liabilities	933	664
	10,359	6,526

Non-current liabilities
Bank loans, net of current portion	22,696	13,214
Non-convertible notes	10,724	7,957
B class notes	-	4,858
Capital lease liabilities, net of current portion	391	1,126
	$33,811	$27,155

	At June 30,
	2007	2006
	(-000-)
Financing facilities
Bank overdraft	$866	$745
Receivables financing facility	6,366	5,476
Secured bank loans	40,969	31,366
	$48,201	$37,587

Facilities utilized at reporting date
Bank overdraft	$545	$682
Receivables financing facility	5,672	870
Secured bank loans	37,084	25,808
	$43,301	$27,360

Facilities not utilized at reporting date
Bank overdraft	$321	$63
Receivables financing facility	694	4,606
Secured bank loans	3,885	5,558
	$4,900	$10,227

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2007, the Company has a five-year credit facility dated December 17, 2004, as amended, with Australia and New Zealand Banking Group Limited (“ANZ”). This credit facility is secured by substantially all of the assets of the Company. There are various sub-facilities to the ANZ credit facility and the following is a discussion of the more significant ones at June 30, 2007. Subsequent to June 30, 2007, the ANZ secured credit facility was amended in connection with the acquisition of the Company by GFN (sees Notes 1 and 20).

Bank overdraft

The bank overdraft of the Company is secured by a floating charge over the Company’s assets. Interest on bank overdrafts is charged at the prevailing market rates.

Receivables financing facility

The receivables financing facility of the Company is a facility whereby funds are made available based on a percentage of debtors outstanding net of any disallowed debts. The facility is secured by a floating charge over the debtor’s ledger. Interest is charged at the bank’s prime rate plus 1.65%.

Bank loans

The bank loans amount in current liabilities comprises the portion of the Company’s bank loan payable within one year. The non-current bank loans are payable on or before 2010 and are subject to annual review. The loans bear interest at the Australian bank bill reference rate (“BBSW”) plus 1.10% - 1.35% (2006: BBSW plus 1.10%-1.35%, 2005: BBSW plus 1.10% and 2004: BBSW plus 1.35%), payable monthly. Bank loans are secured by leased assets in the container fleet with a carrying amount of $23,763,000 (2006: $13,246,000) and are due and payable over the next five years. In the event of default, the assets revert to the bank.

Principal payments under the loans are as follows:

Year Ending
June 30,	(-000-)
2008	$3,176
2009	5,365
2010	17,331

B class notes

Holders of B Class Notes are entitled to receive cumulative interest of 15% per annum on the issue price of their notes. These notes do not give their holders any voting rights at shareholders’ meetings. The B Class Notes were repaid in full on March 30, 2007.

Non-convertible notes

Holders of Non-convertible notes are entitled to receive cumulative interest of 15% per annum on the issue price of their notes. These notes do not give their holders any voting rights at shareholders’ meetings. In the event of winding up of the Company, the holders of non-convertible notes rank above all shareholders and are entitled to the proceeds of liquidation only to the extent of the face value of the notes and any accumulated interest. Subsequent to June 30, 2007, the Non-convertible notes were repaid (see Note 20).

Capital leases

The Company’s lease liabilities are secured by the leased assets of $159,000 and $384,000 at June 30, 2007 and 2006, respectively. In the event of default, the assets revert to the lessor.

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capital lease liabilities of the Company are payable as follows:

	2007			2006
	Minimum lease payments	Interest	Principal	Minimum lease payments	Interest	Principal
	(-000-)

Less than one year	$1,005	$72	$933	$800	$136	$664
Between one and five years	421	30	391	1,197	71	1,126
More than five years	—	—	—	—	—	—
	$1,426	$102	$1,324	$1,997	$207	$1,790

The Company has finance leases and lease purchase contracts for various motor vehicles, and other assets. These leases have no terms of renewal or purchase options or escalation clauses.

Under the terms of the secured credit facility with ANZ, the Company is required to comply with certain financial covenants and ratios, including consolidated interest cover; consolidated leverage ratios; and consolidated debt service cover. The Company was in compliance with its financial covenants at June 30, 2007.

12. Employee benefits

	At June 30,
	2007	2006
	(-000-)

Current
Liability for annual leave (vacation)	$656	$566
Liability for long service leave (vacation)	199	136
Cash settled share-based transactions	759	—
	$1,614	$702

Non Current
Liability for long service leave	$171	$341
Cash settled share-based transactions	—	188
	171	529

Total employee benefits	$1,785	$1,231

Defined contribution pension plan

The Company makes contributions to a defined contribution pension plan. The amount recognized as an expense was $736,000, $590,000, $248,000 and $452,000 for the years ended June 30, 2007 and 2006, for the six months ended June 30, 2005 and for the year ended December 31, 2004, respectively.

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Share-based payments

The Company had an employee share option plan (ESOP) for the granting of non-transferable options to certain key management personnel and senior employees with more than twelve months service at the grant date. During the year ended June 30, 2007, $2,930,000 was paid to employees relating to the plan with a remaining $759,000 being paid in July 2007, of which $373,000 was provided in prior years.

13. Other liabilities

	Leasehold
	Makegood	Deferred
	costs	Consideration	Total
	(-000-)
Balance at January 1, 2004	$—	$—	$—
Provision made during the year	6	—	6
Balance at December 31, 2004	6	—	6
Provision made during the year	—	—	—
Balance at June 30, 2005	6	—	6
Provisions made during the year	—	429	429
Translation adjustment	—	(10)	(10)
Balance at June 30, 2006	6	419	425
Provision made during the year	17	—	17
Payments during the year	—	(451)	(451)
Adjustment to discount	2	—	2
Translation adjustment	1	32	33
Balance at June 30, 2007	$26	$—	$26

Balance at June 30, 2006:
Current	$—	$219	$219
Non-current	6	200	206
	$6	$419	$425

Balance at June 30, 2007:
Current	$—	$—	$—
Non-current	26	—	26
	$26	$—	$26

Leasehold makegood costs

An obligation exists to restore leasehold sites after fit-outs at the Company’s head office location in Hornsby. The expected cost for the restoration is estimated at $32,000, and is expected to occur in 2010. This amount has been discounted using Australian government bond rates with similar maturities (2007: 6.0%, 2006: 5.8%, 2005 and 2004: 5.2%).

Deferred consideration

Deferred consideration related to the purchase of the business and assets of Australian Container Network Pty Limited (see Note 17), and was paid out during the year ended June 30, 2007.

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Issued Capital

	At June 30,
	2007	2006
	(-000-)
Share Capital

8,154,000 and 2,160,000 Ordinary (Common) Shares in 2007 and 2006, respectively	$3,441	$817
-0- and 4,322,590 Class A Shares in 2007 and 2006, respectively	—	2,624
-0- and 100 Class C Shares in 2007 and 2006, respectively	—	—
1 and -0- Class D Share in 2007 and 2006, respectively	8,746	—
	$12,187	$3,441

During the year ended June 30, 2007, one Class D Share was issued; which was as part of the deal in relation to sale of the Company to GFN (see Notes 1 and 20). On March 30, 2007, the Class A and Class C Shares were converted into Ordinary Shares.

Terms and conditions

Ordinary Shares

Holders of Ordinary Shares rank pari passu with the Class A Shares in the declaration and payment of dividends and are entitled to one vote per share at shareholders’ meetings.

In the event of winding up of the Company, ordinary shareholders rank after all other shareholders and creditors and are fully entitled to any proceeds of liquidation.

Class A Shares

Holders of Class A Shares rank pari passu with Ordinary Shares in the declaration and payment of dividends and are entitled to one vote per share at shareholders’ meetings limited to 50% of the votes to be cast by shareholders.

In the event of winding up of the Company, Class A shareholders rank above Ordinary shareholders and are fully entitled to the greater of any proceeds of liquidation and an amount equal to the issue price of the Class A Shares.

Class C Shares

Holders of Class C Shares are not entitled to receive any dividends prior to conversion to Ordinary Shares. The Class C Shares shall not entitle the holder to a vote prior to conversion to Ordinary Shares. The Class C Shares shall not entitle the holder to any proceeds on liquidation prior to conversion to Ordinary Shares.

The Company’s Class C Shares are not transferable and will convert into Ordinary Shares in the event that all criteria specified in the shareholders’ agreement are satisfied. The number of Ordinary Shares received on conversion of each Class C Share is determined by reference to a profit formula.

Class D Shares

 Holders of Class D Shares are not entitled to receive any dividends. The Class D Shares shall not entitle the holder to a vote. The Class D Shares shall not entitle the holder to any proceeds on liquidation prior to conversion to Ordinary Shares. Class D Shares are not transferable.

In the event of winding up of the Company prior to September 30, 2008, Class D shareholders are entitled to proceeds as determined by reference to a profit formula. In the event of winding up of the Company after September 30, 2008, Class D shareholders are entitled to proceeds as determined by reference to a profit formula plus where there is a surplus of assets following a return of capital, a preferential payment to any further distributions to Ordinary Shares of an amount equal to interest on the paid up capital of the Class D Share of 18% per annum since the date of issue until the winding up of the Company calculated on a daily basis (but not capitalized or compounded).

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Financial instruments

Exposure to credit, interest rate and currency risks arises in the normal course of the Company’s business. Derivative financial instruments are used to hedge exposure to fluctuations in foreign exchange rates and interest rates.

Credit risk

It is the Company’s policy that all customers who wish to purchase or lease containers on credit terms are subject to credit verification procedures and the Company will agree to terms with customers believed to be creditworthy. In addition, receivable balances are monitored on an ongoing basis with the result that the Company’s exposure to bad debts is not significant. With respect to credit risk arising from the other financial assets of the Company, which comprise cash and cash equivalents, available-for-sale financial assets and certain derivative instruments, the Company’s exposure to credit risk arises from default of the counter party, with a maximum exposure equal to the carrying amount of these instruments. As the counter party for derivative instruments is nearly always a bank, the Company has assessed this as a low risk.

There are no significant concentrations of credit risk within the Company.

Interest rate risk

The Company’s exposure to market risk for changes in interest rates relates primarily to its long-term debt obligations. The Company’s policy is to manage its interest cost using a mix of fixed and variable rate debt.

To manage this mix in a cost-efficient manner, the Company enters into interest rate swaps, in which the Company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. These swaps are designated to hedge changes in the interest rate of its commercial bill liability. The secured ANZ loan and interest rate swap have the same critical terms, including expiration dates. The Company believes that financial instruments designated as interest rate hedges are highly effective. However, documentation of such as required by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities does not exist. Therefore, all movements in the fair values of these hedges are taken directly to statement of operations.

At June 30, 2007, after taking into account the effect of interest rate swaps, 59.5% (2006: 80.2%, 2005: 72.7% and 2004: 97.6%) of the Company’s borrowings are at a fixed rate of interest.

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Effective interest rates and repricing analysis

With respect to income-earning financial assets and interest-bearing financial liabilities, the following table indicates their effective interest rates at the balance sheet date and the periods in which they reprice.

June 30, 2007	Effective interest rate %	< 1 year	1-2 years	2-5 years	>5 years	Total
(-000-)
Fixed rate
Lease receivables	15.8%	$429	$408	$146	$—	$983
Capital lease liabilities	9.2%	(934)	(301)	(89)	—	(1,324)
Bank loans	6.0%	(1,347)	(3,801)	(8,979)	—	(14,127)
Other loans	4.0%	(42)	—	—	—	(42)
Non-convertible notes	15.0%	—	—	(10,724)	—	(10,724)

Variable rate
Cash and cash equivalents	4.2%	886	—	—	—	886
Interest rate swap	6.0%	300	—	—	—	300
Bank loans	7.5%	(1,820)	(1,564)	(8,352)	—	(11,736)
Bank overdraft	BBSW + 1.65%	(6,217)	—	—	—	(6,217)
		$(8,745)	$(5,258)	$(27,998)	$—	$(42,001)

June 30, 2006	Effective interest rate %	< 1 year	1-2 years	2-5 years	>5 years	Total
(-000-)
Fixed rate
Lease receivables	18.1%	$245	$277	$288	$—	$810
Capital lease liabilities	9.0%	(664)	(806)	(320)	—	(1,790)
Other loans	4.2%	(53)	—	—	—	(53)
Non-convertible notes	15.0%	—	—	—	(7,957)	(7,957)
B class notes	15.0%	—	—	—	(4,858)	(4,858)

Variable rate
Cash and cash equivalents	3.3%	567	—	—	—	567
Bank loans	BBSW + 1.10%	(3,210)	(1,216)	(7,838)	—	(12,264)
Interest rate swap	6.0%	96	—	—	—	96
Bank overdraft	BBSW + 1.65%	(1,552)	—	—	—	(1,552)
Commercial bills	6.9%	(998)	(1,040)	(3,169)	—	(5,207)
		$(5,569)	$(2,785)	$(11,039)	$(12,815)	$(32,208)

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foreign currency risk

The Company has transactional currency exposures. Such exposure arises from sales or purchases in currencies other than the functional currency. The currency giving rise to this risk is primarily U.S. Dollars. The Company has a bank account denominated in U.S. Dollars into which a small number of customers pay their debts. This is a natural hedge against fluctuations in the exchange rate. The funds are then used to pay suppliers, avoiding the need to convert to Australian dollars.

The Company uses forward currency contracts and options to eliminate the currency exposures on the majority of its transactions denominated in foreign currencies, either by transaction if the amount is significant, or on a general cash flow hedge basis. The forward currency contracts and options are always in the same currency as the hedged item. The Company believes that financial instruments designated as foreign currency hedges are highly effective. However documentation of such as required by SFAS No. 133 does not exist. Therefore, all movements in the fair values of these hedges are taken directly to statement of operations.

Forecasted transactions

The Company classifies its forward exchange contracts hedging forecasted transactions as cash flow hedges and states them at fair value. The net fair value of forward exchange contracts used as hedges of forecasted transactions at June 30, 2007 and 2006 was nil. The Company does not have any forward exchange contracts hedging forecasted transactions.

Recognized assets and liabilities

Changes in the fair value of forward exchange contracts that economically hedge monetary assets and liabilities in foreign currencies and for which no hedge accounting is applied are recognized in the statement of operations as part of “Foreign currency exchange gain (loss)”. The fair value of forward exchange contracts used as economic hedges of monetary assets and liabilities in foreign currencies at June 30, 2007 and 2006 was a liability of $69,000 and $22,000, respectively.

Sensitivity analysis

In managing interest rate and currency risks the Company aims to reduce the impact of short-term fluctuations on results of operations. Over the longer-term, however, permanent changes in foreign exchange and interest rates would have an impact on the results of operations.

At June 30, 2007, it is estimated that a general increase of one percentage point in interest rates would decrease the Company’s pretax income by approximately $167,000 (2006: $70,000, 2005: $9,000 and 2004: $4,000). The effects of interest rate swaps have been included in this calculation.

It is estimated that a general increase of one percentage point in the value of the Australian dollar against other foreign currencies would have decreased the Company’s pretax income by approximately $77,000 for the year ended June 30, 2007 (2006: $230,000, 2005: $94,000 and 2004: $83,000), based on the actual transactions incurred in U.S. Dollars. The effects of forward exchange contracts have been included in this calculation.

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair values

The fair values of financial instruments, together with the carrying amounts shown in the accompanying consolidated balance sheets, are as follows:

	Carrying amount	Fair value	Carrying amount	Fair value
	At June 30,
	2007	2007	2006	2006
	(-000-)
Cash and cash equivalents	$886	$886	$567	$567
Trade and other receivables	12,543	12,543	7,110	7,110
Lease receivables	1,843	1,843	811	811
Interest rate swap	300	300	96	96
Bank overdraft	(6,217)	(6,217)	(1,552)	(1,552)
Trade and other payables	(8,573)	(8,573)	(9,112)	(9,112)
Other loan	(42)	(42)	(53)	(53)
Capital lease liabilities	(1,324)	(1,324)	(1,790)	(1,790)
Bank loans	(20,195)	(20,195)	(13,754)	(13,754)
Held to maturity liabilities	(1,717)	(1,717)	—	—
Commercial bills	(3,951)	(3,951)	(3,717)	(3,717)
Forward exchange contracts	(68)	(68)	(21)	(21)
Non-convertible notes	(10,724)	(10,724)	(7,957)	(7,957)
B class notes	—	—	(4,858)	(4,858)
	$(37,239)	$(37,239)	$(34,230)	$(34,230)

Estimation of fair values

The following summarizes the major methods and assumptions used in estimating the fair values of financial instruments reflected in the table.

Derivatives

Forward exchange contracts and options are marked to market by discounting the contractual forward price and deducting the current spot rate. For interest rate swaps, broker quotes are used. Those quotes are back tested using pricing models or discounted cash flow techniques.

Where discounted cash flow techniques are used, estimated future cash flows are based on management’s best estimates and the discount rate is a market-related rate for a similar instrument at the balance sheet date. Where other pricing models are used, inputs are based on market-related data at the balance sheet date.

Interest-bearing loans and borrowings

Fair value is calculated based on discounted expected future principal and interest cash flows.

Finance lease liabilities

The fair value is estimated as the present value of future cash flows, discounted at interest rates implicit in the relevant lease agreements. These implicit interest rates are believed to be in line with current market rates.

Trade and other receivables/payables

For receivables / payables with a remaining life of less than one year, the notional amount is deemed to reflect the fair value. All other receivables / payables are discounted to determine the fair value.

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interest rates used for determining fair value

The Company uses the Australian government bond yield curve as of June 30, 2007, plus an adequate constant credit spread to discount financial instruments. The interest rates used are as follows:

	At June 30,
	2007	2006
Derivatives	6.0%	6.0%
Loans and borrowings	3.9% - 15.0%	4.2% - 15.0%
Leases	9.2%	9.0%
Receivables	15.8%	18.1%

16. Commitments and contingencies

Operating leases

Leases as lessee

The Company leases various office equipment and other facilities under operating leases. The leases have maturities of between one and nine years, some with an option to renew the lease after that period. None of the leases includes contingent rentals. There are no restrictions placed upon the lessee by entering into these leases.

During the year ended June 30, 2007, $1,295,000 was recognized as an expense in the statement of operations with respect to operating leases (2006: $878,000, 2005: $359,000 and 2004: $585,000)

Non-cancellable operating lease rentals at June 30, 2007 are payable as follows:

(-000-)
Less than one year	$3,191
One-two years	1,199
Two-three years	1,026
Three-four years	629
Four-five years	296
Thereafter	423
$6,764

Leases as lessor

The Company leases containers on a daily basis in the ordinary course of business. These leases can vary in length from a minimum lease period of 30 days to up to five years and longer.

These non-cancellable operating leases have maturities of between 1 and 5 years. All leases include a clause to enable upward revision of the rental charge.

The Company has no other lessor relationships apart from those relating to the rental of containers.

The future minimum lease payments to the company under non-cancellable leases are as follows:

	At June 30,
	2007	2006
	(-000-)
Less than one year	$364	$360
Between one and five years	414	669
More than five years	—	—
	$778	$1,029

During the year ended June 30, 2007, $21,483,000 was recognized as revenue from the leasing of containers in the statement of operations (2006: $15,921,000, 2005: $7,224,000 and 2004: $12,351,000).

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Litigation

A former employee of the Company has brought a lawsuit for wrongful termination. The Company believes this claim is without merit and is vigorously defending the lawsuit. Based on discussions with legal counsel, the Company does not believe it will incur any material liability in connection with this claim.

17. Acquisitions of subsidiaries

On May 31, 2007, the Company acquired the business and assets of Professional Sales & Hire (Terrigal Motors Ltd) for $303,000 in cash. The acquired company sells and leases shipping containers. In the month ended June 30, 2007, this acquisition contributed a net profit of $5,000 in the consolidated net income of the Company. If the acquisition had occurred on July 1, 2006, consolidated revenues would have been $74,521,000 (unaudited) and net income would have been $237,000 (unaudited) during the year ended June 30, 2007.

The acquisition had the following effect on the Company’s assets and liabilities during the year ended June 30, 2007:
	Professional Sales and Hire
	Fair values	Fair value adjustments	Carrying amounts
	(-000-)

Container for lease fleet	$312	$88	$224
Deferred tax liability	(26)	(26)	—
Net identifiable assets and liabilities	$286	$62	$224

Goodwill on acquisitions	$17
Consideration paid, satisfied in cash	303

Net cash outflow	$303

Goodwill has arisen on the acquisition because of customer relationships that did not meet the criteria for recognition as an intangible asset at the date of acquisition.

During the year ended June 30, 2006 the Company acquired the following businesses:

•	Royal Wolf Hi-Tech Pty Limited

•	Australian Container Network Pty Ltd

•	Cape Containers Pty Limited

On March 30, 2006, the Company acquired the remaining 50% of the shares in Royal Wolf Hi-Tech Pty Limited (“High-Tech”) which it did not already own for $591,000 in cash. Hi-Tech sells and leases containers. In the three months ended June 30, 2006, High-Tech incurred a net loss of $19,000 in the consolidated net loss of the Company. If the acquisition had occurred on July 1, 2005, consolidated revenues would have been $52,021,000 (unaudited) and the net loss would have been $486,000 (unaudited) during the year ended June 30, 2006. The Company had previously recorded goodwill of $99,000 in connection with the initial 50% purchase of High-Tech.

On December 16, 2005, the Company acquired the business and assets of Cape Containers Pty Limited for $619,000 in cash. The acquired company sells and leases shipping containers. In the six months ended June 30, 2006, this acquisition contributed net income of $68,000 in the consolidated net loss of the Company. If the acquisition had occurred on July 1, 2005, consolidated revenues would have been $50,824,000 (unaudited) and the net loss would have been $378,000 (unaudited) during the year ended June 30, 2006.

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On April 28, 2006, the Company acquired the business and assets of Australian Container Network Pty Ltd (“ACN”) for $4.1 million, of which $3.7 million was satisfied in cash. The Company had recognized a provision for $0.6 million for deferred consideration that extended to August 2007. ACN sells and leases containers. In the two months ended June 30, 2006, ACN contributed net income of $50,000 in the consolidated net loss of the Company. If the acquisition had occurred on July 1, 2005, consolidated revenues would have been $53,262,000 (unaudited) and net loss would have been $177,000 (unaudited) during the year ended June 30, 2006.

The acquisitions had the following effect on the Company’s assets and liabilities during the year ended June 30, 2006:

Acquiree’s net assets at the acquisition date

	Royal Wolf Hi-Tech			Australian Container Network			Cape Containers
	Fair Values	Fair Value Adjust- ments	Carrying Amounts	Fair Values	Fair Value Adjust- ments	Carrying Amounts	Fair Values	Fair value Adjust- ments	Carrying Amounts
	(-000-)
Property, plant and equipment	$91	$22	$69	$147	$17	$130	$2	$—	$2
Container for lease fleet	1,245	522	723	3,327	2,039	1,288	487	129	358
Inventories	74	22	52	418	128	290	—	—	—
Trade and other receivables	163	—	163	—	—	—	—	—	—
Cash and cash equivalents	70	—	70	—	—	—	—	—	—
Long-term debt	(353)	—	(353)	—	—	—	—	—	—
Deferred tax liability	(170)	(170)	—	(655)	(655)	—	(39)	(39)	—
Trade and other payables	(170)	—	(170)	—	—	—	(13)	—	(13)

Net identifiable assets and liabilities	$950	$396	$554	$3,237	$1,529	$1,708	$437	$90	$347

Goodwill on acquisitions	$210			$911			$183
Consideration paid, satisfied in cash*	591			3,715			619
Deferred consideration accrued	—			432			—
Cash (acquired)	(70)			—			—

Net cash outflow	$521			$3,715			$619

* Includes legal fees amounting to $74,000

Goodwill has arisen on the acquisitions because of customer relationships that did not meet the criteria for recognition as an intangible asset at the date of acquisition.

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Reconciliation of cash flows from operating activities

			Six Months
	Year Ended		Ended	Year Ended
	June 30,			December 31,
	2007	2006	2005	2004
	(-000-)
Cash flows from operating activities
Profit/(loss) for the period	$312	$(428)	$(177)	$284
Adjustments for:
Gain on sale of property, plant and equipment	(23)	(21)	(13)	(21)
Foreign exchange (gain) / loss	(134)	(38)	(252)	287
Unrealized loss on forward exchange contracts	40	22	—	—
Unrealized gain on interest rate swap	(174)	(219)	—	—
Depreciation and amortization	2,577	2,668	1,480	2,504
Equity pick-up in net income of Hi-Tech	—	—	(133)	(68)
Investment income	(239)	(156)	(80)	(87)
Interest expense	4,378	3,017	1,127	2,397
Income tax expense	490	214	75	400
Cash settled share based payment expenses	336	222	40	96
Operating profit before changes in working capital and provisions	7,563	5,281	2,067	5,792
(Increase) / decrease in trade and other receivables	(5,017)	(1,778)	(458)	(977)
(Increase) / decrease in inventories	12,017	4,959	(334)	2,882
Increase / (decrease) in trade and other payables	(1,869)	3,299	1,518	(2,762)
Increase / (decrease) in provisions and employee benefits	12	411	226	33
	12,706	12,172	3,019	4,968
Interest (paid)/received, net	(3,799)	(2,118)	(902)	(1,182)
Income taxes (paid)/received	49	-	(587)	576
Net cash from operating activities	$8,956	$10,054	$1,530	$4,362

19. Related-party transactions

A number of key management persons of the company, or their related parties, hold positions in other entities that result in them having control or significant influence over the financial or operating policies of these entities. A number of these entities transacted with the Company in the reporting periods. The terms and conditions of the transactions with the other related parties were no more favorable than those available, or which might reasonably be expected to be available, on similar transactions to non-key management personnel related entities on an arm’s length basis.

RWA HOLDINGS PTY LIMITED AND SUBSIDIARIES (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. Subsequent events

As discussed in Note 1, on September 13, 2007 (September 14 in Australia), GFN acquired the Company. In connection with the closing of the acquisition, the Company’s existing senior credit facility with ANZ (see Note 11) was amended to increase the total committed facility limit to $51.5 million (based upon the exchange rate of one U.S. dollar to $0.88840 Australian dollar at September 30, 2007). The facility is subject to annual reviews by ANZ and is guaranteed and secured by the GFN’s Australian subsidiaries. The aggregate ANZ facility comprises ten different sub-facilities. The largest of these sub-facilities is a receivables financing facility of up to $11.5 million and two interchangeable loans under which the Company may borrow up to the lesser of $35.5 million and $4.4 million, respectively, or 85% of the lower of liquidation or book value of its container fleet. The receivables financing facility bears interest at a variable rate equal to the bank bill swap reference rate plus 1.65% per annum and may not be terminated except on default prior to ANZ’s next review date of the facility. The secured loan facilities mature five years following the initial drawdown on the facility, or September 14, 2012. There is no amortization under the $35.5 million loan, while there is currently a $133,000 amortization per quarter under the $4.4 million loan. These loans bear interest at ANZ’s prime rate plus 1.35% per annum, with interest payable quarterly.

The ANZ credit facility is subject to certain covenants, including compliance with a specified consolidated interest cover ratio for each financial quarter on a year-to-date basis, and restrictions on the payment of dividends, loans and payments to affiliates, granting of new security interests on the assets of any of the secured entities. A change of control in any of GFN Holdings or its direct and indirect subsidiaries without the prior written consent of ANZ constitutes an event of default under the facility.

Also on September 13, 2007 (September 14 in Australia), in conjunction with the closing of the acquisition of the Company, GFN entered into a securities purchase agreement with Bison Capital, pursuant to which GFN issued and sold to Bison Capital, at par, a secured senior subordinated promissory note in the principal amount of $16,816,000 (the “Bison Note”). Pursuant to the securities purchase agreement, the GFN paid Bison Capital a closing fee of $336,000 and issued to Bison Capital warrants to purchase 500,000 shares of common stock of GFN.

The Bison Note bears interest at the annual rate of 13.5%, payable quarterly in arrears, commencing October 1, 2007, and matures on March 13, 2013. The Company may extend the maturity date by one year, provided that it is not then in default. The Company may not prepay the Bison Note prior to September 13, 2008, but may thereafter prepay the Bison Note at a declining price of 103% of par prior to September 13, 2009, 102% of par prior to September 13, 2010, 101% of par prior to September 13, 2011, and 100% of par thereafter. The maturity of the Bison Note may be accelerated upon an event of default or upon a change of control of GFN Finance or any of its subsidiaries, which includes the Company. Payment under the Bison Note is secured by a lien on all or substantially all of the assets of GFN Finance and its subsidiaries, subordinated and subject to the intercreditor agreement with ANZ. If, during the 66-month period ending on the scheduled maturity date, GFN's common stock has not traded above $10 per share for any 20 consecutive trading days on which the average daily trading volume was at least 30,000 shares (ignoring any daily trading volume above 100,000 shares), upon demand by Bison Capital GFN will pay Bison Capital on the scheduled maturity date a premium of $1.1 million in cash, less any gains realized by Bison Capital from any prior sale of the warrants and warrant shares. This premium is also payable upon any acceleration of the Bison Note due to an event of default or change of control of GFN Finance or any of its subsidiaries.

As a condition to receiving this premium, Bison Capital must surrender for cancellation any remaining warrants and warrants shares. The premium will be payable by GFN on the scheduled maturity date, whether or not the Bison Note has been paid by GFN on or before (or after) that date.

The Bison Note requires the maintenance of certain financial ratios based on earnings before income taxes, depreciation and amortization (EBITDA) and the Company’s debt levels (leverage), as well as restrictions on capital expenditures.

GENERAL FINANCE
CORPORATION
8,625,000 Shares of Common Stock

PROSPECTUS

_________________, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Initial Trustee’s fee	$0
SEC registration fee	0
NASD filing fee	0
Accounting fees and expenses	25,000
Printing and engraving expenses	50,000
Legal fees and expenses	25,000
American Stock Exchange filing fee	0
Miscellaneous	10,000
Total	$110,000

Item 14.	Indemnification of Directors and Officers.

   Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

   Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

   “Section 145. Indemnification of officers, directors, employees and agents; insurance.

 (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination,
(1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

 (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

 (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of our certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

    We have entered into indemnification agreements with each of our directors and officers that provide that we will indemnify the directors and officers to the fullest extent permitted by law.

    Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the underwriters and the underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

On October 17, 2005, we issued and sold 1,875,000 shares of common stock to Ronald F. Valenta for $0.133 per share or a total of $250,000. We issued and sold these shares without registration under the Securities Act pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as transactions not involving any public offering. We paid no underwriting discounts or commissions with respect to this issuance and sale.

On October 20, 2005 Mr. Valenta sold 356,250 shares of Common Stock to John O. Johnson, our Chief Operating Officer, for $0.133 per share or an aggregate of $47,500. On November 15, 2005, Mr. Valenta transferred, without consideration, 22,500 shares to each of David M. Connell, Lawrence Glascott, Manuel Marrero and James B. Roszak, directors of the company, and 18,750 shares to Marc Perez, our controller. The transfer of these shares by Mr. Valenta was exempt from registration pursuant to Section 4(1) of the Securities Act as transaction by a person other than by an issuer, underwriter or dealer. In this respect, the shares were transferred without any general solicitation or general advertising and each purchaser is a director or officer of the registrant who agreed to appropriate limitations on resale.

    The share amounts described above give effect to the 3-for-4 reverse split of Registrant’s common stock that occurred in March 2006.

    We have agreed to issue and sell 583,333 warrants to Ronald F. Valenta and John O. Johnson immediately prior to the closing of the offering pursuant to this registration statement at a price of $1.20 per warrant for an aggregate purchase price of $700,000. These warrants will be identical to the warrants being issued pursuant to the registration statement. The issuance and sale of these warrants will be made without registration under the Securities Act pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as transactions not involving any public offering. We will use no general solicitation or general advertising in connection with the issuance and sale of these warrants, and the purchasers are affiliates of the company and have agreed to appropriate restrictions on resale of the warrants and the underlying shares. We will pay no underwriting discounts or commissions with respect to the issuance and sale of these warrants.

Item 16.	Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

2.1	Business Sale Agreement*

4 .1	Specimen Unit Certificate.*

4 .2	Specimen Common Stock Certificate.*

4 .3	Specimen Warrant Certificate.*

5.1	Opinion of Christopher A. Wilson

10 .1	Employment Agreement between General Finance Corporation and Christopher A. Wilson*

10 .2
Preferred Supply Agreement among General Electrical Capital Container Finance Corporation, Genstar Container Corporation, GE SeaCo SRL, Sea Containers Ltd., Royal Wolf Trading Australia Pty Limited and GE SeaCo Australia Pty Limited***

10 .3	Variation Letter between Australia and New Zealand Banking Group Limited and Royal Wolf Australia Group*

21 .1	Subsidiaries of General Finance Corporation*

23 .1	Consent of Grobstein, Horwath & Company LLP.

24	Power of Attorney*

*	Previously filed.

**
Portions of this exhibit have been redacted and are subject to a request for confidential treatment filed separately with the Secretary of the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended.

(b) Financial Statement Schedules

All supplemental schedules have been omitted since the required information is not present in amounts sufficient to require submission of the schedule, or because the required information is included in the consolidated financials statements or notes thereto.

Item 17.	Undertakings.

    (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§ 230.430B of this chapter):

      (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

      (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or(x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

      (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

   The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

    (b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post Effective Amendment No. 2 to the Form S-1 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 25th day of February, 2008.

GENERAL FINANCE CORPORATION

By:	/s/ Ronald F. Valenta
Ronald F. Valenta
Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Ronald F. Valenta Ronald F. Valenta	Chief Executive Officer and Director	February 25, 2008

/s/ Charles E. Barrantes Charles E. Barrantes	Executive Vice President and Chief Financial Officer	February 25, 2008

* James B. Roszak	Director	February 25, 2008

* Lawrence Glascott	Chariman of the Board of Directors	February 25, 2008

* Manuel Marrero	Director	February 25, 2008

* David M. Connell	Director	February 25, 2008

*By:	/s/ Ronald F. Valenta Ronald F. Valenta	Attorney-in-fact	February 25, 2008